UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Abercrombie & Fitch Co.
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Abercrombie & Fitch Co.

6301 Fitch Path

New Albany, Ohio 43054

(614) 283-6500

May 13, 2014

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Saving Time, on Thursday, June 19, 2014, at our home office located at 6301 Fitch Path, New Albany, Ohio 43054 (the “Annual Meeting”). We hope that you will be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our Company. The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached, and the matters to be acted upon by our stockholders are described in them. Also included are a form of proxy and postage-paid return envelope. The form of proxy is solicited on behalf of our Board of Directors.

It is important that your shares be represented and voted at the Annual Meeting. After reading the attached Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Alternatively, you may vote electronically through the Internet or by telephone by following the instructions on your form of proxy. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from the holder of record to vote your shares. Your vote is important regardless of the number of shares you own.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Accordingly, after reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy by telephone, Internet or mail as described in your form of proxy. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically via email, and we encourage you to do so. If you choose to submit your vote by traditional form of proxy, please sign, date and mail the form of proxy in the enclosed pre-addressed reply envelope. Your cooperation will be appreciated.

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (877) 750-9499.

Arthur C. Martinez	Michael S. Jeffries
Chairman of the Board	Chief Executive Officer

2014 PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	10:00 a.m., Eastern Daylight Saving Time, June 19, 2014

• Place	Abercrombie & Fitch Home Office 6301 Fitch Path New Albany, Ohio 43054

• Record Date	April 30, 2014

• Voting	Stockholders as of the record date are entitled to one vote. Each share of Class A Common Stock, $0.01 par value per share (the “Common Stock”), is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of 12 Directors	FOR EACH OF THE BOARD’S NOMINEES	19
Other Management Proposals:
• Approval of Advisory Resolution on Executive Compensation	FOR	52
• Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for Fiscal 2014	FOR	92
Stockholder Proposals:
• Adoption of Policy Regarding Accelerated Vesting of Equity Awards of Named Executive Officers upon a Change of Control	AGAINST	92
• Adoption of a “Specific Performance Policy”	AGAINST	95
• Adoption of a Proposal Regarding “Proxy Access”	AGAINST	97

Election of Directors to One-Year Term

Final Director Election under Phased Elimination of Classified Structure of the Board: This is the final election of the directors under the phased elimination of the classified structure of our Board of Directors (the “Board”) approved by the stockholders at our 2011 Annual Meeting of Stockholders. Twelve directors are to be elected at the Annual Meeting. Each director nominee is to be elected for a one-year term and will be eligible for re-election in 2015.

Majority Voting Standard Applies: The Annual Meeting will be uncontested with respect to the election of directors. As a result, each director nominee must be elected by a majority of the votes cast (i.e., the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election). Broker non-votes and abstentions will not be treated as votes cast.

Board Nominees: There are currently 12 directors serving on the Board, all of whose terms expire at the Annual Meeting. On April 28, 2014, each of Lauren J. Brisky (who has served as a director since 2003), Kevin S. Huvane (who has served as a director since 2011), John W. Kessler (who has served as a director since 1998), and Elizabeth M. Lee (who has served as a director since 2010) notified the Company that such individual had decided not to stand for re-election to the Board at the Annual Meeting but will serve out such individual’s remaining term.

On April 30, 2014, the Company entered into a settlement agreement (the “Settlement Agreement”) with Engaged Capital, LLC, Glenn W. Welling and various affiliated entities (collectively, “Engaged”). Pursuant to the Settlement Agreement, the Board is to nominate four new independent director candidates — Bonnie R. Brooks, Sarah M. Gallagher, Diane L. Neal (who had been included in Engaged’s notice of nomination of director candidates) and Stephanie M. Shern (collectively, the “New 2014 Nominees”), together with Arthur C. Martinez, James B. Bachmann, Terry L. Burman, Michael E. Greenlees, Archie M. Griffin, Michael S. Jeffries, Charles R. Perrin and Craig R. Stapleton (altogether, the “2014 Nominees”) for election as directors of the Company as part of the Company’s slate of director nominees for the Annual Meeting. Pursuant to the Settlement Agreement, Engaged has agreed to withdraw its notice of nomination of director candidates, vote its shares of Common Stock in support of all of the 2014 Nominees at the Annual Meeting and various other provisions, including customary standstill terms.

Upon the unanimous recommendation of the Nominating and Board Governance Committee, the Board has unanimously nominated the following 2014 Nominees for election as directors at the Annual Meeting:

Name	Age	Director Since

Arthur C. Martinez Chairman of the Board of Directors of the Company Independent Director	74	2014

James B. Bachmann Chair of the Audit Committee Independent Director	71	2003

Bonnie R. Brooks Independent Director Nominee	60	N/A

Terry L. Burman Independent Director	68	2014

Sarah M. Gallagher Independent Director Nominee	62	N/A

Michael E. Greenlees Chair of the Compensation Committee Independent Director	67	2011

Archie M. Griffin Chair of the Corporate Social Responsibility Committee Independent Director	59	2000

Michael S. Jeffries Chief Executive Officer of the Company	69	1996

Diane L. Neal Independent Director Nominee	57	N/A

Charles R. Perrin Independent Director	68	2014

Stephanie M. Shern Independent Director Nominee	66	N/A

Craig R. Stapleton Chair of the Nominating and Board Governance Committee Independent Director	69	2009

Please see the description of the respective backgrounds of the 2014 Nominees beginning on page 20 of this Proxy Statement under the caption “2014 Nominees.” We believe that the 2014 Nominees bring particular expertise, leadership skills and institutional and community knowledge that make them invaluable to the Company. In particular:

•

Mr. Martinez currently serves as the non-executive Chairman of the Board of Directors of the Company. His significant experience working in the retail industry and advising and counseling members of senior management makes him a valuable resource to our executive officers. As a result of his significant professional experience with Sears, Roebuck and Co. and Saks Fifth Avenue, Inc. in the

retail environment, Mr. Martinez is very familiar with issues related to business strategy, leadership, marketing, finance and operations faced by the Company. Mr. Martinez’s service on the boards of several leading public companies enables him to provide critical corporate governance and compliance insights as well as ensure that the Company’s Board meetings are efficiently and effectively run.

•

Mr. Bachmann currently serves as the Chair of the Audit Committee. His significant public company accounting and financial expertise, thorough review of the financial and risk management issues applicable to the Company and diligent engagement with management have helped the Company navigate the increasingly complex financial and risk management issues we have faced and will continue to face as we execute against our long-term strategy.

•

Ms. Brooks will bring to the Board substantial experience in the retail industry, having served as chief executive officer and president of three large companies operating branded and upscale department stores in the United States, Canada and Asia. In addition, as a native and current resident of Canada having tenure with both Canada-based and Asia-based retailers, Ms. Brooks will provide the Company with additional expertise with respect to the nuances of conducting retail operations in international markets. In addition to her retail market operational expertise, Ms. Brooks’ public company board experience makes her highly qualified to serve as a director of the Company.

•

Mr. Burman currently serves as a member of the Compensation and the Nominating and Board Governance Committees. His extensive executive, financial and management expertise and experience, his experience as a chief executive officer in the retail industry, his significant international management experience and his general business and financial acumen are extremely valuable to the Company and provide the Board with valuable insight into specialty retail industries as well as strategy and business development.

•

Ms. Gallagher’s over 40 years of retail experience, including more than 30 years with Fortune 500 brands, and status as one of the early movers in the e-commerce space with more than 15 years of service in that aspect of the retail business, will bring valuable expertise and insight to the Board as the Company’s direct-to-consumer business continues to grow, both within the United States and internationally and as a percentage of the Company’s overall revenues.

•

Mr. Greenlees currently serves as the Chair of the Compensation Committee and as a member of the Audit Committee. His experience in the role of chief executive officer and service with several public companies, in addition to his significant experience within the global media and marketing community, are extremely valuable to the Company. In addition, as a U.K. native and current resident, Mr. Greenlees adds to the Company’s international experience and profile.

•

Mr. Griffin currently serves as the Chair of the Corporate Social Responsibility Committee and as a member of the Nominating and Board Governance Committee. Mr. Griffin is one of the most well-respected and well-recognized individuals in the State of Ohio. As Senior Vice President of Alumni Relations at The Ohio State University and President and Chief Executive Officer of The Ohio State University Alumni Association, Inc., he spends a significant amount of time with the Company’s target customer and recruiting base. Mr. Griffin’s experience on the Board and institutional knowledge of the Company are also valuable.

•

Mr. Jeffries currently serves as Chief Executive Officer (the “CEO”) of the Company and as a member of the Executive Committee. He is not only the “founder” of the modern day Abercrombie & Fitch brand but also the creator of each of the Hollister, abercrombie kids and Gilly Hicks brands. Mr. Jeffries is critical to the Company’s long-term success and is critical to the success of our ongoing international expansion and our efforts to enhance the profitability of our brands in the United States. As both the principal executive officer and the senior creative talent, Mr. Jeffries has more knowledge of the Company’s operations than any other individual.

•

Ms. Neal’s extensive leadership experience as the chief executive officer of a large retail organization, her substantial experience in merchandising, retailing and operations across multiple national retail brands and her public company board experience make her highly qualified to serve as a director of the

Company. If elected at the Annual Meeting, Ms. Neal will be appointed as a member of the Compensation Committee.

•

Mr. Perrin currently serves as a member of the Audit and the Compensation Committees. Mr. Perrin brings to the Board substantial experience in and perspective on consumer marketing, business operations and the packaged goods industry.

•

Mrs. Shern spent a significant portion of her nearly 40-year career focused on retail and consumer industries in both the United States and abroad. As a result, she has vast leadership, international, marketing/consumer industry and retail experience. As a CPA and Chair of the Audit Committee of each of GameStop Corp. and Koninklijke Ahold N.V. (Royal Ahold), and the Chair of the Audit and Finance Committee of The Scotts Miracle-Gro Company, Mrs. Shern has extensive financial experience. The Board has determined that Mrs. Shern is “financially literate” under the applicable rules of the New York Stock Exchange (“NYSE”) and qualifies as an “audit committee financial expert” under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), by virtue of her experience.

•

Mr. Stapleton served as the Lead Independent Director of the Company from February 2010 until January 2014, and currently serves as the Chair of the Nominating and Board Governance Committee and as a member of the Audit, Compensation and Executive Committees of the Board. During his service as the Company’s first Lead Independent Director, Mr. Stapleton exemplified strong, effective leadership as the complexity of the issues faced by the Company continued to increase as the Company expanded internationally. His experience as a United States Ambassador in Europe provides a valuable perspective as the Company continues its international expansion. In addition, his real estate and private equity backgrounds give him a broad perspective on real estate and capital strategies.

Other Company Proposals

•

Approval of Advisory Vote on Executive Compensation: We are asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. The Board recommends a “FOR” vote because we believe the Company’s executive compensation policies and practices are effective in aligning the interests of executives with the achievement of our financial goals and the creation of long-term stockholder value.

•

Ratification of Appointment of Independent Registered Public Accounting Firm: As a matter of good governance, we are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2014. The Board recommends a “FOR” vote.

Stockholder Proposals

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Adoption of Policy Regarding Accelerated Vesting of Equity Awards of Named Executive Officers upon a Change of Control: We expect that The Teamster Affiliates Pension Plan will present a proposal at the Annual Meeting with respect to the adoption of a policy regarding accelerated vesting of equity awards of named executive officers upon a change of control. The Board recommends a vote “AGAINST” this stockholder proposal.

•

Adoption of a “Specific Performance Policy”: We expect that the New York State Common Retirement Fund will present a proposal at the Annual Meeting with respect to the adoption of a “Specific Performance Policy.” The Board recommends a vote “AGAINST” this stockholder proposal.

•

Adoption of Proposal Regarding “Proxy Access”: We expect that one or more of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Board of Education Retirement System, The City of Philadelphia Public Employees Retirement System and the Connecticut Retirement Plans and Trust Funds will present a proposal at the Annual Meeting regarding “Proxy Access.” The Board recommends a vote “AGAINST” this stockholder proposal.

Executive Compensation Highlights

We believe that our executive compensation policies and practices are appropriate in aligning the interests of executives with the achievement of our financial goals and the creation of long-term stockholder value, reflecting the strong team-based culture of the Company and providing compensation opportunities that are competitive with those offered by similar specialty retail organizations and other companies with which the Company competes for high caliber executive talent. In evaluating this year’s “Say on Pay” proposal, we recommend that you review our “COMPENSATION DISCUSSION AND ANALYSIS” section that begins on page 53 of this Proxy Statement, which explains how and why the Compensation Committee arrived at its executive compensation actions and decisions for Fiscal 2013 and the changes made for Fiscal 2014 and beyond.

We Considered Last Year’s “Say on Pay” Vote and Made Changes for Fiscal 2013 and Fiscal 2014, including a New Employment Agreement for our CEO and Significant Changes for all NEOs with regard to Long-Term Incentives

After the Company’s 2013 Annual Meeting of Stockholders, the Compensation Committee and the Board reviewed the results of the stockholder advisory vote on executive compensation related to Fiscal 2012 compensation actions and decisions for the CEO and the other named executive officers (“NEOs”).

Taking into account the results of the 2012 and 2013 “Say on Pay” votes, the Company has had extensive dialogue with our stockholders. Over the past 12 months, the Company held discussions with stockholders who, in the aggregate and as of the April 30, 2014 record date for the Annual Meeting, represented approximately 60% of the shares eligible to be voted at the Annual Meeting. The Lead Independent Director, the Chair of the Compensation Committee and other directors participated in these discussions. The Company expects to continue such meetings prior to the Annual Meeting and, as a matter of policy and practice, fosters and encourages engagement with our stockholders on compensation and other matters.

Stockholders generally indicated that they were interested in:

•	Greater percentage of performance-based equity compensation

•	Alignment of compensation arrangements between the CEO and other NEOs

•	Rigorous performance metrics that included relative metrics

•	Different metrics for long-term incentives

•	Multi-year performance periods

•	Simpler CEO employment agreement

•	Willingness to see management highly rewarded for strong performance; and

•	Linkage of metrics to stated operational goals.

In response to the feedback we received from our stockholders and the results of prior “Say on Pay” votes, in addition to the Compensation Committee’s own commitment to ensure the Company’s executive compensation policies and practices are effective in aligning the interests of executives with the achievement of our financial goals and the creation of long-term stockholder value, the Compensation Committee made several changes to the design and disclosure of our executive compensation program for Fiscal 2013 and Fiscal 2014. As a result of continuing discussions with stockholders, the Compensation Committee continued to implement these changes and has made further revisions, as discussed below:

•

Entered into a new employment agreement with the CEO on December 9, 2013 (which became effective on February 2, 2014 (the “Jeffries 2013 Agreement”)), that provides a strong and direct link between pay and performance, while reflecting mainstream compensation practices and emphasizing performance-based pay elements.

•	Eliminated the formulaic semi-annual equity grants based on increases in total shareholder return contained in the CEO’s prior employment agreement (the “Jeffries 2008 Agreement”).

•

Effective in Fiscal 2013 (and continuing in Fiscal 2014), the Compensation Committee has revised the performance periods under the cash Incentive Compensation Performance Plan to provide that awards are eligible to be earned based on an annual performance period, rather than two semi-annual periods, to reduce volatility in payouts and to align with market practice.

•

Changed the mix of long-term incentive awards granted to the NEOs to emphasize performance-based awards. 100% of the equity award granted to the CEO in Fiscal 2014 consisted of performance share awards (“PSAs”). 75% of the equity award granted to the Chief Operating Officer (the “COO”) in Fiscal 2014 consisted of PSAs and 25% consisted of stock appreciation rights (“SARs”). Between 40% and 50% of the equity awards granted to the other NEOs in Fiscal 2014 consisted of PSAs and the remainder consisted of SARs and restricted stock units (“RSUs”).

•	Changed the time frame for measuring performance and vesting of PSAs to three years, rather than one year.

•

Revised the design of the PSAs granted to the NEOs, including the CEO, to provide for vesting based upon rigorous performance metrics linked to the Company’s stated operating goals rather than a single earnings per share metric.

•

Weighted the three new PSA metrics as follows: one-third based on Relative Total Shareholder Return (“TSR”) versus the S&P Retail Select Industry Index; one-third based on Return on Equity (“ROE”); and one-third based on the improvement in Earnings Before Interest and Taxes (“EBIT”) margin (“EBIT Margin Improvement”).

•

Incorporated a high degree of difficulty in the relative TSR goals by requiring performance at the 60th percentile of the companies in the S&P Retail Select Industry Index before the target PSA payout is earned and performance at or above the 90th percentile before the maximum PSA payout is earned.

•

Added further stockholder protections by requiring that the CEO forfeit the PSAs to be earned based on relative TSR if absolute TSR is negative over the three-year performance period and by capping the percentage which may be earned by the other NEOs at 100% of the target PSA payout in the event of negative TSR over the three-year performance period.

•

Selected ROE as a PSA metric associated with long-term value creation and set the performance level for threshold payout at 10.5%, in part to reflect the Company’s cost of capital, and the performance level for maximum payout at 20%, to reward superior performance.

•

Provided for ROE performance to be measured on a GAAP basis over the three-year performance period, without factoring in the typical adjustments to reported results (except that the Compensation Committee retains the ability to reduce reported results in the event of a leveraged share repurchase of more than $100 million).

•

Set challenging EBIT Margin Improvement goals based on a targeted improvement of 175 basis points in Fiscal 2014, with goals for Fiscal 2015 and Fiscal 2016 to be established based on the annual plans approved for subsequent years of the three-year performance period.

•	Added two new independent Board members (Terry L. Burman and Charles R. Perrin) to the Compensation Committee on February 20, 2014.

For our Chief Executive Officer, These Changes followed the Execution of a New Employment Agreement in December 2013 that Includes a Strong Pay for Performance Alignment Consistent with Best Practices

•

Under the Jeffries 2013 Agreement, the CEO will receive grants of PSAs that will be converted to Common Stock only if rigorous performance goals for relative total shareholder return, return on equity and margin improvement in earnings before interest and taxes are achieved.

The CEO Compensation Reflected in the Fiscal 2013 Summary Compensation Table is Based on an Employment Agreement Entered into with the CEO in December 2008

•

The Jeffries 2008 Agreement was entered into at a critical juncture in December 2008 as the Company was embarking on a long-term international expansion plan. The Board considered retention of the CEO to be critical.

•

The Company’s international expansion has been extremely successful with the number of international stores growing from 15 in two countries at the end of Fiscal 2008 to 163 in 20 countries at the end of Fiscal 2013, and international sales, including direct-to-consumer, growing to $1.458 billion in Fiscal 2013. This growth has been highly profitable, creating significant stockholder value.

•

The CEO has played a central and vital role in both the design and execution of the international expansion strategy. The Board believes it is very unlikely that the success the Company has achieved would have occurred without the CEO’s retention and ongoing involvement.

•

The Jeffries 2008 Agreement was designed to link the CEO’s compensation to the performance of the Company and the economic fortunes of the Company’s stockholders. Under the Jeffries 2008 Agreement, the CEO was eligible to receive semi-annual equity grants only when the Company’s total stockholder return for each semi-annual measurement period increased above the previous “high-water mark” achieved since the beginning of the Jeffries 2008 Agreement, adjusted for cash dividends, and then only after accounting for any cash compensation paid to or earned by the CEO and any increase in the CEO’s pension benefits. These semi-annual grants, in turn, only developed intrinsic value if, and then only to the extent that, the market price of the Company’s Common Stock increases beyond the market price of the Company’s Common Stock on the date of grant.

•	The Jeffries 2008 Agreement expired on February 1, 2014.

The CEO’s and NEOs’ Compensation in 2013 Reflected Strong Pay for Performance Alignment

•

As discussed on page 53 under the caption “COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary — Pay for Performance Culture”, Fiscal 2013 was a challenging year for the Company against the backdrop of a difficult retail environment, particularly in the teen space, coming after several years of positive growth in the Company’s core U.S. business. The Company remains committed to creating long-term value for stockholders and associates by delivering a unique customer experience, high-quality fashion forward apparel and an American lifestyle that is synonymous with our iconic global brands. The Company is focused on executing its long-term strategic plan, with an emphasis on returning to positive growth, particularly in its core U.S. business.

The Company’s compensation programs are closely aligned with the Company’s performance. Evidence of this strong link of pay and performance is the fact that the Company’s CEO did not earn a cash bonus or earn or receive any equity awards during Fiscal 2013 because the Company failed to achieve financial targets and its Common Stock performed poorly. In addition, the NEOs did not earn any cash bonus and the NEOs other than the CEO forfeited the PSAs granted to them in March 2013. The CEO had not been granted any PSAs in March 2013 or any other equity awards in Fiscal 2013.

Our Commitment to Moving Towards Best Practices in Corporate Governance is Exemplified by Numerous Changes We Have Made in the Past Several Years

•

Separated the positions of Chairman of the Board and CEO, with the office of Chairman of the Board of Directors to be held by an individual who is not an executive officer or an employee of the Company. Arthur C. Martinez currently serves as the non-executive Chairman of the Board of Directors.

•	Adopted written duties of the non-executive Chairman of the Board of Directors.

•

Increased the size of the Board from nine directors to 12 directors and appointed three individuals, Terry L. Burman, Arthur C. Martinez and Charles A. Perrin, each of whom meets all of the applicable standards of independence under the rules of NYSE and SEC and under the Company’s Corporate Governance Guidelines, to fill the three vacancies.

•

Nominated four new director nominees to stand for election at the Annual Meeting following the decision of current directors Lauren J. Brisky, Kevin S. Huvane, John W. Kessler and Elizabeth M. Lee to serve out their respective terms as members of the Board and not stand for re-election to the Board at the Annual Meeting. Each of the four new director nominees (Bonnie R. Brooks, Sarah M. Gallagher, Diane L. Neal and Stephanie M. Shern) meets all of the applicable standards of independence and has extensive experience in the retail industry.

•

Created the new position of COO and promoted Jonathan E. Ramsden, the Company’s Executive Vice President and Chief Financial Officer, to fill this position which will enable Mr. Ramsden to play an expanded role in working with the CEO Michael S. Jeffries in managing the overall execution of the Company’s long-range strategic plan.

•

Hired a new Chief Financial Officer, Joanne C. Crevoiserat, to (1) allow Mr. Ramsden to transition into his new role and (2) assume certain duties previously held by Leslee K. Herro, the Executive Vice President of Merchandise Planning, Inventory Management and Brand Senses, upon Ms. Herro’s retirement in September 2014.

•	Adopted majority voting in uncontested director elections.

•	Adopted the phased declassification of our Board of Directors, which is completed at this Annual Meeting.

•	Adopted Stock Ownership Guidelines for executive officers and directors.

•	Adopted director resignation policies for (1) failure to obtain majority support in an uncontested director election or (2) a major job change.

•	Adopted a director retirement policy.

•	Recommended and stockholders adopted an annual “Say on Pay” vote to facilitate transparency and communication among our stockholders, directors and members of the management team.

•

Implemented a stringent “Clawback” policy that allows the Company to seek repayment of any incentive amounts that were erroneously paid, without any requirement of misconduct on the part of the plan participant.

•

Incorporated a comprehensive derivatives and hedging policy within our Insider Trading Policy that prohibits directors and officers, among others, from engaging in hedging transactions with respect to any equity securities of the Company held by them.

•	Adopted a policy that prohibits directors and officers, among others, from pledging any equity securities of the Company held by them.

•	Accelerated the expiration of the Company’s preferred stock purchase rights from the close of business on July 16, 2018 to the close of business on January 28, 2014.

•	Adopted a director confidentiality policy.

Abercrombie & Fitch Co.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 13, 2014

TO OUR STOCKHOLDERS:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Abercrombie & Fitch Co. (the “Company”) will be held at the home office of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on Thursday, June 19, 2014, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.  To elect 12 directors, each to serve for a term of one year to expire at the 2015 Annual Meeting of Stockholders.

2.  To approve the advisory resolution on executive compensation.

3.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015.

4.  To consider three stockholder proposals, if the stockholder proposals are properly presented for consideration at the Annual Meeting.

5.  To transact any other business which properly may be brought before the Annual Meeting.

Your Board of Directors (the “Board”) recommends that you vote “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the section captioned “PROPOSAL 1 — ELECTION OF DIRECTORS”, “FOR” the advisory resolution to approve executive compensation, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015 and “AGAINST” the three stockholder proposals described in the Company’s Proxy Statement for the Annual Meeting, if the stockholder proposals are properly presented for consideration at the Annual Meeting.

If you were a stockholder of record, as shown by the transfer books of the Company, at the close of business on April 30, 2014, you will be entitled to receive notice of and to vote at the Annual Meeting. All stockholders are invited to attend, although only stockholders of record will be entitled to vote, at the Annual Meeting.

To obtain directions to our home office in order to attend the Annual Meeting and vote in person, please call our Investor Relations telephone number at (614) 283-6500. Directions to our home office may also be found on our website (www.abercrombie.com) on the “Investors” page under the “Directions To A&F” link.

Robert E. Bostrom

Senior Vice President, General Counsel

and Corporate Secretary

YOUR VOTE IS IMPORTANT

YOU ARE STRONGLY URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY. PLEASE SEE THE COMPANY’S PROXY STATEMENT AND THE FORM OF PROXY FOR DETAILS ABOUT ELECTRONIC VOTING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THE HOLDER OF RECORD TO VOTE YOUR SHARES.

Abercrombie & Fitch Co.

6301 Fitch Path

New Albany, Ohio 43054

(614) 283-6500

PROXY STATEMENT

Dated May 13, 2014

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 19, 2014

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Abercrombie & Fitch Co. (the “Company”) for use at the Annual Meeting of Stockholders to be held at the home office of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on Thursday, June 19, 2014, at 10:00 a.m., Eastern Daylight Saving Time (the “Annual Meeting”). On or about May 13, 2014, we commenced mailing this Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy to our stockholders.

Holders of record of shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), of the Company at the close of business on April 30, 2014 will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. As of April 30, 2014, the most recent practicable date prior to the date of this Proxy Statement, there were 72,775,111 shares of Common Stock outstanding and expected to be entitled to vote at the Annual Meeting. There are no other voting securities of the Company outstanding. If you are a registered stockholder, you can simplify your voting by using the Internet or calling a toll-free telephone number. Internet and telephone voting information is provided on the form of proxy. If you vote via the Internet or by telephone, there is no need to return a signed form of proxy. However, you may still vote by proxy by using the form of proxy. If you beneficially hold your shares in “street name” through a bank, broker or other nominee, you will be able to vote using the voting instruction form provided to you by such nominee, and Internet and telephone voting may also be available per the instructions provided on such voting instruction form.

Proxies will be voted at the Annual Meeting in accordance with the specifications you make on the form of proxy. If you sign the form of proxy or submit a proxy by telephone or over the Internet and do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board. See “GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING.”

Please instruct your broker how to vote your shares using the voting instruction form provided by your broker. Please return your completed form of proxy or voting instruction form to your broker and contact the person responsible for your account so that your vote can be counted.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor using the contact information listed below:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (877) 750-9499 (from the United States and Canada)

Stockholders May Call: (412) 232-3651 (from other locations)

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Thursday, June 19, 2014 at 10:00 a.m., Eastern Daylight Saving Time, at our home office located at 6301 Fitch Path, New Albany, Ohio 43054. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. All references in this Proxy Statement to the “Company,” “we,” “us,” or “Abercrombie & Fitch” refer to Abercrombie & Fitch Co.

Why am I receiving these proxy materials?

You have received these proxy materials because you are a holder of the Company’s Common Stock and our Board is soliciting authority, or your proxy, to vote your shares at the Annual Meeting. These proxy materials were first sent or given on or about May 13, 2014 to holders of the Company’s Common Stock as of the close of business on April 30, 2014 (the “Record Date”).

What is included in these proxy materials?

These proxy materials include:

•	our Annual Report on Form 10-K for the fiscal year ended February 1, 2014 (“Fiscal 2013”);

•	the Notice of Annual Meeting of Stockholders;

•	this Proxy Statement; and

•	a form of proxy solicited by the Board for use at the Annual Meeting.

Who can vote at the Annual Meeting?

The only shares entitled to vote at the Annual Meeting are shares of Common Stock, with each share entitling the holder of record to one vote on all matters properly brought before the Annual Meeting. To be able to vote your shares at the Annual Meeting, the records of the Company must show that you held your shares as of the close of business on the Record Date. At the close of business on the Record Date, there were 72,775,111 shares of Common Stock outstanding.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, June 19, 2014 at 10:00 a.m., Eastern Daylight Saving Time, at our home office located at 6301 Fitch Path, New Albany, Ohio 43054. When you arrive, signs will direct you to the appropriate room. Please note that the doors to the meeting room will not be open until 9:00 a.m., Eastern Daylight Savings Time. You should be prepared to present valid government-issued photo identification, such as a driver’s license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you must provide proof of beneficial ownership on the record date, such as your account statement showing that you owned our Common Stock as of April 30, 2014, a copy of the voting instruction form provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed herein.

What is the difference between holding shares as a holder of record and as a beneficial owner?

If at the close of business on April 30, 2014, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting other than the ratification of the appointment of the Company’s independent registered public accounting firm. Please instruct your broker how to vote your shares using the voting instruction form provided by the broker. Please return your completed form of proxy or voting instruction form to your broker and contact the person responsible for your account or vote by Internet or telephone so that your vote can be counted.

How do I vote my shares?

If you are a registered stockholder (i.e., you hold your shares of record), you may vote your shares using one of the following methods (please also see the information provided above concerning the difference between holding shares as the registered holder and holding shares beneficially through a bank, broker or other nominee — beneficial holders should follow the voting instructions provided by such nominee):

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Over the Internet. If you have access to the Internet, you can submit your proxy online by following the instructions included on your form of proxy (or voting instruction form in the case of beneficial holders for whom Internet voting is available) for voting over the Internet.

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By telephone. You can vote by calling a toll-free telephone number listed on the form of proxy (or voting instruction form in the case of beneficial holders for whom telephone voting is available). Please refer to your form of proxy or voting instruction form for instructions on voting by phone.

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By mail. You may vote your shares by completing, signing and mailing the form of proxy included with your proxy materials (or voting instruction form in the case of beneficial holders). A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Please refer to your form of proxy or voting instruction form for instructions on voting by mail.

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In person at the Annual Meeting. Stockholders are invited to attend the Annual Meeting and vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from the bank, broker or other holder of record of your shares to be entitled to vote those shares in person at the meeting.

A control number, located on the instruction sheet attached to the form of proxy, is designated to verify your identity and allow you to vote your shares and confirm that your voting instructions have been recorded properly. If you vote via the Internet or by telephone, there is no need to return a signed form of proxy. However, you may still vote by proxy by using the form of proxy.

If you vote through the Internet or by telephone, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that you will pay.

If I am a stockholder holding shares in “street name,” how do I vote?

If you hold your shares in “street name” with a broker, brokerage firm, broker/dealer, bank or other nominee, you should review the information provided to you by the holder of record. This information will describe the procedures you must follow in instructing the holder of record how to vote your “street name” shares and how to revoke your previous instructions. Your broker is permitted to vote your shares with respect the “routine” proposal to ratify the appointment of the Company’s independent registered public accounting firm without your instruction as to how to vote but will not be permitted to vote your shares with respect to any of the other proposals at the Annual Meeting without your instructions as to how to vote. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received. Please return your completed voting instruction form to your broker, bank or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank, or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

How can I revoke my proxy or change my vote?

If you are a registered stockholder, you may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving notice of revocation to the Company in writing; by executing and returning to the Company a later-dated form of proxy; by submitting a later-dated vote through the designated Internet site or the toll-free telephone number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically; or by voting by ballot in person at the Annual Meeting. Attending the Annual Meeting will not, by itself, revoke your proxy.

If you hold your shares in “street name,” you must follow the instructions provided by the holder of record in order to revoke your previous instructions.

What does it mean if I receive more than one form of proxy or voting instruction form?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each form of proxy or, if you vote via the Internet or by telephone, vote once for each form of proxy you receive to ensure that all of your shares are voted.

Who is paying for the cost of this proxy solicitation?

The Company will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying form of proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access and telephone usage charges mentioned above. Although the Company is soliciting proxies by mailing the proxy materials to stockholders, proxies may be solicited via mail or by telephone, facsimile, electronic transmission or personal contact. The Company has retained Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies for a fee of $50,000 plus expenses. The Company will reimburse its transfer agent, brokers, brokerage firms, broker/dealers, banks and other custodians, fiduciaries and nominees for their reasonable costs in sending proxy materials to stockholders who beneficially own our shares. Solicitations may also be made by personal interview, mail, telephone, facsimile, email, or otherwise by directors, officers, and other employees or, as referred to by the Company, “associates” of the Company, but the Company will not additionally compensate its directors, officers, or other associates for these services.

Are there any cumulative voting rights in the election of directors?

No.

What constitutes a quorum to hold and transact business at the Annual Meeting?

A quorum for the Annual Meeting is one-third of the outstanding shares of Common Stock. Shares of Common Stock represented by properly executed proxies returned to the Company prior to the Annual Meeting or represented by properly authenticated Internet or telephone voting instructions will be counted toward the establishment of a quorum for the Annual Meeting.

How are votes tabulated?

The results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting.

What is the effect of an “ABSTAIN” vote?

Abstentions are considered to be present and entitled to vote with respect to each relevant proposal, but will not be considered a vote cast with respect to that proposal. Therefore, an abstention will effectively be a vote against each of the proposals, except for the election of directors.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares of Common Stock will be voted as you direct.

If you sign and return your form of proxy, but do not specify how your shares of Common Stock are to be voted, your shares of Common Stock will be voted, except in the case of broker non-votes, where applicable, as recommended by the Board.

We recommend that you vote on your form of proxy as follows:

•	“FOR” the election of each of the director nominees listed under the caption “PROPOSAL 1 —ELECTION OF DIRECTORS” beginning on page 19;

•	“FOR” the approval of the advisory resolution on executive compensation, as described under the caption “PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION” beginning on page 52;

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“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015, as described under the caption “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” beginning on page 92;

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“AGAINST” the stockholder proposal described under the caption “PROPOSAL 4 — STOCKHOLDER PROPOSAL ON A POLICY REGARDING ACCELERATED VESTING OF EQUITY AWARDS OF NAMED EXECUTIVE OFFICERS UPON A CHANGE OF CONTROL” beginning on page 92;

•	“AGAINST” the stockholder proposal described under the caption “PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING ADOPTION OF A ‘SPECIFIC PERFORMANCE POLICY’” beginning on page 95; and

•	“AGAINST” the stockholder proposal described under the caption “PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING ‘PROXY ACCESS’” beginning on page 97.

What is a “broker non-vote”?

A “broker non-vote” occurs when a stockholder holds our shares of Common Stock in “street name” through a broker or similar organization, and the stockholder does not provide the broker with instructions within the required timeframe before the Annual Meeting as to how to vote the shares on “non-routine” matters. The only proposal this year which is considered “routine” is the ratification of the appointment of the Company’s independent registered public accounting firm. Under the rules of the New York Stock Exchange (“NYSE”), your broker cannot vote your shares on non-routine matters unless your broker receives instructions from you as to how to vote.

Broker non-votes will not be counted for purposes of determining the number of shares voted with respect to an individual proposal and, therefore, will have no effect on the outcome of the vote on an individual proposal. As a result, if you hold your shares in street name, it is critical that you cast your vote and instruct your bank, broker, or other nominee on how to vote if you want your vote to count at the Annual Meeting.

What are the voting requirements for the proposals discussed in the Proxy Statement?

Proposal 1 — Election of Directors

The Company and its stockholders have implemented majority voting for uncontested director elections, which the Board expects to be the case at the Annual Meeting. In an uncontested election of directors, each nominee must be elected by a majority of the votes cast (i.e., the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election). Broker non-votes and abstentions will not be treated as votes cast.

Proposal 2 — Advisory Vote on Executive Compensation

This advisory vote is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015 requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 4 — Stockholder Proposal on a Policy Regarding Accelerated Vesting of Equity Awards of Named Executive Officers Upon a Change of Control

The approval of the stockholder proposal described under the caption “PROPOSAL 4 —STOCKHOLDER PROPOSAL ON A POLICY REGARDING ACCELERATED VESTING OF EQUITY AWARDS OF NAMED EXECUTIVE OFFICERS UPON A CHANGE OF CONTROL” requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting on the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this stockholder proposal.

Proposal 5 — Stockholder Proposal Regarding Adoption of a “Specific Performance Policy”

The approval of the stockholder proposal described under the caption “PROPOSAL 5 —STOCKHOLDER PROPOSAL REGARDING ADOPTION OF A ‘SPECIFIC PERFORMANCE POLICY’” requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting on the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this stockholder proposal.

Proposal 6 — Stockholder Proposal Regarding “Proxy Access”

The approval of the stockholder proposal described under the caption “PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING ‘PROXY ACCESS’” requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting on the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this stockholder proposal.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 750-9499 or directly at (412)  232-3651.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Abercrombie & Fitch Co. to be Held on June 19, 2014: This Proxy Statement, the Notice of Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for Fiscal 2013 are available at www.proxyvote.com. The Company also will provide these materials to any person whose proxy is solicited by this Proxy Statement, without charge, upon written request to the Company’s corporate secretary at the Company’s home office at 6301 Fitch Path, New Albany, Ohio 43054.

To obtain directions to our home office so that you may attend the Annual Meeting and vote in person, please call our Investor Relations telephone number at (614) 283-6500. Directions to our home office may also be found on our website (www.abercrombie.com) on the “Investors” page under the “Directions To A&F” link.

The information provided on the Company’s website (www.abercrombie.com) is referenced in this Proxy Statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this Proxy Statement or any other filings we make with the Securities and Exchange Commission (the “SEC”).

PROPOSAL 1 — ELECTION OF DIRECTORS

At our 2011 Annual Meeting of Stockholders, the stockholders approved amendments to Section 1 of Article SIXTH of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to provide for the phased elimination of the classified structure of the Board through the election of directors whose terms were then expiring for one-year terms. As the amendments did not shorten the existing term of a director, the directors who were elected prior to the effectiveness of the amendments (including the directors elected at the 2011 Annual Meeting of Stockholders) were to complete their respective terms and be eligible thereafter for re-election for one-year terms. Beginning with this Annual Meeting, the entire Board is elected annually.

There are currently 12 directors serving on the Board, all of whose terms expire at the Annual Meeting. On April 28, 2014, each of Lauren J. Brisky (who has served as a director since 2003), Kevin S. Huvane (who has served as a director since 2011), John W. Kessler (who has served as a director since 1998), and Elizabeth M. Lee (who has served as a director since 2010) notified the Company that such individual had decided not to stand for re-election to the Board at the Annual Meeting but will serve out such individual’s remaining term.

On April 30, 2014, the Company entered into a settlement agreement (the “Settlement Agreement”) with Engaged Capital, LLC, Glenn W. Welling and various affiliated entities (collectively, “Engaged”). Pursuant to the Settlement Agreement, the Board is to nominate four new independent director candidates — Bonnie R. Brooks, Sarah M. Gallagher, Diane L. Neal (who had been included in Engaged’s notice of nomination of director candidates) and Stephanie M. Shern (collectively, the “New 2014 Nominees”), together with Arthur C. Martinez, James B. Bachmann, Terry L. Burman, Michael E. Greenlees, Archie M. Griffin, Michael S. Jeffries, Charles R. Perrin and Craig R. Stapleton (altogether, the “2014 Nominees”) for election as directors of the Company as part of the Company’s slate of director nominees for the Annual Meeting. Engaged has agreed to withdraw its notice of nomination of director candidates, vote its shares of Common Stock in support of all of the 2014 Nominees at the Annual Meeting and various other provisions, including customary standstill terms.

Upon the unanimous recommendation of the Nominating and Board Governance Committee, the Board has unanimously nominated the 2014 Nominees for election as directors at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a one-year term expiring at the 2015 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

The individuals named as proxies in the form of proxy solicited by the Board intend to vote the shares of Common Stock represented by the proxies received under this solicitation for the 2014 Nominees, unless otherwise instructed. It is expected that all of the 2014 Nominees will be able to serve. However, if before the election one or more are unable to serve or for good cause will not serve, the proxy holders will vote the proxies for the remaining 2014 Nominees and for substitute nominees chosen by the Board, unless it reduces the number of directors to be elected. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

The Board recommends that you vote on the form of proxy or voting instruction form “FOR” each of the 2014 Nominees to be elected for a one-year term expiring at the 2015 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

Majority Vote Standard in Uncontested Director Election

In an uncontested election of directors, which the Board expects to be the case at the Annual Meeting, each nominee must be elected by a majority of the votes cast (i.e., the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election). Broker non-votes and abstentions will not be treated as votes cast. Proxies may not cast votes for more than 12 nominees.

The Board has adopted a resignation policy, included in the Company’s Corporate Governance Guidelines, which requires that an incumbent director who receives less than a majority of the votes cast in an uncontested election tender his or her resignation and outlines the procedures by which the Board will consider whether to accept such resignation. The resignation policy provides:

•	an incumbent director who fails to receive the required number of votes for re-election must offer to resign;

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the Nominating and Board Governance Committee and the Board will evaluate any such resignation in light of the best interests of the Company and its stockholders in determining whether to accept or reject the resignation, or whether other action should be taken, and may consider any factors they deem relevant in making such determination;

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if the Board does not accept the resignation, the director who offered to resign will continue to serve on the Board until the next annual meeting of stockholders and until the director’s successor is elected and qualified or until the director’s death, resignation or removal;

•	if the Board accepts the resignation, the Nominating and Board Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board; and

•	the Board will publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified.

2014 Nominees

The information set forth in the table below concerning the principal occupation, other affiliations and business experience, as of April 30, 2014, of each nominee for election as a director has been furnished to the Company by each nominee.

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Arthur C. Martinez (74)

Since January 27, 2014, Mr. Martinez has served as non-executive Chairman of the Board of Directors of the Company. Mr. Martinez retired in 2000 as Chairman of the Board and Chief Executive Officer of Sears, Roebuck and Co. (“Sears”), positions he had held since 1995. From 1992 to 1995, he served as Chairman and Chief Executive Officer of the former Sears Merchandise Group, the retail arm of Sears. Prior to his tenure at Sears, Mr. Martinez served in various capacities at Saks Fifth Avenue, Inc. (“Saks”), an apparel and related products retailer, and Saks’ parent company through 1990, BATUS, Inc. He served as Vice Chairman and a member of the Board of Directors of Saks from 1990 to 1992. From 1987 to 1990, Mr. Martinez was Group Chief Executive for the retail division of BATUS, Inc. (responsible for Saks, Marshall Field’s and other chains) and served as a member of the BATUS, Inc. Board of Directors and Executive Committee. He served as Executive Vice President for Administration of Saks from 1984 to 1987 and as Senior Vice President and Chief Financial Officer of Saks from 1980 to 1984. Mr. Martinez also served as Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 to 2002 and as a Director from 1996 to 2002. Mr. Martinez also serves as Chairman of the Board of HSN, Inc., an interactive multi-channel retailer, a position he has held since 2008; and as Lead Director of International Flavors & Fragrances Inc., a creator and manufacturer of flavor and fragrance products, a position he has held since 2004 (having also served as a director since 2000). Mr. Martinez has also served as a director of IAC/InterActiveCorp, a multi-brand media and internet company, since 2005; American International Group, Inc., an international insurance and financial services company, since 2009;

2014

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

and Kate Spade & Company (formerly known as Fifth & Pacific Companies, Inc.), a retail-based premium brands company, since 2001. In connection with his appointment as a director and non- executive Chairman of the Board of the Company, Mr. Martinez notified each of Kate Spade & Company and IAC/InterActiveCorp that he will not stand for re-election to their respective boards of directors at the 2014 annual meetings of such companies. In the past five years, Mr. Martinez has also served as a director of PepsiCo, Inc. from 1999 to 2012 and ABN AMRO Holding N.V. from 2002 to 2010, where he served as Chairman from 2006 until 2010. He also previously served as a director of Amoco Corporation, Ameritech Corporation and Martha Stewart Living Omnimedia, Inc. In addition to his for profit affiliations, Mr. Martinez serves as a Trustee of Greenwich Hospital, The Maine Coast Heritage Trust, Northwestern University and the Chicago Symphony Orchestra.

Upon the unanimous recommendation of the Nominating and Board Governance Committee, the Board unanimously appointed Mr. Martinez as a director and as non-executive Chairman of the Board of Directors of the Company on January 27, 2014. Mr. Martinez had been recommended to the Nominating and Board Governance Committee as a result of a director search conducted by Spencer Stuart.

Mr. Martinez’s significant experience working in the retail industry and advising and counseling members of senior management makes him a valuable resource to our executive officers. As a result of his significant professional experience with Sears and Saks in the retail environment, Mr. Martinez is very familiar with issues related to business strategy, leadership, marketing, finance and operations faced by the Company. Mr. Martinez’s service on the boards of several leading public companies enables him to provide critical corporate governance and compliance insights as well as ensure that our Board meetings are efficiently and effectively run.

James B. Bachmann (71)

Mr. Bachmann retired in 2003 as Managing Partner of the Columbus, Ohio office of Ernst & Young LLP, after serving in various management and audit engagement partner roles in his 36 years with the firm. Mr. Bachmann also serves as the lead independent director and Chair of the Audit Committee of Lancaster Colony Corporation, a company which manufactures and markets food products and for which he has served as a director since 2003.

Mr. Bachmann currently serves as our Audit Committee Chair. His significant public company accounting and financial expertise, thorough review of the financial and risk management issues applicable to the Company and diligent engagement with management have helped the Company navigate the increasingly complex financial and risk management issues we have faced and will continue to face as we execute against our long-term strategy. In addition, his operational experience as the Managing Partner of Ernst & Young’s Columbus, Ohio office provides us with valuable operational insights.

2003

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Bonnie R. Brooks (60)

Since February 2014, Ms. Brooks has served as Vice Chair of Hudson’s Bay Company, a North American retailer based in Toronto, Ontario that offers a wide selection of branded merchandise in Canada and the United States through five banners. In Canada, the operations include Hudson’s Bay, Canada’s largest national branded department store chain, and Home Outfitters, a kitchen, bed and bath superstore chain; and in the United States, the operations include the Lord & Taylor chain of upscale, specialty retail department stores, the Saks Fifth Avenue chain of department stores and Saks Off Fifth, a discount store operation. From February 2012 to January 2014, Ms. Brooks served as President of Hudson’s Bay Company and from September 2008 to February 2012, she served as President and Chief Executive Officer of Hudson’s Bay Department Stores. Prior to her tenure with Hudson’s Bay Company, Ms. Brooks served as President from 2003 to 2008, and as Senior Vice President, Stores and Marketing from 1997 to 2003, of Lane Crawford Joyce Group Ltd., the owner and operator of Asia-based chains of fashion department stores selling designer clothes for men and women. From 2000 to 2002, Ms. Brooks served as the Global Merchandise Director (handling the Harvey Nichols UK and ST Dupont France brands) for Dickson Concepts (International) Limited. Prior to joining Lane Crawford Joyce Group Ltd., Ms. Brooks was at Holt Renfrew & Company, a Canada-based fashion department store, as Senior Vice President from 1996 to 1998 and Executive Vice President/General Merchandise Manager from 1980 to 1991; and as Editor-in-Chief from 1994 to 1996 of Flare, a Canadian fashion magazine. Ms. Brooks also currently serves as a director of Empire Company Ltd., a Canadian company whose key businesses include food retailing and related real estate development; as a member of the board of trustees of RioCan Real Estate Investment Trust, a North American real estate owner and operator; and as the Chair of the Board of Trustees of Royal Ontario Museum. From 2009 to 2011, she also served as a director of Indigo Books & Music, Inc., a Canadian retail bookstore chain.

Upon the unanimous recommendation of the Nominating and Board Governance Committee, the Board unanimously nominated Ms. Brooks for election as a director of the Company. Ms. Brooks had been recommended to the Nominating and Board Governance Committee as a result of a director search conducted by Spencer Stuart.

Ms. Brooks will bring to the Board substantial experience in the retail industry, having served as chief executive officer and president of three large companies operating branded and upscale department stores in the United States, Canada and Asia. In addition, as a native and current resident of Canada having tenure with both Canada-based and Asia-based retailers, Ms. Brooks will provide the Company with additional expertise with respect to the nuances of conducting retail operations in international markets. In addition to her retail market operational expertise, Ms. Brooks’ public company board experience makes her highly qualified to serve as a director of the Company.

N/A

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Terry L. Burman (68)

Since May 2013, Mr. Burman has served as Chairman of the Board and as a director of Zale Corporation, a specialty retailer of fine jewelry in North America. He has also served as a director of Tuesday Morning Corporation, a closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts in the United States, since February 2013 and serves as Chairman of the Board of St. Jude Children’s Research Hospital Board of Governors and as a board member of ALSAC, the fundraising organization of St. Jude. He also served on the Board of Directors of YCC Holdings LLC, a retailer of candles, fragrances and other products, from October 2007 until October 2013. Mr. Burman was the Chief Executive Officer of Signet Jewelers Limited (“Signet”), a specialty jewelry retailer, from 2000 to 2011. Mr. Burman joined Signet in 1995 as Chairman and Chief Executive Officer of Sterling Jewelers, Inc., a U.S. division of Signet. He served as a director of Signet from 1996 to 2011. Prior to joining Signet, Mr. Burman held various senior executive positions of increasing responsibility with Barry’s Jewelers, Inc., which now does business as Samuels Jewelers, from 1980 to 1995, including President and Chief Executive Officer from 1993 to 1995. Prior to that, Mr. Burman was a partner with Roberts Department Stores, a regional department store chain specializing in apparel.

Upon the unanimous recommendation of the Nominating and Board Governance Committee, the Board unanimously appointed Mr. Burman as a director of the Company on January 27, 2014. Mr. Burman had been recommended to the Nominating and Board Governance Committee as a result of a director search conducted by Spencer Stuart.

Mr. Burman’s extensive executive, financial and management expertise and experience, his experience as a chief executive officer in the retail industry, his significant international management experience, and his general business and financial acumen are extremely valuable to the Company and provide the Board of Directors of the Company with valuable insight into specialty retail industries as well as strategy and business development.

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Sarah M. Gallagher (62)

Ms. Gallagher served as President of Ralph Lauren North America e-Commerce from April 2007 until April 2013 and as President of Ralph Lauren Media LLC (Polo.com) from November 2001 to March 2007, having joined Ralph Lauren Media in 2001, when e-Commerce was a joint venture with NBC and Ralph Lauren Corporation, a global designer, manufacturer, distributor and retailer of lifestyle products. Under Ms. Gallagher’s leadership, the Ralph Lauren e-Commerce business became an industry leader and consistently outpaced the industry growth rate. After establishing Ralph Lauren’s web presence, including RalphLauren.com and Rugby.com in the United States, Ms. Gallagher and the U.S. digital team collaborated with the European digital team to oversee Ralph Lauren’s expansion into the European markets, including successful launches of e-Commerce sites in the United Kingdom, Germany and France. Prior to her tenure with the Ralph Lauren organization, Ms. Gallagher served from 1997 to 2001, as Senior Vice President, Banana Republic Direct and Senior Vice President, Gap Direct, divisions of Gap, Inc., an international retailer offering clothing, accessories and personal care products under the Gap, Banana Republic and Old Navy brand names, where she was directly responsible for the launch of the Banana Republic catalog, website and all aspects of its e-Commerce business. Prior to joining Gap, Inc., Ms. Gallagher served as Vice President, Apparel, Jewelry and Accessories, from 1996 to 1997 for Avon Products, Inc., a direct seller of beauty and related products; Vice President and General Merchandise Manager, Intimate Apparel from 1985 to 1995 and then Executive Vice President, Merchandising from 1995 to 1996, of Victoria’s Secret Catalogue, a direct sales channel for Victoria’s Secret Stores; and in various roles from 1971 to 1985 with Lord & Taylor, an upscale, specialty-retail department store chain in the United States, including serving as Divisional Merchandise Manager, Intimate Apparel, from 1983 to 1985.

Upon the unanimous recommendation of the Nominating and Board Governance Committee, the Board unanimously nominated Ms. Gallagher for election as a director of the Company. Ms. Gallagher had been recommended to the Nominating and Board Governance Committee as a result of a director search conducted by Spencer Stuart.

Ms. Gallagher’s over 40 years of retail experience, including more than 30 years with Fortune 500 brands, and status as one of the early movers in the e-Commerce space with more than 15 years of service in that aspect of the retail business, will bring valuable expertise and insight to the Board as the Company’s direct-to-customer business continues to grow, both within the United States and internationally and as a percentage of the Company’s overall revenues.

N/A

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Michael E. Greenlees (67)	Since 2007, Mr. Greenlees has served as Chief Executive Officer of Ebiquity plc, a U.K.-based company that provides data-driven insights to the global media and marketing community and is listed on the London Stock Exchange’s AIM market. Mr. Greenlees was one of the original founding partners of Gold Greenlees Trott, or The GGT Group plc, an international advertising and marketing group. The GGT Group plc was listed on the London Stock Exchange in 1986 at which time Mr. Greenlees became Chairman and Chief Executive Officer, a role he occupied for over 10 years until the company’s sale to Omnicom Group Inc., a holding company for a number of advertising and marketing services businesses, in 1998. At that time, Mr. Greenlees joined the Board of Directors of Omnicom Group Inc. and served as President and Chief Executive of TBWA Worldwide Inc., a subsidiary with offices in nearly 70 countries. In 2001, Mr. Greenlees became Executive Vice President of Omnicom Group Inc. and served in that role until 2003. From 2004 to 2006, he served as Chief Executive Officer of FastChannel Network, Inc., a software solutions business targeting the advertising and media community. Mr. Greenlees has served on the boards of several public companies, including Omnicom Group Inc., Hewitt Associates Inc. and Ebiquity plc.	2011

	Mr. Greenlees currently serves as our Compensation Committee Chair and as a member of our Audit Committee. Mr. Greenlees’ experience in the role of chief executive officer and service with several public companies, in addition to his significant experience within the global media and marketing community are extremely valuable to the Company. In addition, as a U.K. native and current resident, Mr. Greenlees adds to the Company’s international experience and profile.

Archie M. Griffin (59)	Since July 2010, Mr. Griffin has been the Senior Vice President of Alumni Relations at The Ohio State University. Mr. Griffin has also served as President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. since January 2004 and as an ex-officio member of the Board of Directors of The Ohio State University Foundation since January 2004. Mr. Griffin served as the Associate Director of Athletics at The Ohio State University from 1994 to 2003, after serving more than nine years in various positions within the Athletic and Employment Services Departments at The Ohio State University. Mr. Griffin has also served as a director of Motorists Mutual Insurance Company since 1991 and the Ohio Auto Club since 1992. Mr. Griffin has also served as a member of the Board of the Columbus Youth Foundation (Vice Chair) since 1991.	2000

	Mr. Griffin currently serves as our Corporate Social Responsibility Committee Chair. Mr. Griffin is one of the most well-respected and well-recognized individuals in the State of Ohio. As Senior Vice President of Alumni Relations at The Ohio State University and President and Chief Executive Officer of The Ohio State University Alumni Association, Inc., he spends a significant amount of time with the Company’s target customer and recruiting base. Mr. Griffin’s experience on the Board and institutional knowledge of the Company are also valuable.

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Michael S. Jeffries (69)

Mr. Jeffries has served as Chief Executive Officer of the Company since February 1992. From May 1998 until January 27, 2014, he also served as Chairman of the Company. From February 1992 until May 1998, Mr. Jeffries held the title of President of the Company. Pursuant to the terms of the Employment Agreement, entered into as of December 9, 2013, between the Company and Mr. Jeffries, the Company is obligated to cause Mr. Jeffries to be nominated as a director of the Company during his employment term.

Mr. Jeffries is not only the “founder” of the modern day Abercrombie & Fitch brand but also the creator of each of the Hollister, abercrombie kids and Gilly Hicks brands. Mr. Jeffries is critical to the Company’s long-term success and is critical to the success of our ongoing international expansion and our efforts to enhance the profitability of our brands in the United States. As both the principal executive officer and the senior creative talent, Mr. Jeffries has more knowledge of the Company’s operations than any other individual.

1996

Diane L. Neal (57)	Ms. Neal currently provides consulting services and serves on the Board of Directors of Fossil Group, Inc. (formerly known as Fossil, Inc.), a global design, marketing and distribution company that specializes in consumer fashion accessories, a position she has held since February 2012, where she currently serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Ms. Neal most recently served as Chief Executive Officer of Bath & Body Works, a national retailer of personal care products, from 2007 until her resignation in July 2011 to relocate to San Francisco for personal reasons. Ms. Neal joined Bath & Body Works in November 2006 as President and Chief Operating Officer and held those positions until her promotion to Chief Executive Officer in June 2007. Prior to joining Bath & Body Works, Ms. Neal served as President of the Outlet Division for Gap Inc., where she was responsible for the outlet business for all three Gap Inc. brands — Old Navy, Gap and Banana Republic. Prior to joining Gap Inc., Ms. Neal spent 22 years with Target Corporation in multiple divisions, including Dayton’s Department Stores (now Macy’s), Mervyn’s, Target Sourcing Services and Target Stores. During her career with Target Corporation, Ms. Neal spent 16 years at Target Stores, where she held multiple positions and responsibilities, including merchandising, planning, distribution and sourcing. Ms. Neal was promoted to President of Mervyn’s in 2001 and served in that capacity until 2004, when she joined Gap Inc. Ms. Neal also currently serves on the boards of directors of two private companies: Giggle, a retail chain for babies and infants; and Soft Surroundings, a retailer of women’s clothing.	N/A

Upon the unanimous recommendation of the Nominating and Board Governance Committee, the Board unanimously nominated Ms. Neal for election as a director of the Company. Ms. Neal had been recommended to the Nominating and Board Governance Committee by Engaged. Under the terms of the Settlement Agreement, if Ms. Neal is elected as a director at the Annual Meeting, at the first meeting of the Board following Ms. Neal’s election as a director, the Board will take all necessary action to appoint Ms. Neal to the Compensation Committee of the Board.

Ms. Neal’s extensive leadership experience as the chief executive officer of a large retail organization, her substantial experience in merchandising, retailing and operations across multiple national retail brands and her public company board experience make her highly qualified to serve as a director of the Company.

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Charles R. Perrin (68)

Mr. Perrin served as the non-executive Chairman of The Warnaco Group, Inc., a company which designed, sourced, marketed, licensed and distributed a broad line of intimate apparel, sportswear and swimwear products worldwide, from March 2004 until February 2013. He has served as a director of Campbell Soup Company, which manufactures and markets soup, sauces, beverages, biscuits, confectionary and prepared branded consumer food products, since 1999. He also serves as the Board Chairman of Save the Children International.

Upon the unanimous recommendation of the Nominating and Board Governance Committee, the Board unanimously appointed Mr. Perrin as a director of the Company on January 27, 2014. Mr. Perrin had been recommended to the Nominating and Board Governance Committee as a result of a director search conducted by Spencer Stuart.

Mr. Perrin brings to the Board substantial experience in and perspective on consumer marketing, business operations and the packaged goods industry. In January 1998, he joined Avon Products, Inc., a global manufacturer and marketer of beauty and related products, as Vice Chairman and Chief Operating Officer, and served as Chief Executive Officer of that company from June 1998 to November 1999. From 1994 to 1996, he was Chairman and Chief Executive Officer of Duracell International, Inc., a manufacturer and marketer of various battery types primarily under the DURACELL® brand. He joined Duracell in 1985 as President of Duracell USA, and later held a number of other executive positions, including President and Chief Operating Officer of Duracell International, Inc. from 1992 to 1994. He previously worked at Chesebrough-Pond’s, Inc., where he held a series of sales, marketing and general management positions and served as President of the Packaged Food Division. Mr. Perrin began his business career at General Foods Corporation.

2014

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Stephanie M. Shern (66)

Mrs. Shern operated Shern Associates LLC, a retail consulting and business advisory firm, from February 2002 until 2011. From 1995 to April 2001, Mrs. Shern was the Vice Chairman and Global Director of Retail and Consumer Products for Ernst & Young LLP and a member of Ernst & Young’s board and management committee in the United States. Also during that time and from 1981, she was a partner at Ernst & Young serving various clients in the retail and consumer sectors. Mrs. Shern was with Ernst & Young for over 30 years. Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. Mrs. Shern is currently a director and Chair of the Audit Committee and a member of the Remuneration Committee of Koninklijke Ahold N.V. (Royal Ahold), a Dutch-based international retailing group that operates supermarkets in the Unites States and Europe; and a director and Chair of the Audit Committee of GameStop Corp., a global, multichannel video game, consumer electronics and wireless services retailer, where she also serves as the lead independent director. Mrs. Shern also serves as a director of The Scotts Miracle-Gro Company, a manufacturer and marketer of branded consumer lawn and garden products, and is a member of its Audit and Finance Committee and its Strategy Committee. During the past five years, Mrs. Shern has served as a director of CenturyLink, Inc.; Embarq Corporation; Sprint Nextel Corporation; and Nextel Communications, Inc.

Upon the unanimous recommendation of the Nominating and Board Governance Committee, the Board unanimously nominated Mrs. Shern for election as a director of the Company. Mrs. Shern had been recommended to the Nominating and Board Governance Committee as a result of a director search conducted by Spencer Stuart.

Mrs. Shern spent a significant portion of her nearly 40-year career focused on retail and consumer industries in both the United States and abroad. As a result, she has vast leadership, international, marketing/consumer industry and retail experience. As a CPA and Chair of the Audit Committee of each of GameStop Corp. and Koninklijke Ahold N.V. (Royal Ahold), and the Chair of the Audit and Finance Committee of The Scotts Miracle-Gro Company, Mrs. Shern has extensive financial experience. Additionally, she is a founding member of the Lead Director Network, a peer group of lead directors sponsored by King & Spalding and convened by Tapestry Networks, and a founding member of the Southwest Region of the United States Audit Committee Network, a peer group of audit committee chairs sponsored by Ernst & Young and convened by Tapestry Networks. The Board has determined that Mrs. Shern is “financially literate” under the applicable NYSE Rules and qualifies as an “audit committee financial expert” under applicable SEC rules and regulations, by virtue of her experience.

N/A

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Craig R. Stapleton (69)

Since 2009, Mr. Stapleton has served as a senior advisor to Stone Point Capital, a private equity firm. Mr. Stapleton served as United States Ambassador to France from 2005 to 2009. He also served as United States Ambassador to the Czech Republic from 2001 until 2004. Mr. Stapleton served as President of Marsh and McLennan Real Estate Advisors of New York, a commercial real estate firm, from 1982 until 2001. He has been a co-owner of the St. Louis Cardinals baseball team since July 2009 and was a co-owner of the Texas Rangers baseball team from 1989 until 1998. Mr. Stapleton has served on the Board of Directors of Flamel Technologies, S.A. since July 2011. He also has served as a member of the Board of Directors of the George W. Bush Library and Foundation since January 2006, and as a member of the Board of Directors of the National September 11 Memorial and Museum at the World Trade Center since January 2009.

Mr. Stapleton served as the Company’s Lead Independent Director from February 2010 until January 27, 2014, and currently serves as our Nominating and Board Governance Committee Chair and as a member of our Audit, our Compensation and our Executive Committees. During his service as the Company’s first Lead Independent Director, Mr. Stapleton exemplified strong, effective leadership as the complexity of the issues faced by the Company continued to increase as the Company expanded internationally.

Mr. Stapleton’s experience as an United States Ambassador in Europe provides a valuable perspective as the Company continues its international expansion. His real estate and private equity backgrounds give him a broad perspective on real estate and capital strategies.

2009

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF

THE 2014 NOMINEES IDENTIFIED ABOVE ON THE FORM OF PROXY.

Certain Relationships and Related Person Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted the Abercrombie & Fitch Co. Related Person Transaction Policy (the “Policy”), which is administered by the Nominating and Board Governance Committee and the Company’s General Counsel. A copy of the Policy is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. The Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or one of its subsidiaries participates or will participate, the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest. Pursuant to the Policy, a “related person” is any person:

•

who is or was an executive officer, a director or a director nominee of the Company, or an immediate family member of any such individual, at any time since the beginning of the Company’s last fiscal year; or

•

who, at the time of the occurrence or at any time during the existence of the transaction, is the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock, or an immediate family member of a beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Each director, director nominee or executive officer of the Company must notify the Company’s General Counsel in writing of any interest that such individual or an immediate family member of such individual had, has or may have, in a related person transaction. Each director, director nominee and executive officer also completes a questionnaire on an annual basis designed to elicit information about potential related person transactions. In addition, any related person transaction proposed to be entered into by the Company or one of its subsidiaries must be reported by the Company’s management to the Company’s General Counsel. Any potential related person transaction that is raised will be analyzed by the Company’s General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, constitute a related person transaction requiring compliance with the Policy.

Pursuant to the Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the Policy) will be referred to the Nominating and Board Governance Committee for approval (or disapproval), ratification, revision or termination. Whenever practicable, a related person transaction is to be reviewed and approved or disapproved by the Nominating and Board Governance Committee prior to the effective date or consummation of the transaction. If the Company’s General Counsel determines that advance consideration of a related person transaction is not practicable under the circumstances, the Nominating and Board Governance Committee will review and, in its discretion, may ratify the transaction at that Committee’s next meeting. If the Company becomes aware of a related person transaction not previously approved under the Policy, the Nominating and Board Governance Committee will promptly review the transaction, including the relevant facts and circumstances, and evaluate all options available to the Company, including ratification, revision, termination or rescission of the transaction, and take the course of action that Committee deems appropriate under the circumstances.

No director may participate in any approval or ratification of a related person transaction in which the director or an immediate family member of the director is involved. The Nominating and Board Governance Committee may only approve or ratify those transactions that the Committee determines to be in the Company’s best interests. In making this determination, the Nominating and Board Governance Committee will review and consider all relevant information available to it, including:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	the approximate dollar value of the related person’s interest in the transaction without considering the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of the business of the Company or the applicable subsidiary of the Company;

•	whether the terms of the transaction are no less favorable to the Company or the applicable subsidiary of the Company than terms that could be reached with an unrelated third party;

•	the purpose of the transaction and its potential benefits to the Company or the applicable subsidiary of the Company;

•	the impact of the transaction on the related person’s independence; and

•	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.

Any related person transaction previously approved or ratified by the Nominating and Board Governance Committee or otherwise already existing that is ongoing in nature is to be reviewed by the Nominating and Board Governance Committee annually.

Pursuant to the terms of the Policy, the following related person transactions are deemed to be pre-approved or ratified (as appropriate) by the Nominating and Board Governance Committee even if the aggregate amount involved would exceed $120,000:

•	interests arising solely from ownership of the Company’s Common Stock if all stockholders receive the same benefit on a pro rata basis;

•

compensation to an executive officer of the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation has been approved, or recommended to the Board for approval, by the Compensation Committee;

•	compensation to a director for services as a director if the compensation is required to be reported in the Company’s proxy statement;

•	interests deriving solely from a related person’s position as a director of another corporation or organization that is a party to the transaction;

•

interests deriving solely from the related person’s direct or indirect ownership of less than 10% of the equity interest (other than a general partnership interest) in another person which is a party to the transaction; and

•	transactions involving competitive bids.

The Code of Business Conduct and Ethics adopted by the Board also addresses the potential conflicts of interest which may arise when a director, officer or associate has an interest in a transaction to which the Company or one of its subsidiaries is a party. If a potential conflict of interest arises concerning an officer or director of the Company, all information regarding the issue is to be reported to the Company’s General Counsel for review and, if appropriate or required under the Company’s policies (including the Company’s Related Person Transaction Policy), submitted to the Nominating and Board Governance Committee for review and disposition.

Director Independence

The Board has reviewed, considered and discussed each current director’s and each director nominee’s relationships, both direct and indirect, with the Company in order to determine whether such current director or director nominee meets the independence requirements of the applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”). The Board has determined that ten of the twelve current directors qualify as independent under the NYSE Rules and that eleven of the twelve nominees for election as directors at the Annual Meeting qualify as independent under the NYSE Rules. Specifically, the Board has determined that each of James B. Bachmann, Lauren J. Brisky, Bonnie R. Brooks, Terry L. Burman, Sarah M. Gallagher, Michael E. Greenlees, Archie M. Griffin, Kevin S. Huvane, Elizabeth M. Lee, Arthur C. Martinez, Diane L. Neal, Charles R. Perrin, Stephanie M. Shern and Craig R. Stapleton has no commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable NYSE Rules. In the course of reaching these determinations, the Board considered among other things:

•

Mr. Griffin is the Senior Vice President of Alumni Relations at The Ohio State University, President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. and an ex-officio member of the Board of Directors of The Ohio State University Foundation. The Company will, subject to certain conditions, facilitate gifts which could aggregate to $10,000,000 over no more than ten years (2007 to 2016) to The Ohio State University Foundation, which gifts are contemplated to be allocated to The Ohio State University Wexner Medical Center. Mr. Griffin was not involved, directly or indirectly, in the solicitation of these gifts to The Ohio State University Foundation.

•

Since the beginning of Fiscal 2012, the Company has made other charitable contributions to certain charitable organizations with which one or more of the directors of the Company or their immediate family members are affiliated. None of these charitable contributions has exceeded $50,000.

With respect to John W. Kessler, the Board broadly considered all relevant facts and circumstances, including (i) certain indirect relationships between Mr. Kessler or members of his immediate family and the Company (such as (a) the Company’s engagement from time to time of the Jones Day law firm (Mr. Kessler’s daughter serves as Partner-in-Charge of the Columbus office of Jones Day but, to the Company’s knowledge, has no material direct or indirect interest in the fees paid by the Company to Jones Day), (b) the Company’s charitable contributions to affiliates of The Ohio State University (Mr. Kessler’s son-in-law has served as Senior Vice President and Chief Financial Officer of The Ohio State University since February 2010 and became Senior Vice President for Optimization and Integration for The Ohio State University and Chief Transformation Officer for The Ohio State University Wexner Medical Center, effective March 1, 2014)), and (c) the Company’s pledge of a conditional donation of $1,000,000 a year for ten years (2006 to 2015) to Nationwide Children’s Hospital (Mr. Kessler’s son-in-law has served on the Board of Directors of Nationwide Children’s Hospital Foundation since 2005; however, Mr. Kessler was not involved, directly or indirectly, in the solicitation of the conditional pledge to Nationwide Children’s Hospital); (ii) discussions with certain stockholders of the Company; and (iii) positions of certain proxy advisory firms. Although none of the aforementioned relationships disqualifies Mr. Kessler from being deemed independent under the NYSE Rules and although the Company has analyzed the indirect relationships noted in (i) above under Item 404 of SEC Regulation S-K and the Company’s Related Person Transaction Policy and concluded that none of such relationships constitute a related person transaction, the Board determined that, based on the relevant facts and circumstances as a whole, Mr. Kessler does not qualify as independent at this time. Mr. Kessler is not currently serving (and did not during Fiscal 2013 serve) on the Audit Committee, the Compensation Committee or the Nominating and Board Governance Committee.

Mr. Jeffries does not qualify as independent because he is an executive officer of the Company.

There are no family relationships among any of the directors and executive officers of the Company. Please see the text under the caption “SUPPLEMENTAL ITEM. EXECUTIVE OFFICERS OF THE REGISTRANT” in Part I of the Company’s Fiscal 2013 Form 10-K for information about the Company’s executive officers.

Meetings of and Communications with the Board

The Board held seven meetings of the full Board and two meetings of the non-management directors (in the form of executive sessions scheduled as agenda items at regularly scheduled in person meetings of the Board) during Fiscal 2013. All directors attended at least 75% of the Board and Board committee meetings they were eligible to attend during Fiscal 2013.

Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the stockholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All of the directors attended the Company’s last annual meeting of stockholders held on June 20, 2013.

In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. Executive sessions of the non-management directors are scheduled as an agenda item at each regularly scheduled in-person meeting of the Board, although the non-management directors do not always meet in executive session. All meetings of non-management or independent directors are presided over by the Chairman of the Board. If the non-management directors include directors who are not independent, then at least once a year the independent directors of the Company will meet in executive session and the Chairman of the Board will preside at each executive session.

The Board believes it is important for stockholders and other interested parties to have a process to send communications to the Board and its individual members. Accordingly, stockholders and other interested parties who wish to communicate with the Board, the non-management directors as a group, the independent directors as a group, the Chairman of the Board, or a particular director may do so by sending a letter to such individual or individuals, in care of the Company’s Secretary, to the Company’s home office at 6301 Fitch Path, New Albany, Ohio 43054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder/Interested Party — Non-Management Director Communication,” “Stockholder/Interested Party —Board Communication”, “Stockholder/Interested Party — Independent Director Communication”, “Stockholder/Interested Party — Chairman of the Board Communication” or “Stockholder/Interested Party — Director

Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board, all non-management directors, all independent directors or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. Correspondence marked “personal and confidential” will be delivered to the intended recipient without opening. There is no screening process in respect of communications from stockholders or other interested parties.

Board Leadership Structure

The Company is led by Mr. Jeffries, who has served as Chief Executive Officer (“CEO”) of the Company since February 1992 and Arthur C. Martinez, who has served as non-executive Chairman of the Board of Directors of the Company since January 27, 2014. The Company’s Board is comprised of Mr. Jeffries and 11 non-management directors, 10 of whom are independent, including Mr. Martinez.

On January 27, 2014, the Board adopted written duties of the non-executive Chairman of the Board which address responsibilities in the areas of Board leadership, management liaison and stockholder outreach. In particular, the non-executive Chairman of the Board is to:

•	call and preside over all meetings of the Board;

•	preside over executive sessions of the non-management directors and the independent directors;

•

organize Board discussion items and workflow, including the establishment of procedures to govern the Board’s work and agendas for all Board meetings, in collaboration with the CEO and upon consultation with other Board members;

•	oversee the distribution of information to directors to enable the Board to monitor the Company’s performance and the performance of management;

•	promote effective communications between the Board and management on developments occurring between Board meetings;

•	work with the Chair of the Nominating and Board Governance Committee with respect to the recruitment, selection and orientation of new Board members and Board committee composition;

•	lead the Board’s review of the succession plan for the CEO and other key senior executives;

•	coordinate the Board’s self-assessment and evaluation process;

•	coordinate periodic Board input and review of management’s strategic plan for the Company;

•	facilitate communication and constructive relationships between and among the independent directors and management and promote a culture of openness and debate;

•	brief the CEO on issues and concerns arising in the executive sessions of the Board;

•	coordinate and chair the annual Board performance review of the CEO and communicate the results to the CEO;

•	provide strategic advice to the CEO on operational and financial matters and be available for consultation with the CEO;

•	preside over annual and special meetings of the Company’s stockholders;

•	facilitate communications with investors in the Company’s Common Stock and Wall Street; and

•	ensure that views of major investors in the Company’s Common Stock are communicated to the Board and that members of the Board develop an understanding of such views.

The Board has five standing committees: Audit; Compensation; Corporate Social Responsibility; Executive; and Nominating and Board Governance. Each of these committees, other than the Executive Committee, has a separate independent chair. Detailed information about each Board committee and such Board committee’s duties and responsibilities is contained in the section immediately below captioned “Committees of the Board”.

The Company believes that the separate positions of CEO and non-executive Chairman of the Board of Directors, together with independent or non-management chairs for each of our Board committees, regularly scheduled executive sessions of the independent directors and written duties and responsibilities for our non-executive Chairman of the Board of Directors as well as for each of our standing committees represents the most appropriate Board leadership structure for the Company at this time. This structure demonstrates to all of our stakeholders, including our associates, customers and stockholders, that our Board is committed to engaged, independent leadership and the performance of its responsibilities. Experienced and independent directors, serving as the Chairman of the Board of Directors as well as members of the substantive committees with independent chairs, oversee the Company’s operations, risks, performance and business strategy. The Board believes that its strong governance practices, including its supermajority of independent members, its separation of the roles of the CEO and the Chairman of the Board of Directors and its clearly defined duties and responsibilities for the Chairman of the Board of Directors, provide an appropriate balance among strategy development, operational execution and independent oversight of the Company.

Committees of the Board

The Board has five standing committees — the Audit Committee, the Compensation Committee, the Corporate Social Responsibility Committee, the Executive Committee and the Nominating and Board Governance Committee. The current members of these committees are identified in the following table.

Committees of the Board
Director	Audit	Compensation	Corporate Social Responsibility	Executive	Nominating and Board Governance
James B. Bachmann	Chair
Lauren J. Brisky	X				X
Terry L. Burman		X			X
Michael E. Greenlees	X	Chair
Archie M. Griffin			Chair		X
Kevin S. Huvane		X	X
Michael S. Jeffries				X
John W. Kessler			X	Chair
Elizabeth M. Lee			X
Arthur C. Martinez
Charles R. Perrin	X	X
Craig R. Stapleton	X	X		X	Chair

Fiscal 2013 Meetings	13	13	4	None	5

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). James B. Bachmann, Lauren J. Brisky, Michael E. Greenlees and Craig R. Stapleton served as members of the Audit Committee throughout Fiscal 2013. Charles R. Perrin was appointed to the Audit Committee on February 20, 2014. The Board has determined that each member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board has also determined that each member of the Audit Committee is “financially literate” under the applicable NYSE Rules and that each of Messrs. Bachmann, Greenlees and Stapleton and Ms. Brisky qualifies as an “audit committee financial expert” under applicable SEC rules and regulations (“SEC Rules”) by virtue of his or her experience described in the section captioned “PROPOSAL 1 — ELECTION OF DIRECTORS” beginning on page 19. The Board believes that each member of its Audit Committee is highly qualified to discharge his or her duties on behalf of the Company and its subsidiaries.

The Audit Committee is organized and conducts its business pursuant to a written charter that was most recently revised by the Board of Directors on May 20, 2013, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Audit Committee, in consultation with the Nominating and Board Governance Committee, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Audit Committee’s duties and responsibilities are set forth in its charter. The primary functions of the Audit Committee are to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements and the effectiveness of the Company’s systems of internal accounting and financial controls;

•	the Company’s compliance with legal and regulatory requirements, including the operation and effectiveness of the Company’s disclosure controls and procedures;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal auditors and the Company’s independent registered public accounting firm;

•	the evaluation of enterprise risk issues; and

•	the annual independent audit of the Company’s financial statements.

The Audit Committee’s specific responsibilities include:

•	reviewing the Company’s financial statements and the related disclosures;

•	reviewing the Company’s accounting procedures and policies;

•	discussing with management the Company’s disclosure controls and procedures and at least quarterly reviewing management’s conclusions about the efficacy of such disclosure controls and procedures;

•	discussing with management and the Company’s independent registered public accounting firm management’s annual report on internal control over financial reporting;

•	reviewing the activities and the results of audits conducted by the Company’s internal auditors and the Company’s independent registered public accounting firm;

•	reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm;

•	selecting, appointing and retaining the Company’s independent registered public accounting firm for each fiscal year and determining the terms of engagement;

•	reviewing and concurring with the appointment, termination or replacement of the internal auditors by the Company’s management;

•	reviewing and approving in advance all audit services and all permitted non-audit services;

•	reviewing and approving the annual internal audit plan for the internal auditors;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters, which procedures are outlined in the Company’s Whistleblower Policy, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page;

•	setting hiring policies for associates or former associates of the Company’s independent registered public accounting firm;

•	reviewing the Company’s risk assessment and risk management policies as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•

reviewing the Company’s program to monitor compliance with the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and meeting periodically with the head of the Company’s Internal Audit department to discuss compliance with the Code of Business Conduct and Ethics;

•	meeting periodically with the Company’s General Counsel, and the Company’s outside counsel when appropriate, to review legal and regulatory matters;

•	preparing an annual report for inclusion in the Company’s proxy statement;

•	reviewing and recommending appropriate insurance coverage for directors and officers of the Company; and

•	other matters required by applicable SEC Rules and NYSE Rules.

The Audit Committee’s annual report relating to Fiscal 2013 begins on page 90.

Compensation Committee

The Compensation Committee provides overall guidance for the Company’s executive compensation policies and approves the amounts and elements of compensation for the Company’s executive officers. Michael E. Greenlees, Kevin S. Huvane and Craig R. Stapleton served as members of the Compensation Committee throughout Fiscal 2013. Terry L. Burman and Charles R. Perrin were appointed to the Compensation Committee on February 20, 2014. Pursuant to the Settlement Agreement, Diane L. Neal will be appointed to the Compensation Committee if elected as a director at the Annual Meeting. The Board has determined that each current member of the Compensation Committee, as well as Ms. Neal, qualifies as an independent director under the applicable NYSE Rules, including those specifically applicable to members of a compensation committee.

The Compensation Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board of Directors on May 21, 2013, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Compensation Committee reviews and reassesses the adequacy of its charter, in consultation with the Nominating and Board Governance Committee, and recommends any proposed changes to the full Board of Directors as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include:

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reviewing and approving the general compensation policies applicable to the CEO and other officers of the Company identified in Rule 16a-1(f) under the Exchange Act (the “Section 16 Officers”). Each of the Company’s current named executive officers is also a Section 16 Officer;

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determining the methods and criteria for the review and evaluation of the performance of the Company’s Section 16 Officers, including the corporate goals and objectives relevant to their respective compensation;

•

evaluating the performance of the Company’s Section 16 Officers in light of the approved corporate goals and objectives and reporting its conclusions resulting from the evaluation of the CEO to the Board;

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determining and approving on behalf of the Company the compensation of the CEO, after consultation with the other non-management directors, and determining and approving on behalf of the Company the compensation of the other Section 16 Officers;

•	evaluating the need for, and provisions of, employment contracts, including severance arrangements, for any of the Section 16 Officers of the Company;

•

negotiating and approving any new employment contract or severance agreement, or negotiating the amendment of any existing employment agreement, between the Company and the CEO and any other Section 16 Officer;

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administering, reviewing and making recommendations to the Board of Directors regarding the Company’s incentive compensation plans, equity-based plans and other plans in accordance with applicable laws, rules and regulations or the terms of the plans;

•	reviewing and making recommendations to the Board of Directors regarding the compensation for the Company’s non-associate directors;

•

reviewing and discussing with management the annual compensation discussion and analysis and related disclosures that applicable SEC Rules require be included in the Company’s proxy statement and recommending to the Board of Directors based on the review and discussions whether the compensation discussion and analysis should be included in the Company’s proxy statement;

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overseeing the Company’s overall compensation structure, policies and programs for the Company’s Section 16 Officers and employees, including assessing the incentives and risks arising from or related to the Company’s compensation programs and plans, and assessing whether the incentives and risks are appropriate;

•	reviewing and monitoring the executive development strategies and practices for the Company’s Section 16 Officers and associates;

•	reviewing and making recommendations to the Board of Directors regarding the frequency of the Company’s advisory vote on executive compensation;

•	assessing the results of the Company’s most recent advisory vote on executive compensation;

•	overseeing the Company’s engagement efforts with stockholders on the subject of executive compensation;

•

assessing whether the work of compensation consultants involved in determining or recommending executive or director compensation has raised any conflict of interest that is required to be disclosed in the Company’s proxy statement; and

•	preparing the compensation committee report required by SEC Rules for inclusion in the Company’s proxy statement.

The Compensation Committee’s processes and procedures to determine executive compensation, including the use of compensation consultants and the role of executive officers in making recommendations relating to executive compensation, are described in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 53.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee provides oversight of the Company’s attention to issues of social responsibility, including diversity, human rights, philanthropy and sustainability and the Company’s policies, practices and progress with respect to such issues. Archie M. Griffin, Kevin S. Huvane, John W. Kessler and Elizabeth M. Lee served as members of the Corporate Social Responsibility Committee throughout Fiscal 2013.

The Corporate Social Responsibility Committee is organized and conducts its business pursuant to a written charter that was most recently revised by the Board of Directors on December 13, 2011, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Corporate Social Responsibility Committee reviews and reassesses the adequacy of its charter, in consultation with the Nominating and Board Governance Committee, and recommends any proposed changes to the full Board of Directors as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Corporate Social Responsibility Committee’s charter sets forth the duties and responsibilities of the Corporate Social Responsibility Committee, which include:

•

monitoring issues and practices relating to the Company’s corporate social responsibility on a global basis, including diversity initiatives and programs; health and safety matters; environmental and sustainability matters; human rights matters; significant philanthropic matters; and significant community relations;

•

reviewing the prudence of having the Company prepare and publish a Corporate Social Responsibility Report and, in the event the Committee determines such a report is prudent, overseeing the preparation of such report;

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reviewing significant lawsuits, investigations by governmental entities and other significant legal matters involving the Company or any of its affiliates that significantly affect or could significantly affect the Company’s performance, business activities or reputation as a global corporate citizen. At its regularly scheduled meetings, the Corporate Social Responsibility Committee is provided with pertinent information with respect to any lawsuits brought against the Company by the U. S. Equal Employment Opportunity Commission or an equivalent state equal employment opportunity commission or division;

•	monitoring significant programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations and community relations;

•

when appropriate, making recommendations to the Board of Directors with respect to any of the areas that the Committee oversees, reviews or monitors, and any other major social responsibility policies and practices of the Company; and

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reviewing and making recommendations to the Board of Directors regarding stockholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.

Executive Committee

John W. Kessler, Michael S. Jeffries and Craig R. Stapleton served as members of the Executive Committee throughout Fiscal 2013.

The Executive Committee is organized and conducts its business pursuant to a written charter that was adopted by the Board of Directors on November 12, 2009, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Executive Committee reviews and reassesses the adequacy of its charter, in consultation with the Nominating and Board Governance Committee, and recommends any proposed changes to the full Board of Directors as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Executive Committee’s charter sets forth the duties and responsibilities of the Executive Committee, which include:

•

during the interval between scheduled meetings of the Board of Directors, having and exercising the powers of the Board of Directors to act upon any matters that, in the opinion of the Chairman of the Board, should not be postponed until the next previously scheduled meeting of the Board of Directors, subject to such limitations as the Board of Directors and/or applicable law may from time to time impose;

•

discussing with the chairs of the standing committees of the Board of Directors their activities and endeavoring, consistent with the charters of the various standing committees, to coordinate activities among the standing committees to the extent that such activities overlap or potentially conflict with each other;

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consulting with the Chairman of the Board, or the Chairman’s designee, with respect to appropriate agenda items for meetings of the Board of Directors and/or one or more standing committees of the Board of Directors and reviewing proposed agendas of the Board and its standing committees and advising the Chairman of the Board or such designee with respect thereto;

•

consulting with the CEO on matters of corporate strategy, corporate resources and the like between regularly scheduled meetings of the Board of Directors and assisting the CEO in making presentations regarding such matters at regularly scheduled meetings of the Board of Directors;

•

consulting on a periodic basis with the CEO with respect to succession matters in connection with the positions of CEO and the other executive officers; and consulting on a periodic basis with the other executive officers of the Company regarding succession matters in connection with each such executive officer’s position;

•	developing, in consultation with the CEO, a long-term succession plan and the timing, nature and implementation of such plan;

•	establishing and approving a development and/or recruitment plan, in consultation with the CEO, in connection with the implementation of a long-range succession plan; and

•	having available, on a continuing basis, a recommendation of a successor, interim or otherwise, in the event of an emergency or unanticipated vacancy in the position of CEO.

Nominating and Board Governance Committee

Lauren J. Brisky, Archie M. Griffin and Craig R. Stapleton served as members of the Nominating and Board Governance Committee throughout Fiscal 2013. Terry L. Burman was appointed to the Nominating and Board Governance Committee on February 20, 2014. The Board has determined that each member of the Nominating and Board Governance Committee qualifies as an independent director under the applicable NYSE Rules.

The Nominating and Board Governance Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board of Directors on August 21, 2007, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Nominating and Board Governance Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The purpose of the Nominating and Board Governance Committee is to provide oversight on a broad range of issues surrounding the composition and operation of the Board of Directors. The primary responsibilities of the Nominating and Board Governance Committee include:

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establishing and articulating the qualifications, desired background and selection criteria for members of the Board of Directors and evaluating the qualifications of individuals being considered as director candidates;

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developing a policy with regard to the consideration of candidates for election or appointment to the Board of Directors recommended by stockholders of the Company and procedures to be followed by stockholders in submitting such recommendations;

•	making recommendations to the full Board of Directors concerning all nominees for Board membership, including the re-election of existing Board members and the filling of any vacancies;

•	evaluating and making recommendations to the full Board of Directors concerning the number and responsibilities of Board committees and committee assignments;

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evaluating, reviewing with management and making recommendations to the full Board of Directors regarding the overall effectiveness of the organization of the Board, the conduct of its business and the relationship between the Board and management;

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maintaining policies regarding the review and approval or ratification of related person transactions and reviewing and, if the Nominating and Board Governance Committee deems appropriate, approving or ratifying related person transactions in accordance with such policies as well as applicable law, NYSE Rules or SEC Rules;

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identifying and bringing to the attention of the full Board of Directors and management current and emerging corporate governance trends, issues and best practices that may affect the operations, performance or public image of the Company;

•	reviewing and making recommendations to the full Board of Directors regarding orientation of new directors and continuing education for all directors;

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developing, recommending and periodically reviewing a set of written corporate governance principles (including, if considered appropriate by the Nominating and Board Governance Committee, policies on director retirement) applicable to the Company in accordance with the applicable NYSE Rules;

•	periodically reviewing and making recommendations to the Compensation Committee regarding director compensation and stock ownership;

•	consulting with the members of the other committees of the Board of Directors in connection with the review and reassessment of their respective charters; and

•	overseeing the evaluation of the Board of Directors and management.

Director Qualifications and Consideration of Director Candidates

On November 15, 2011, the Board adopted age guidelines applicable to directors joining the Board of Directors after that date. Under these guidelines, no new director will be nominated by the Board of Directors to stand for election or re-election after reaching age 75. However, the Board of Directors may nominate such a director for election or re-election if the Board believes that such director’s service on the Board of Directors is in the best interests of the Company and its stockholders.

As described above, the Company has a standing Nominating and Board Governance Committee that has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board of Directors, including identifying candidates qualified to become directors and recommending director nominees to the Board of Directors.

When considering candidates for the Board of Directors, the Nominating and Board Governance Committee evaluates the entirety of each candidate’s credentials and, other than the age guidelines mentioned above, does not have specific eligibility requirements or minimum qualifications that must be met by a candidate. However, the Company’s Corporate Governance Guidelines provide that no member of the Board of Directors shall simultaneously serve on the boards of directors of more than three public companies other than Company. The Nominating and Board Governance Committee considers those factors it deems appropriate, including (i) the nominee’s independence, judgment, strength of character, ethics and integrity; (ii) the nominee’s business or other relevant experience and skills and knowledge useful to the oversight of the Company’s business; (iii) the Company’s strong commitment to diversity and inclusion at all levels of the Company; and (iv) such other factors as the members of that Committee conclude are appropriate in light of the needs of the Board of Directors. The Company believes that the Board of Directors as a whole should have competency in the following areas: (a) accounting and finance; (b) business judgment; (c) management; (d) industry knowledge; (e) leadership; and (f) strategy/vision. Depending on the current needs of the Board of Directors, the Nominating and Board Governance Committee may weigh certain factors more or less heavily. The Nominating and Board Governance Committee does, however, believe that all members of the Board of Directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

While the Board of Directors and the Nominating and Board Governance Committee do not have specific eligibility requirements, other than the age guidelines mentioned above, and do not, as a matter of course, weigh any of the factors they deem appropriate more heavily than others, both the Board and the Nominating and Board

Governance Committee believe that, as a group, the directors should have diverse backgrounds and qualifications. The Company believes that the members of the Board of Directors, as a group, have such backgrounds and qualifications, although this is an area of constant focus for the Board and the Nominating and Board Governance Committee.

The Nominating and Board Governance Committee considers candidates for the Board of Directors from any reasonable source, including stockholder recommendations, and does not evaluate candidates differently based on the source of the recommendation. The process for seeking and vetting additional director candidates is ongoing and is not dependent upon the existence of a vacancy on the Board of Directors. Accordingly, the Board believes that this ongoing pursuit of qualified candidates functions as an appropriate director succession plan. Pursuant to its charter, the Nominating and Board Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. In Fiscal 2013, the Nominating and Board Governance Committee used Spencer Stuart, a global executive search firm, to help identify and evaluate director candidates. Each of Messrs. Burman, Martinez and Perrin, who are currently directors of the Company, and each of Ms. Brooks, Ms. Gallagher and Mrs. Shern, who are new director nominees, was recommended to the Nominating and Board Governance Committee by Spencer Stuart.

Information regarding each of our director nominees is set forth above under the caption “2014 Nominees.” In addition to the specific information presented with respect to such individual, the Company believes that each of our director nominees has a reputation for the highest character and integrity and that the director nominees will work cohesively and constructively with each other and with management. They have each demonstrated business acumen and an ability to exercise sound judgment.

Director Nominations

The Board of Directors, taking into account the recommendations of the Nominating and Board Governance Committee, selects nominees for election as directors at each annual meeting of stockholders. Stockholders may recommend director candidates for consideration by the Nominating and Board Governance Committee by giving written notice of the recommendation to the Chairman of the Nominating and Board Governance Committee, in care of the Company, at the Company’s principal executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation. The recommendation must also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, must accompany any such recommendation.

In addition, stockholders wishing to formally nominate a candidate for election as a director may do so provided they comply with the notice procedures set forth in the Section 2.04 of the Company’s Amended and Restated Bylaws. A nominating stockholder must be a stockholder of record on both the date of the giving of the required notice of proposed nomination and the record date for determining the stockholders entitled to notice of and vote at the relevant meeting of the stockholders.

The notice of a nominating stockholder in respect of an annual meeting of stockholders must be in writing and delivered in person or by United States certified mail, postage prepaid, and received by the Secretary of the Company, at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, which, for purposes of the Company’s 2014 Annual Meeting of Stockholders, means no earlier than the close of business on January 20, 2015 and no later than the close of business on February 19, 2015. The Secretary of the Company will deliver any stockholder nominations received in a timely manner for review by the Nominating and Board Governance Committee.

The informational requirements for stockholder notices with respect to the nomination of director candidates are detailed and include the disclosure of all derivative and synthetic instruments and short interests held by the nominating stockholder and such stockholder’s affiliates or associates as well as by any proposed nominee.

A stockholder providing notice of any nomination proposed to be made at an annual meeting of stockholders must update and supplement such notice, if necessary, so that the information provided is true and correct as of the record date for determining the stockholders entitled to receive notice for the annual meeting. Such update and supplement must be delivered either in person or by United States certified mail, postage prepaid, and received by the Secretary of the Company, at the principal executive offices of the Company, not later than five business days after the record date for the annual meeting at issue.

No person may be elected as a director unless he or she has been nominated by a stockholder in the manner just described or by the Board of Directors or a committee of the Board.

Director Resignation Policy for Major Job Change

When a director’s principal job responsibility or business association changes substantially during his or her tenure as a director, the director is to submit a letter of resignation for consideration by the Nominating and Board Governance Committee. It is not the sense of the Board that in every instance the director who retires or substantially changes the position he or she held upon joining the Board should leave the Board. There should, however, be an opportunity for the Board, through the Nominating and Board Governance Committee, to review the effect, if any, of the revised circumstances on the interests of the Company. Upon receipt of such a letter of resignation, the Nominating and Board Governance Committee will duly consider the matter and make a timely recommendation to the full Board of the appropriate action, if any, to be taken with respect to the resignation.

Board Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. Further, in some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward.

Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to Company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk. The Board of Directors implements its risk oversight responsibilities by having management provide periodic reports on the significant risks that the Company faces and how the Company is seeking to control or mitigate risk, if and when appropriate. In some cases, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting; the Nominating and Board Governance Committee oversees issues related to the Company’s governance structure, corporate governance matters and processes and risks arising from related person transactions; the Corporate Social Responsibility Committee oversees issues related to diversity, sustainability, human rights and similar issues; and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. Presentations and other information for the full Board of Directors and Board committees generally identify and discuss relevant risks and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial or other activity of the Company.

Management periodically undertakes a comprehensive enterprise risk management review, in which the identification of enterprise level risks and mitigation processes are the primary topics. This review is overseen by the Audit Committee. The Audit Committee and the full Board of Directors continue to monitor enterprise risk management and receive periodic updates on enterprise risk management.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management and the Compensation Committee have assessed the Company’s compensation programs. Based upon all of the facts and circumstances available to the Company at the time of the filing of this Proxy Statement, management and the Compensation Committee have concluded that there are no risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. This assessment was overseen by the Compensation Committee, in consultation with its independent counsel and independent compensation consultant.

We reviewed the compensation policies and practices in effect for our executive officers, senior management and our associates and assessed the features we have built into the compensation programs to discourage excessive risk-taking. These features include, among other things, a balance between different elements of compensation, use of different time periods and performance metrics for different elements of compensation, use of consistent Company-wide programs, and stock ownership guidelines for senior management. The Company has also included clawback provisions in its incentive plans which are applicable to all participating associates.

Base Compensation

All associates (including executive officers and senior management) participate in a common base pay program. Each job below the Senior Vice President level is assessed against the competitive market, and a range of base pay (within an overall salary grade structure) is assigned to each job, which ranges have inherent limits on base pay for any given job. Individual merit pay decisions are constrained by a grid which relates the size of a pay increase to a given level of performance and/or competitive market position, subject to aggregate caps (i.e., merit pools).

At the Senior Vice President level and above, the Company matches job comparisons with market data, and all pay decisions are reviewed and approved by the Compensation Committee. Increases are also subject to the same merit grids and merit pool controls as apply to other associates.

Incentive Compensation

Throughout Fiscal 2013, all incentive compensation-eligible associates (including executive officers and senior management) participated in a common cash incentive compensation program — the Incentive Compensation Performance Plan (the “Incentive Plan”). Individual payments are strictly determined by overall Company performance (rather than divisional and/or individual performance) and are capped at twice target levels, regardless of Company performance.

During Fiscal 2013, the Incentive Plan had one design element which could be deemed to create a theoretical risk: the use of operating income as a measure of performance. Use of operating income as the sole measure of corporate performance could be seen as introducing a theoretical risk (i.e., use of a single metric). However, counterbalancing these theoretical risks are the following elements:

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The ability for a single individual to affect overall corporate operating income is limited to a handful of individuals, and given our delegation of authority, is mostly vested in the CEO. Total direct compensation (“TDC”) to these key associates is composed of three elements: base pay, annual cash incentives and long-term (equity) awards. All of these key associates have compensation packages which provide the majority of their TDC in the form of long-term equity compensation, the value of which is directly tied to the long-term performance of the Company. This compensation structure mitigates the risk of providing incentives to take short-term actions which could harm the long-term prospects of the Company.

•

Operating income is a measure of revenues over expenses and, therefore, it incorporates sales, cost of goods sold, stores and distribution expense, marketing, general and administrative expense and other expenses. As such, it reflects the overall operating results of the business, and considers both top-line and bottom-line elements.

•	Individual awards are capped for every associate, and are subject to Compensation Committee approval and, if necessary, the Compensation Committee’s negative discretion.

Long-Term Incentive Plans

A majority of incentive compensation-eligible associates (including executive officers and senior management) are eligible to participate in a common set of long-term incentive plans — the 2005 Long-Term Incentive Plan (the “2005 LTIP”) and the Amended and Restated 2007 Long-Term Incentive Plan (the “2007 LTIP”). Together, the 2005 LTIP and the 2007 LTIP provide for the ability to award a mix of options, stock-settled stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) which serve to align the interests of associates and stockholders. In most cases, these awards vest over the four years subsequent to grant, and provide a significant “hold” on associates, who would forfeit considerable value should they leave the Company prior to vesting. In addition, beginning with awards made to Executive Vice Presidents who were named executive officers on the Fiscal 2008 grant date, the Company added a performance component to the vesting schedule for RSUs.

Beginning with Fiscal 2012, the Company added performance share awards (“PSAs”) to the mix of long-term incentives granted to Executive Vice Presidents with these awards being earned only if adjusted diluted earnings per share (“EPS”) growth targets are achieved and once earned, are converted to RSUs of which the first 33 1/3% vest upon achievement of the growth target and the remainder vest in equal annual installments, subject to continued employment with the Company and to the Company achieving positive adjusted non-GAAP net income. Beginning in Fiscal 2013, these PSAs were extended to all named executive officers, as well as selected other senior executives.

The significant number of shares of Common Stock which could be used to settle the Retention Grants and semi-annual equity grants made under the CEO’s prior employment agreement is uncertain and dependent on the future price of our Common Stock and our financial performance and would, if issued, have a dilutive effect with respect to our outstanding shares of Common Stock, which may adversely affect the market price of our Common Stock.

While the Company and the Compensation Committee do not believe that equity-based compensation expense is a risk that arises from the Company’s compensation policies and practices that is reasonably likely to have a material adverse effect on the Company, the Company has sought to mitigate the risks of (i) cash settlement of all or a portion of the equity-based awards and (ii) expense associated with accounting for all or a portion of the equity-based awards as liabilities, due to an insufficiency of shares available to settle outstanding equity-based awards, through the approval by the Company’s stockholders at the 2011 Annual Meeting of Stockholders of the addition of 3,000,000 shares to those available for awards under the 2007 LTIP.

Compensation of Directors

Any officer of the Company who is also a director receives no additional compensation for services rendered as a director. During Fiscal 2013, directors who were not associates of the Company or its subsidiaries (“non-associate directors”) received:

•	an annual cash retainer of $55,000 (paid quarterly in arrears);

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an additional annual cash retainer for each standing committee Chair and member of $25,000 and $12,500, respectively, other than (i) the Chair and the members of the Audit Committee who received $40,000 and $25,000, respectively, and (ii) the Lead Independent Director who received $30,000 for serving in that capacity. In each case, the retainers were paid quarterly in arrears; and

•	an annual grant of 3,000 RSUs.

Effective as of February 2, 2014, non-associate directors are to receive:

•	an annual cash retainer of $65,000 (to be paid quarterly in arrears);

•	an additional annual cash retainer for each standing committee Chair and member of $25,000 and $12,500, respectively, other than (i) the Chair and the members of the Audit Committee who are to receive $40,000 and $25,000, respectively; and (ii) the Chair of the Compensation Committee who is to receive $30,000, in each case for serving in the stated capacity. In each case, the retainers are to be paid quarterly in arrears;

•	an additional annual cash retainer of $200,000 for the Chairman of the Board of the Company (the “Chairman Cash Retainer”), for serving in such capacity, which will be paid quarterly in arrears;

•	an annual grant of 3,000 RSUs;

•

an additional annual grant of RSUs to the Chairman of the Board of the Company, for serving in such capacity, with the market value of the underlying shares of Common Stock on the grant date to be $100,000 (the “Chairman RSU Retainer”).

The annual RSU grants have been and will continue to be subject to the following provisions:

•	RSUs are to be granted annually on the date of the annual meeting of stockholders;

•

the maximum market value of the underlying shares of Common Stock on the date of grant is to be $300,000 (i.e., should the market price of the Company’s Common Stock on the grant date exceed $100 per share, the number of RSUs granted will be automatically reduced to provide a maximum grant date market value of $300,000);

•

the minimum market value of the underlying shares of Common Stock on the date of grant is to be $120,000 (i.e., should the market price of the Company’s Common Stock on the grant date be lower than $40 per share, the number of RSUs granted will be automatically increased to provide a minimum grant date market value of $120,000); and

•

RSUs will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of a director’s death or total disability or upon a change of control of the Company.

The annual Chairman RSU Retainer is to be subject to the following provisions:

•	RSUs are to be granted annually on the date of the annual meeting of stockholders of the Company; and

•

RSUs will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the Chairman of the Board’s death or total disability or upon a change in control of the Company.

Directors who are elected after the beginning of the fiscal year receive pro-rated retainers and grants of RSUs based on the time to be served during the fiscal year. As a result, the compensation received by Arthur C. Martinez, Terry L. Burman and Charles R. Perrin, including the Chairman Cash Retainer for Mr. Martinez, was pro-rated for the period from January 27, 2014 to the date of the 2014 Annual Meeting. The Chairman RSU Retainer was, however, granted in the full amount immediately upon Mr. Martinez’s election as Chairman of the Board of the Company and vested immediately in consideration of his service for the period prior to the 2014 Annual Meeting. Messrs. Burman and Perrin received their respective pro-rated grants of 1,500 RSUs on February 24, 2014.

Non-associate directors are also reimbursed for their expenses for attending meetings of the Board of Directors and Board committee and receive the discount on purchases of the Company’s merchandise extended to all Company associates.

The Company has maintained the Directors’ Deferred Compensation Plan since October 1, 1998. The Directors’ Deferred Compensation Plan was split into two plans (Plan I and Plan II) as of January 1, 2005 to comply with Internal Revenue Code Section 409A. The terms of Plan I govern “amounts deferred” (within the meaning of Section 409A) in taxable years beginning before January 1, 2005 and any earnings thereon. The terms of Plan II govern “amounts deferred” in taxable years beginning on or after January 1, 2005 and any earnings thereon. Voluntary participation in the Directors’ Deferred Compensation Plan enables a non-associate director of the Company to defer all or a part of his or her retainers, meeting fees (which are no longer paid) and stock-based incentives (including options, restricted shares of Common Stock and RSUs). The deferred compensation is credited to a bookkeeping account where it is converted into a share equivalent. Stock-based incentives deferred pursuant to the Directors’ Deferred Compensation Plan are credited as shares of Common Stock. Amounts otherwise payable in cash are converted into a share equivalent based on the fair market value of the Company’s Common Stock on the date the amount is credited to a non-associate director’s bookkeeping account. Dividend equivalents will be credited on the shares of Common Stock credited to a non-associate director’s bookkeeping account (at the same rate as cash dividends are paid in respect of outstanding shares of Common Stock) and converted into a share equivalent. Each non-associate director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) will be to receive distribution of the amount in the account in accordance with the terms of the Directors’ Deferred Compensation Plan. Distribution of the deferred amount is made in the form of a single lump-sum transfer of the whole shares of Common Stock represented by the share equivalents in the non-associate director’s bookkeeping account (plus cash representing the value of fractional shares) or annual installments in accordance with the election made by the non-associate director. Shares of Common Stock will be distributed under the 2005 LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after August 1, 2005, under the 2003 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005 and under the 1998 Restatement of the 1996 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes the compensation paid to, awarded to or earned by, the current non-associate directors for Fiscal 2013. The Company’s CEO Michael S. Jeffries is not included in this table as he is an officer of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Jeffries as an officer of the Company is shown in the “Fiscal 2013 Summary Compensation Table” beginning on page 70 and discussed in the text and tables included under the section captioned “EXECUTIVE OFFICER COMPENSATION” beginning on page 70. The four new director nominees (Bonnie R. Brooks, Sarah M. Gallagher, Diane L. Neal and Stephanie M. Shern) are also not included in the table.

Director Compensation for Fiscal 2013

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)		Total
James B. Bachmann	$95,000	$138,572	$—	$	N/A	$233,572
Lauren J. Brisky	$92,500	$138,572	$—	$	N/A	$231,072
Terry L. Burman(4)	$907	$—	$—	$	N/A	$907
Michael E. Greenlees	$105,000	$138,572	$—	$	N/A	$243,572
Archie M. Griffin	$92,500	$138,572	$—	$	N/A	$231,072
Kevin S. Huvane(5)	$80,000	$138,572	$—	$	N/A	$218,572
John W. Kessler	$92,500	$138,572	$—	$	N/A	$231,072
Elizabeth M. Lee	$67,500	$138,572	$—	$	N/A	$206,072
Arthur C. Martinez(4)	$4,204	$100,000	$—	$	N/A	$104,204
Charles R. Perrin(4)	$907	$—	$—	$	N/A	$907
Craig R. Stapleton	$160,000	$138,572	$—	$	N/A	$298,572

(1)

All non-associate directors other than Messrs. Burman, Martinez and Perrin were granted RSUs covering 3,000 shares of Common Stock on the date of the 2013 Annual Meeting of Stockholders. The amounts shown in this column for these non-associate directors are reported using the grant date fair value of the awards, as computed in accordance with U.S. generally accepted accounting principles, of $46.19 per RSU, based upon the closing price of the Company’s Common Stock on the grant date ($46.99) and adjusted for anticipated dividend payments during the one-year vesting period. An initial award of RSUs covering 2,889 shares of Common Stock was granted to Mr. Martinez upon his appointment as the non-executive Chairman of the Board on January 27, 2014, which award vested immediately upon grant. This award had a grant date fair value of $34.61 per RSU, based upon the closing price of the Company’s Common Stock on the grant date ($37.61) and the immediate vesting of the award. See “Note 4. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2013 Form 10-K, for assumptions used in the calculation of the amounts shown and information regarding the Company’s share-based compensation. Each of the awards of RSUs granted on the date of the 2013 Annual Meeting of Stockholders remained outstanding at February 1, 2014. The non-associate directors held no other RSUs at February 1, 2014.

(2)

All of the options held by the individuals named in this table were granted and fully vested prior to the beginning of Fiscal 2013 and, accordingly, no dollar amount is required to be reported in respect of these options. The aggregate number of shares of Common Stock underlying options outstanding at February 1, 2014, for each individual named in this table were: (a) Mr. Bachmann — 0 shares; (b) Ms. Brisky — 7,500 shares; (c) Mr. Burman — 0 shares; (d) Mr. Greenlees — 0 shares; (e) Mr. Griffin — 2,500 shares; (f) Mr. Huvane — 0 shares; (g) Mr. Kessler — 7,500 shares; (h) Ms. Lee — 0 shares; (i) Mr. Martinez — 0 shares; (j) Mr. Perrin — 0 shares; and (k) Mr. Stapleton — 0 shares.

(3)	The aggregate value of the perquisites and other personal benefits received by each non-associate director for Fiscal 2013 was less than $10,000.

(4)	The annual retainers paid to Messrs. Burman, Martinez and Perrin in respect of Board service reflects a pro-rated amount based on the period each served as a director during Fiscal 2013.

(5)

During Fiscal 2013, Mr. Huvane deferred $80,000 of his retainer, pursuant to the Directors’ Deferred Compensation Plan. The deferred portion of Mr. Huvane’s retainer is included in the amount shown in the “Fees Earned or Paid in Cash” column. Refer to page 47 for a description of the Directors’ Deferred Compensation Plan.

Corporate Governance Guidelines

In accordance with applicable NYSE Rules, the Board of Directors has adopted the Abercrombie & Fitch Co. Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board of Directors, with the assistance of the Nominating and Board Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines, which were most recently amended by the Board of Directors on November 15, 2011, are available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Code of Business Conduct and Ethics, which is available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. The Code of Business Conduct and Ethics, which is applicable to all associates (including members of the Board), incorporates an additional Code of Ethics applicable to the CEO, the Chief Financial Officer, Controllers, the Treasurer, all Vice Presidents in the Finance Department and other designated financial associates. The Company intends to satisfy any disclosure requirements regarding any amendment of, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page.

Compensation Committee Interlocks and Insider Participation

With respect to Fiscal 2013 and from February 2, 2014 through the date of this Proxy Statement, there were no interlocking relationships between any executive officer of the Company and any entity, one of whose executive officers serves or served on the Company’s Compensation Committee or the Board, or any other relationship required to be disclosed in this section under the applicable SEC Rules.

The Compensation Committee is currently comprised of Michael E. Greenlees (Chair), Terry L. Burman, Kevin S. Huvane, Charles R. Perrin and Craig R. Stapleton. Each of Messrs. Greenlees, Huvane and Stapleton served as a member of the Compensation Committee throughout Fiscal 2013 and Messrs. Burman and Perrin have served as members of the Compensation Committee since February 20, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes, as of April 30, 2014 (unless otherwise noted below), with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such beneficial owner, the number of shares of Common Stock beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) and the percentage such shares comprised of the outstanding shares of Common Stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Invesco Ltd.	9,467,594	(2)	13.01%
1555 Peachtree Street NE Atlanta, GA 30309
FMR LLC	9,119,117	(3)	12.53%
Edward C. Johnson 3d 245 Summer Street Boston, MA 02210
BlackRock, Inc.	6,760,141	(4)	9.29%
40 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.	4,174,958	(5)	5.74%
100 Vanguard Blvd. Malvern, PA 19355

(1)	The percent of class is based upon 72,775,111 shares of Common Stock outstanding on April 30, 2014.

(2)

Based on information contained in a Schedule 13G/A filed by Invesco Ltd. with the SEC on February 4, 2014 to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2013. Invesco Ltd. reported that, through its subsidiaries, it is deemed to be the beneficial owner of 9,467,594 shares of Common Stock. Invesco Ltd. reported sole voting power as to 9,456,485 shares and sole dispositive power as to 9,467,594 shares.

(3)

Based on information contained in a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d with the SEC on February 14, 2014 to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2013. Fidelity Management & Research Company (“Fidelity”), 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to beneficially own 8,923,858 shares of Common Stock (12.26% of the shares outstanding on April 30, 2014) as a result of acting as investment adviser to various registered investment companies (collectively, the “Fidelity Funds”). The ownership of one registered investment company, Fidelity Low-Priced Stock Fund, 245 Summer Street, Boston, Massachusetts 02210, was reported to be 7,639,000 shares of Common Stock (10.50% of the shares outstanding on April 30, 2014).

Edward C. Johnson 3d, who is Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Fidelity Funds each was reported to have sole power to dispose of the 8,923,858 shares of Common Stock owned by the Fidelity Funds. Neither FMR LLC nor Edward C. Johnson 3d was reported to have the sole power to vote or direct the voting of the shares of Common Stock owned directly by the Fidelity Funds, which power was reported to reside with the Fidelity Funds’ Boards of Trustees. Fidelity was reported to carry out the voting of the shares of Common Stock under written guidelines established by the Fidelity Funds’ Boards of Trustees.

Members of the family of Edward C. Johnson 3d were reported to be the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders were reported to have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority of the Series B voting common shares. Through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Fidelity SelectCo, LLC (“SelectCo”), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to beneficially own 181,590 shares of Common Stock (0.25% of the shares outstanding on April 30, 2014) as a result of acting as investment adviser to various registered investment companies (the “SelectCo Funds”). Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds, was each reported to have sole power to dispose of the 181,590 shares of Common Stock owned by the SelectCo Funds.

Strategic Advisers, Inc., 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to provide investment advisory services to individuals. As such, FMR LLC’s beneficial ownership was reported to include 647 shares of Common Stock (0.00% of the shares outstanding on April 30, 2014) beneficially owned through Strategic Advisers, Inc.

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned bank subsidiary of FMR LLC, was reported to beneficially own 13,022 shares of Common Stock (0.02% of the shares outstanding on April 30, 2014) as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each was reported to have sole dispositive power over and sole power to vote or direct the voting of 13,022 shares of Common Stock owned by institutional accounts managed by PGATC.

(4)

Based on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 28, 2014, to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2013. BlackRock, Inc. reported that, through its subsidiaries, it is deemed to be the beneficial owner of 6,760,141 shares of Common Stock. BlackRock, Inc. reported sole voting power as to 6,359,765 shares and sole dispositive power as to 6,760,141 shares.

(5)

Based on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 10, 2014, to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2013. The Vanguard Group, Inc. reported that it is deemed to be the beneficial owner of 4,174,958 shares of Common Stock. The Vanguard Group, Inc. reported sole voting power as to 46,916 shares, sole dispositive power as to 4,133,042 shares and shared dispositive power as to 41,916 shares.

Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., was reported to be the beneficial owner of 41,916 shares of Common Stock (0.06% of the shares outstanding on April 30, 2014) as a result of VFTC serving as investment manager of collective trust accounts.

Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., was reported to be the beneficial owner of 5,000 shares of Common Stock (0.01% of the shares outstanding on April 30, 2014) as a result of VIA serving as investment manager of Australian investment offerings.

The following table furnishes the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by each of the current directors, by each of the director nominees, by each of the named executive officers, and by all of the current directors and executive officers as a group, as of April 30, 2014.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
James B. Bachmann	21,845	*
Lauren J. Brisky	35,422	*
Bonnie R. Brooks	0	*
Terry L. Burman	0	*
Diane Chang	133,309	*
Sarah M. Gallagher	0	*
Michael E. Greenlees(4)	4,500	*
Archie M. Griffin(4)	15,452	*
Leslee K. Herro	248,110	*
Kevin S. Huvane(4)	11,430	*
Michael S. Jeffries	1,736,549	2.36%
John W. Kessler(4)	24,443	*
Elizabeth M. Lee	14,197	*
Arthur C. Martinez(4)	10,000	*
Diane L. Neal	0	*
Charles R. Perrin	10,024	*
Jonathan E. Ramsden	93,786	*
Stephanie M. Shern	0	*
Craig R. Stapleton(4)	30,398	*
Amy L. Zehrer	24,880	*
Current directors and executive officers as a group (17 persons)(5)	2,435,081	3.29%

*	Less than 1%.

(1)

Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of Common Stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse.

Includes the following number of shares of Common Stock issuable by June 29, 2014 upon vesting of RSUs or the exercise of outstanding options which are currently exercisable or will become exercisable by June 29, 2014: Mr. Bachmann, 3,000 shares; Ms. Brisky, 8,000 shares; Ms. Chang, 100,000 shares; Mr. Greenlees, 3,000 shares; Mr. Griffin, 5,500 shares; Ms. Herro, 163,875 shares; Mr. Huvane, 3,000 shares; Mr. Kessler, 8,000 shares; Ms. Lee, 3,000 shares; Mr. Ramsden, 60,000 shares; Mr. Stapleton, 3,000 shares; Ms. Zehrer, 11,600 shares; and all current directors and executive officers as a group, 377,715 shares. The Company has included for this purpose the gross number of shares of Common Stock deliverable upon vesting of RSUs or the exercise of outstanding options, but actual shares received will be less as a result of the payment of applicable withholding taxes. The numbers reported do not include any unvested RSUs or any unvested options held by directors or executive officers (other than those specified in this footnote).

(2)

Also includes shares of Common Stock that may be acquired on a net basis upon exercise of SARs which are currently exercisable or will become exercisable by June 29, 2014, assuming a $36.76 fair market value of a share of Common Stock at April 30, 2014 (based on the closing market price per share at that date) and the base price of the SARs as follows:

(a)	for Mr. Jeffries, 302,938 net shares which could be acquired upon exercise of 800,000 SARs with a base price of $22.84 per share; 50,881 net shares which could be acquired upon exercise of 200,000 SARs with a base price of $27.408 per share; 26,028 net shares which could be acquired upon exercise of 200,000 SARs with a base price of $31.976 per share; 261,317 net shares which could be acquired upon exercise of 600,000 SARs with a base price of $20.75 per share; 48,395 net shares which could be acquired upon exercise of 150,000 SARs with a base price of $24.90 per share; 31,461 net shares which could be acquired upon exercise of 150,000 SARs with a base price of $29.05 per share; 14,527 net shares which could be acquired upon exercise of 150,000 SARs with a base price of $33.20 per share; 83,243 net shares which could be acquired upon exercise of 600,000 SARs with a base price of $31.66 per share; 58,728 net shares which could be acquired upon exercise of 668,367 SARs with a base price of $33.53 per share; and 1,175 net shares which could be acquired upon exercise of 200,000 SARs with a base price of $36.544 per share; representing an aggregate of 878,693 net shares which could be acquired upon exercise of SARs having a base price which is less than the fair market value of a share of Common Stock at April 30, 2014.

(b)	for Ms. Herro, 20,928 net shares which could be acquired upon exercise of 70,000 SARs with a base price of $25.77 per share.

(c)	for Ms. Zehrer, 2,242 net shares which could be acquired upon exercise of 7,500 SARs with a base price of $25.77 per share.

The actual number of shares of Common Stock that would be acquired upon exercise of the SARs will vary depending on the fair market value of the Company’s Common Stock at the time of exercise and the payment of applicable withholding taxes.

Not included in the table are shares underlying SARs which are currently exercisable or will become exercisable by June 29, 2014 but as to which the base price is greater than the $36.76 fair market value of a share of Common Stock at April 30, 2014:

(a)	for Mr. Jeffries, 200,000 gross shares subject to SARs with a base price of $41.112 per share; 150,000 gross shares subject to SARs with a base price of $37.35 per share; 150,000 gross shares subject to SARs with a base price of $37.992 per share; 150,000 gross shares subject to SARs with a base price of $44.324 per share; 150,000 gross shares subject to SARs with a base price of $50.656 per share; 150,000 gross shares subject to SARs with a base price of $56.988 per share; 829,697 gross shares subject to SARs with a base price of $44.86 per share; 1,590,908 gross shares subject to SARs with a base price of $54.87 per share; and 288,287 gross shares subject to SARs with a base price of $67.83 per share, representing an aggregate of 3,658,892 gross shares subject to SARs with a base price which is greater than the $36.76 fair market value of a share of Common Stock at April 30, 2014.

(b)	for Mr. Ramsden, 140,000 gross shares subject to SARs with a base price of $44.86 per share; 52,500 gross shares subject to SARs with a base price of $54.87 per share; 33,750 gross shares subject to SARs with a base price of $52.89 per share; 9,000 gross shares subject to SARs with a base price of $45.69 per share; and 5,000 gross shares subject to SARs with a base price of $52.48 per share, representing an aggregate of 240,250 gross shares subject to SARs with a base price which is greater than the $36.76 fair market value of a share of Common Stock at April 30, 2014.

(c)	for Ms. Chang, 105,000 gross shares subject to SARs with a base price of $44.86 per share; 52,500 gross shares subject to SARs with a base price of $54.87 per share; 33,750 gross shares subject to SARs with a base price of $52.89 per share; and 14,000 gross shares subject to SARs with a base price of $45.69, representing an aggregate of 205,250 gross shares subject to SARs with a base price which is greater than the $36.76 fair market value of a share of Common Stock at April 30, 2014.

(d)	for Ms. Herro, 105,000 gross shares subject to SARs with a base price of $44.86 per share; 52,500 gross shares subject to SARs with a base price of $54.87 per share; 33,750 gross shares subject to SARs with a base price of $52.89 per share; and 14,000 gross shares subject to SARs with a base price of $45.69 per share, representing an aggregate of 205,250 gross shares subject to SARs with a base price which is greater than the $36.76 fair market value of a share of Common Stock at April 30, 2014.

(e)	for Ms. Zehrer, 11,250 gross shares subject to SARs with a base price of $44.86 per share; 5,250 gross shares subject to SARs with a base price of $54.87 per share; 3,500 gross shares subject to SARs with a base price of $52.89 per share; 3,000 gross shares subject to SARs with a base price of $45.69 per share; and 1,125 gross shares subject to SARs with a base price of $52.48 per share, representing an aggregate of 24,125 gross shares subject to SARs with a base price which is greater than the $36.76 fair market value of a share of Common Stock at April 30, 2014.

The numbers reported do not include any unvested SARs held by executive officers (other than those specified in this footnote).

(3)

The percent of class is based upon the sum of 72,775,111 shares of Common Stock outstanding on April 30, 2014 and the number of shares of Common Stock, if any, as to which the named individual or group has the right to acquire beneficial ownership by June 29, 2014, either (i) through the vesting of RSUs or upon the exercise of options which are currently exercisable or will become exercisable by June 29, 2014 or (ii) upon the exercise of SARs which are currently exercisable or will become exercisable by June 29, 2014, assuming the $36.76 fair market value of a share of Common Stock at April 30, 2014 and base prices of the SARs in excess of such fair market value (computed as net common shares to be received upon exercise of SARs in the same manner as in footnote (2) to this table).

(4)

The “Amount and Nature of Beneficial Ownership” does not include the following number of shares of Common Stock credited to the bookkeeping accounts of the following directors under the Directors’ Deferred Compensation Plan: Mr. Greenlees, 7,096 shares; Mr. Griffin, 30,541 shares; Mr. Huvane, 3,967 shares; Mr. Kessler, 5,776 shares; Mr. Martinez, 2,904 shares; Mr. Stapleton, 10,789 shares; and all directors as a group, 61,073 shares. While the directors have an economic interest in these shares, each director’s only right with respect to his bookkeeping account (and the amounts allocated thereto) is to receive a distribution of the whole shares of Common Stock represented by the share equivalent credited to his bookkeeping account (plus cash representing the value of fractional shares) in accordance with the terms of the Directors’ Deferred Compensation Plan.

(5)	Joanne C. Crevoiserat is not included in this table because she had not yet become an employee or an executive officer of the Company on April 30, 2014.

Stock Ownership Guidelines

The Board believes it is important that the executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of the Company’s stockholders. Accordingly, the Board adopted stock ownership guidelines for all directors and executive officers effective as of November 12, 2009, and updated as of June 19, 2013. The Company’s stock ownership guidelines are posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page.

The guidelines for the executive officers are five times annual base salary for the CEO and one times annual base salary for the other executive officers. The guidelines are initially calculated using the executive officer’s base salary as of the later of the date the guidelines were adopted and the date the individual was first designated as an executive officer by the Board. The guidelines may be modified, at the discretion of the Nominating and Board Governance Committee, when an executive officer changes pay grade and otherwise from time to time. Until the amount contemplated by the guidelines is achieved, the executive officer is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or stock-settled SARs or the vesting of restricted stock or RSUs, in each case netted to pay any exercise price or withholding taxes; provided, that for the three-year transition period ended November 12, 2012, executive officers were required to retain 33 1/3% of the net shares received if they were not above the applicable guidelines. Failure to meet or, in unique circumstances, to show sustained progress toward meeting these stock ownership guidelines may be a factor considered by the Compensation Committee in determining future long-term incentive equity grants and/or appropriate levels of incentive compensation. All of the executive officers have complied with their obligations under the guidelines.

The guideline for the directors is five times the amount of the annual retainer paid to directors, calculated using the annual retainer as of the later of the date the guidelines were adopted and the date the director is elected to the Board of Directors. It is anticipated that directors should be able to achieve the guidelines within three years of joining the Board of Directors, or, in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. All of the current directors are currently in compliance with the guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, based solely on a review of the forms furnished to the Company and written representations that no other forms were required, during Fiscal 2013, all directors, officers and beneficial owners of greater than 10% of the outstanding shares of Common Stock timely filed the reports required by Section 16(a) of the Exchange Act; except Michael S. Jeffries, a director and an executive officer of the Company, Jonathan E. Ramsden, an executive officer of the Company, and Craig R. Stapleton, a director of the Company. Each of Messrs. Jeffries, Ramsden and Stapleton filed one late Form 4 reporting one transaction.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this Proxy Statement beginning on page 53, we considered the say on pay votes in 2012 and 2013, listened to our stockholders, and made significant changes in the compensation program for our CEO and other NEOs. Under Mr. Jeffries’ new employment agreement entered into December 9, 2013 and effective as of February 2, 2014 (the “Jeffries 2013 Agreement”), Mr. Jeffries’ long-term incentive opportunity is structured differently from the structure incorporated in the employment agreement which the Company and Mr. Jeffries had entered into effective December 19, 2008 (the “Jeffries 2008 Agreement”). There is no retention or sign-on grant, and the formula for semi-annual grants contained in the Jeffries 2008 Agreement has been eliminated. Instead, the Jeffries 2013 Agreement provides that Mr. Jeffries is eligible to receive long-term incentive awards each year with a target value of $6,000,000. This target value will be reviewed annually and may be increased at the sole discretion of the Compensation Committee if Company performance warrants such an adjustment. The vesting of at least 60% of each annual long-term incentive award will be subject to performance criteria as determined by the Compensation Committee. For Fiscal 2014, 100% of Mr. Jeffries’ annual long-term incentive award is in the form of PSAs which are subject to rigorous performance criteria determined by the Compensation Committee.

For the remaining NEOs, the majority of their compensation is provided in annual cash incentives contingent upon Company financial performance and long-term equity incentives, including SARs, performance-based RSUs and PSAs, that provide an incentive to create long-term stockholder value. For Fiscal 2013, the Compensation Committee increased the proportion of PSAs and SARs in the mix of long-term incentives to approximately 70% of the total value for the Executive Vice Presidents, and included PSAs in the mix of long-term incentives for officers below the Executive Vice President level. Due to the Company’s Fiscal 2013 performance, the NEOs received no cash incentive payments as the Company did not meet the operating income performance goals established by the Compensation Committee. In addition, the Executive Vice Presidents did not earn any of the target PSAs granted in Fiscal 2012, because the Company’s adjusted diluted EPS for Fiscal 2013 did not meet the minimum growth goal. Mr. Jeffries had not been granted any PSAs in Fiscal 2013. For Fiscal 2014, the Compensation Committee expanded the use of performance-based PSAs by increasing their relative share of the total equity awards to 75% for the COO and to between 40% and 50% for the other NEOs.

In recent years, the Company has made other changes to its executive compensation programs to respond to stockholder input and to conform with “best practices.” During Fiscal 2010, the Jeffries 2008 Agreement was amended (at no cost to the Company) to eliminate Internal Revenue Code Section 280G excise tax gross-up payments. The Company’s incentive plans are subject to a strict “clawback,” allowing the Company to seek repayment of any incentive amounts that were erroneously paid with no requirement of misconduct on the part of the plan participant before the clawback is triggered. Further, the Company has implemented stock ownership guidelines for all directors and executive officers and has imposed holding requirements and five-year cliff vesting on many of the equity awards granted to the CEO under the Jeffries 2008 Agreement. The Company also prohibits associates (including the named executive officers) and directors from engaging in hedging activities with respect to, or pledging, any equity securities of the Company.

Stockholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 53, which describes in more detail how the Company’s executive compensation policies and procedures achieve its compensation objectives, as well as the “Fiscal 2013 Summary Compensation Table” beginning on page 70 and related compensation tables, notes and narrative, which provide detailed information on the compensation of the named executive officers.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Abercrombie & Fitch Co. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation

Discussion and Analysis, the Fiscal 2013 Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “Say on Pay” vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation programs for Fiscal 2015 and future years. Taking into account the advisory vote of stockholders regarding the frequency of future advisory votes to approve executive compensation at our 2011 Annual Meeting of Stockholders, the Board’s current policy is to include an advisory resolution regarding approval of the compensation of our named executive officers annually. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve our executive compensation will occur at the 2015 Annual Meeting of Stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

Required Vote

The approval of the advisory resolution on executive compensation requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides important information on our executive compensation programs and on the amounts shown in the executive compensation tables that follow. In this Proxy Statement, the term “named executive officers” (sometimes referred to as “NEOs”) means the individual executive officers named in the executive compensation tables that follow (and listed below). The compensation programs are governed by the Compensation Committee of the Board (the “Compensation Committee” or the “Committee”), which is comprised solely of independent directors of the Company.

The Company’s NEOs include the following individuals who served as executive officers of the Company throughout Fiscal 2013 and continue to serve:

Executive Officer	Position
Michael S. Jeffries	Chief Executive Officer
Jonathan E. Ramsden	Chief Operating Officer(1) and Chief Financial Officer(2)
Diane Chang	Executive Vice President — Sourcing
Leslee K. Herro	Executive Vice President — Merchandise Planning, Inventory Management and Brand Senses
Amy L. Zehrer	Executive Vice President — Stores

(1)	Jonathan E. Ramsden was appointed Chief Operating Officer as of January 27, 2014.
(2)

The Company has hired a new Chief Financial Officer, Joanne C. Crevoiserat, to (a) allow Mr. Ramsden to transition into his new role and (b) assume certain duties previously held by Leslee K. Herro, upon Ms. Herro’s retirement in September 2014.

Executive Summary

Pay for Performance Culture

Fiscal 2013 was a challenging year for the Company against the backdrop of a difficult retail environment, particularly in the teen space, coming after several years of positive growth in the Company’s core U.S. business. The Company remains committed to creating long-term value for stockholders and associates by delivering a unique customer experience, high-quality fashion forward apparel and an American lifestyle that is synonymous with our iconic global brands. The Company is focused on executing its long-term strategic plan, with an emphasis on returning to positive growth, particularly in its core U.S. business.

The Company’s compensation programs are closely aligned with the Company’s performance. Evidence of this strong link of pay and performance is the fact that the Company’s CEO did not earn a cash bonus or earn or receive any equity awards during Fiscal 2013 because the Company failed to achieve financial targets and its Common Stock underperformed. In addition, the NEOs did not earn any cash bonus and the NEOs other than the CEO forfeited the PSAs granted to them in March 2013. The CEO had not been granted any PSAs in March 2013.

As reported in the “Fiscal 2013 Summary Compensation Table,” beginning on page 70 for Fiscal 2013, total direct compensation (base salary, annual incentive compensation and long-term incentives) paid to or earned by the CEO and each of the other NEOs was as follows:

	Base Salary ($)	Annual Incentive Compensation ($)	Long-Term Incentive ($)
Executive Officer			PSAs		RSUs	SARs
Michael S. Jeffries	$1,500,000	$0	$0		$0	$0
Jonathan E. Ramsden	$782,693	$0	$790,398	(1)	$783,781	$1,176,360
Diane Chang	$995,000	$0	$749,659	(1)	$743,050	$1,117,760
Leslee K. Herro	$995,000	$0	$749,659	(1)	$743,050	$1,117,760
Amy L. Zehrer	$561,923	$0	$948,697	(2)	$415,512	$343,785

(1)

Data reflects grant date fair values. As the Company did not achieve the performance level for the threshold payout with respect to the PSAs granted in Fiscal 2013, these PSAs were forfeited and the NEOs received no actual value.

(2)

Data reflects grant date fair values. As the Company did not achieve the performance level for the threshold payout with respect to the PSAs granted in March 2013, which had a grant date fair value of $238,127, these PSAs were forfeited and Ms. Zehrer received no actual value.

CEO Realizable Pay under Prior Employment Agreement

In addition to assessing target compensation and total compensation as disclosed in the “Fiscal 2013 Summary Compensation Table,” the Compensation Committee has reviewed realizable compensation over the term of the Jeffries 2008 Agreement. As shown below, the realizable compensation for our CEO is 66% lower than the amounts reported in the respective Summary Compensation Tables over the five-year term of the Jeffries 2008 Agreement. This primarily results from the performance of the price of our Common Stock over the term of the Jeffries 2008 Agreement and from the fact that the actual payouts under the Incentive Plan over the five-year term were lower than the sum of the target payout opportunities under the Incentive Plan over the five-year term.

Notes:

Target/Grant Date Pay consists of (1) base salary as reported in the “Fiscal 2013 Summary Compensation Table”; (2) target annual incentive; and (3) grant date accounting value of SARs

Realizable Pay consists of (1) base salary as reported in the “Fiscal 2013 Summary Compensation Table”; (2) actual annual incentive; and (3) intrinsic value of SARs granted, based on the closing price of ANF shares on 1/31/2014 ($35.38)

Shareholder Outreach on “Say on Pay” Vote

Taking into account the results of the 2012 and 2013 “Say on Pay” votes, we have had extensive dialogue with our stockholders. Over the past 12 months, we held discussions with stockholders who, in the aggregate and as of the April 30, 2014 record date for the 2014 Annual Meeting of Stockholders, represented approximately 60% of the shares eligible to be voted at the 2014 Annual Meeting of Stockholders. The Lead Independent Director, the Chair of the Compensation Committee and other directors participated in these discussions. The Company expects to continue such meetings prior to the 2014 Annual Meeting of Stockholders and, as a matter of policy and practice, fosters and encourages engagement with our stockholders on compensation and other matters.

Stockholders generally indicated that they were interested in:

•	Greater percentage of performance-based equity compensation;

•	Alignment of compensation arrangements between the CEO and other NEOs;

•	Rigorous performance metrics that included relative metrics;

•	Different metrics for long-term incentives;

•	Multi-year performance periods;

•	Simpler CEO employment agreement;

•	Willingness to see management highly rewarded for strong performance; and

•	Linkage of metrics to stated operational goals.

In response to the feedback we received from our stockholders and the results of prior “Say on Pay” votes, in addition to the Compensation Committee’s own commitment to ensure the Company’s executive compensation policies and practices are effective in aligning the interests of executives with the achievement of our financial goals and the creation of long-term stockholder value, the Compensation Committee made several changes to the design and disclosure of our executive compensation program for Fiscal 2013 and Fiscal 2014. As a result of further discussions with stockholders, the Compensation Committee continued to implement these changes and has made further revisions, as described below.

Changes to the Organization

As part of the initiative to reposition the Company for growth, major organizational changes have been or are being made. Several of these also improve the Company’s governance structure. The Company has:

➢        Separated the positions of Chairman of the Board of Directors and CEO, with Mr. Jeffries remaining CEO and Arthur C. Martinez joining the Board of Directors as Non-Executive Chairman of the Board of Directors.

➢        Reconstituted the Board of Directors, adding new independent directors Terry L. Burman and Charles R. Perrin to the Board and the Compensation Committee. None of the members of the Compensation Committee were members of the Board of Directors in December 2008, when the Company entered into the Jeffries 2008 Agreement.

➢        Named Jonathan Ramsden to the newly-created position of Chief Operating Officer (“COO”), with Mr. Ramsden continuing as our Chief Financial Officer during an initial transition period.

➢        Hired a new Chief Financial Officer, Joanne C. Crevoiserat, to (1) allow Mr. Ramsden to transition into his new role and (2) assume certain duties previously held by Leslee K. Herro, the Executive Vice President of Merchandise Planning, Inventory Management and Brand Senses, upon Ms. Herro’s retirement in September 2014.

➢        Commenced a search for new brand Presidents to oversee the Company’s Abercrombie & Fitch and abercrombie brands and the Hollister brand.

Changes to the Compensation Program

The Company has implemented significant changes in its compensation programs for its NEOs, including its CEO, for Fiscal 2013 and Fiscal 2014, including the following:

➢       Entered into a new employment agreement with Mr. Jeffries, as described below in more detail, that provides a strong and direct link between pay and performance, while reflecting mainstream compensation practices and emphasizing performance-based pay elements.

➢       Eliminated the formulaic semi-annual equity grants based on increases in total shareholder return contained in the Jeffries 2008 Agreement.

➢       Effective in Fiscal 2013 (and continuing in Fiscal 2014), the Compensation Committee has revised the performance periods under the cash Incentive Plan to provide that awards are eligible to be earned based on an annual performance period, rather than two semi-annual periods, to reduce volatility in payouts and to align with market practice.

➢       Changed the mix of long-term incentive awards granted to the NEOs to emphasize performance-based awards. 100% of the equity award granted to the CEO in Fiscal 2014 consisted of PSAs. 75% of the equity award granted to the COO in Fiscal 2014 consisted of PSAs and 25% consisted of SARs. Between 40% and 50% of the equity awards granted to the other NEOs in Fiscal 2014 consisted of PSAs and the remainder consisted of SARs and RSUs.

➢       Changed the time frame for measuring performance and vesting of PSAs to three years, rather than one year.

➢       Revised the design of the PSAs granted to the NEOs, including the CEO, to provide for vesting based upon rigorous performance metrics linked to the Company’s stated operating goals rather than a single earnings per share metric.

➢       Weighted the three new PSA metrics as follows: one-third based on Relative Total Shareholder Return (“TSR”) versus the S&P Retail Select Industry Index; one-third based on Return on Equity (“ROE”); and one-third based on the improvement in Earnings Before Interest and Taxes (“EBIT”) margin (“EBIT Margin Improvement”).

➢       Incorporated a high degree of difficulty in the relative TSR goals by requiring performance at the 60th percentile of the companies in the S&P Retail Select Industry Index before the target PSA payout is earned and performance at or above the 90th percentile before the maximum PSA payout is earned.

➢       Added further stockholder protections by requiring that Mr. Jeffries forfeit the PSAs to be earned based on relative TSR if absolute TSR is negative over the three-year performance period and by capping the percentage which may be earned by the other NEOs at 100% of the target PSA payout in the event of negative TSR over the three-year performance period.

➢       Selected ROE as a PSA metric associated with long-term value creation and set the performance level for threshold payout at 10.5%, in part to reflect the Company’s cost of capital, and the performance level for maximum payout at 20%, to reward superior performance.

➢       Responded to investor feedback by measuring ROE performance on a GAAP basis over the three-year performance period, without factoring in the typical adjustments to reported results (except that the Committee retains the ability to reduce reported results in the event of a leveraged share repurchase of more than $100 million).

➢       Set challenging EBIT Margin Improvement goals based on a targeted improvement of 175 basis points in Fiscal 2014, with goals for Fiscal 2015 and Fiscal 2016 to be established based on the annual plans approved for subsequent years of the three-year performance period.

A summary of the financial targets approved by the Committee for PSAs granted in Fiscal 2014 is presented below:

Payout Level Under Performance Metric	Total Shareholder Return vs. the S&P Retail Select Industry Index for Fiscal Years 2014 through 2016*	Return on Equity for Fiscal Years 2014 through 2016*	EBIT Margin Improvement for Fiscal Year 2014 vs. Fiscal Year 2013*
Maximum	90th Percentile or More	20% or More	250 Basis Points or More
Target	60th Percentile	15%	175 Basis Points
Threshold	30th Percentile	10.5%	100 Basis Points

*	If the performance level falls between “Threshold” and “Target” or between “Target” and “Maximum,” the level of payout is determined through interpolation.

New Employment Agreement with the CEO

Mr. Jeffries is effectively the “founder” of the modern day Abercrombie & Fitch due to his unique role and contributions during his more than 20-year tenure. During Fiscal 2013, Mr. Jeffries served as both the Company’s Chairman of the Board and its CEO. Effective January 27, 2014, the Company separated the roles of CEO and Chairman of the Board, and Mr. Jeffries now serves solely as the Company’s CEO and a member of the Company’s Board of Directors. In addition to his role as CEO, he also functions as the brand visionary and chief creative talent for the Company. Under his leadership, the Company reinvented the Abercrombie & Fitch brand, created the Hollister and abercrombie brands and launched a long-term international expansion plan.

During Fiscal 2013, Mr. Jeffries’ employment was subject to the terms and conditions of the Jeffries 2008 Agreement, which expired on February 1, 2014. On December 9, 2013, the Company entered into the Jeffries 2013 Agreement that emphasizes performance-based compensation elements and reflects mainstream and “best” compensation practices. The Jeffries 2013 Agreement became effective on February 2, 2014, when the Jeffries 2008 Agreement expired, and may be terminated by either party at any time after February 1, 2015 on 12 months’ written notice.

Mr. Jeffries’ base salary rate remains the same and has not been increased since 2006. Under the Jeffries 2013 Agreement, he continues to participate in the Incentive Plan on the same basis as other NEO participants. Effective in Fiscal 2014, Mr. Jeffries’ target annual cash incentive award was increased to 150% of his base salary from 120% of his base salary.

The Jeffries 2013 Agreement structures Mr. Jeffries’ long-term incentive opportunity differently from the structure incorporated in the Jeffries 2008 Agreement. The formulaic semi-annual equity grants based on increases in total shareholder return contained in the Jeffries 2008 Agreement were eliminated (although Mr. Jeffries did not receive any semi-annual equity awards under the Jeffries 2008 Agreement in Fiscal 2012 or Fiscal 2013 due to the performance of the Company’s Common Stock in those years). Instead, the Jeffries 2013 Agreement provides that Mr. Jeffries is eligible to receive long-term incentive awards each year (beginning with Fiscal 2014) with a target value of $6,000,000. The vesting of at least 60% of each annual long-term incentive award must be subject to performance criteria, as determined by the Compensation Committee. As noted above, PSAs with rigorous performance metrics comprised 100% of the actual equity award approved by the Compensation Committee for Mr. Jeffries in Fiscal 2014.

In addition, the termination benefits for Mr. Jeffries under the Jeffries 2013 Agreement provide for accelerated vesting of long-term incentives only in limited circumstances. Unvested long-term incentive awards that were granted to Mr. Jeffries within two years prior to the date of Mr. Jeffries’ termination due to retirement or resignation other than for good reason or following the expiration of the term will be forfeited, unless the Compensation Committee determines otherwise. Unvested long-term incentive awards held by Mr. Jeffries that were granted at least two years prior to such a termination will become fully vested as of the termination date, except that to the extent such awards contain performance-based vesting criteria, vesting will occur at the end of the applicable performance period and vesting will be based on actual performance over the entire performance period.

Upon a termination of Mr. Jeffries’ employment either by the Company without cause or by Mr. Jeffries for good reason prior to a “change of control” (as defined in the Jeffries 2013 Agreement), unvested long-term incentive awards granted to Mr. Jeffries within two years prior to the date of termination will be forfeited, unless the Compensation Committee decides otherwise. Unvested long-term incentive awards held by Mr. Jeffries that were granted at least two years prior to such a termination will become fully vested as of the termination date, except that to the extent such awards contain performance-based vesting criteria, vesting will occur at the end of the applicable performance period and vesting will be based on actual performance over the entire performance period.

Best Practices

In addition to the changes to the compensation programs described above, the following compensation decisions and practices demonstrate how the Company’s executive compensation program reflects best practices and reinforces the Company’s culture and values:

➢       Emphasis on At-Risk Pay — For NEOs, including the CEO, the majority of their total compensation opportunity is contingent upon Company financial performance and appreciation in the market price of the Company’s Common Stock.

➢       Rigorous Performance Metrics — Both the annual cash incentive and the PSA awards depend entirely on corporate financial results. Annual cash incentives are earned for meeting challenging Operating Income targets. The earning of PSAs depends on three metrics: relative TSR, ROE, and EBIT Margin Improvement.

➢       No Excise Tax Gross-Up Payments — None of the NEOs (including the CEO) is entitled to gross-up payments in the event that any payments or benefits provided to him or her by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code.

➢       Stock Ownership Guidelines — Executive officers and directors are subject to stock ownership guidelines that align their long-term financial interests with those of the Company’s stockholders.

➢       Clawback Policy — Each of the plans pursuant to which annual and long-term incentive compensation may be paid to the Company’s executive officers includes a stringent “clawback” provision, which allows the Company to seek repayment of any incentive amounts that were erroneously paid, without any requirement of misconduct on the part of the plan participant.

➢       Derivatives and Hedging Policy — The Company prohibits associates (including the NEOs) and directors from engaging in hedging transactions with respect to any equity securities of the Company held by them.

➢       Policy Against Pledging — The Company prohibits associates (including the NEOs) and directors from pledging any equity securities of the Company held by them.

Compensation Process and Objectives

The Compensation Committee, in consultation with Company management and the Compensation Committee’s independent advisors, oversees the executive compensation and benefits program for the Company’s NEOs. The compensation program is comprised of a combination of base salary, annual incentive compensation, long-term incentives and associate benefits. The objective of the executive compensation program is to attract, motivate and retain key creative and management talent who thrive in the highly-competitive specialty retail industry. The executive compensation program is designed to encourage a high degree of teamwork and reward individuals for achieving challenging financial and operational objectives that we believe lead to the creation and sustaining of long-term stockholder value.

The Company operates in the fast-paced and highly-competitive arena of specialty retail. To be successful, the Company must attract and retain key creative and management talents who thrive in this environment. The Company sets high goals and expects superior performance from these individuals. The Company’s executive compensation structure is designed to support this culture. As such, the Company’s executive compensation and benefit programs are designed to:

•	Drive high performance to achieve financial goals and create long-term stockholder value;

•	Reflect the strong team-based culture of the Company; and

•

Provide compensation opportunities that are competitive with those offered by similar specialty retail organizations and other companies with which the Company competes for high caliber executive talent.

Elements of Compensation Program

The Company’s compensation program consists of the following elements:

	Pay Element	What It Does	Performance Measures
	Base Salary	Fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance	Experience, job responsibility, results against goals
Annual Incentive	Annual Cash Incentive Payments under the Incentive Plan	Variable pay that is designed to reward the attainment of short-term business goals, with target award opportunities expressed as a percentage of base salary	Operating Income (which may reflect adjustments consistent with the Incentive Plan provisions and the basis on which the performance goals are set)
Long-Term Incentive	PSAs	Stock-based awards tied to increases in stockholder value over longer periods of time, achievement of operating objectives and retention that are intended to align the interests of associates to those of stockholder

Performance measure for awards granted in 2013 was adjusted diluted EPS. Performance measures for awards granted in Fiscal 2014 are:

• (33  1/3 percent) Relative TSR(1)

• (33 1/3 percent) ROE(2)

• (33 1/3 percent) EBIT Margin Improvement(3)

Although the target number of PSAs subject to each performance measure will be equal, the accounting value associated with each such target number will not be equal in amount.

	RSUs		Share price movement
	SARs		Share price movement
Other	Benefits	Additional programs offered to attract and retain capable associates	N/A

(1)	Relative Total Shareholder Return (“Relative TSR”) as measured versus the S&P Retail Select Industry Index at both the beginning and the end of the performance period.
(2)

Return on Equity (“ROE”) as measured on an average basis over the performance period and calculated as GAAP Net Income for each year divided by the 5-point average quarterly stockholders’ equity for the year.

(3)

Improvement in Earnings Before Interest and Taxes Margin (“EBIT Margin Improvement”) as measured by comparing the prior year and current year adjusted EBIT margins to measure the degree of improvement.

Fiscal 2013 Compensation Actions

Base Salary

NEO base salaries reflect the Company’s operating philosophy, culture and business direction, with each base salary determined based upon an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, the Company’s ability to attract and retain critical executive officers and base salaries paid for comparable positions within an identified compensation peer group. No specific goals or weighting is applied to the factors considered in setting the level of base salary, and thus the process relies on the subjective exercise of the Compensation Committee’s judgment.

The Compensation Committee did not award a base salary increase to the CEO. With respect to the other NEOs, in Fiscal 2013, the Company approved certain merit increases of only 1.3%, much lower than the aggregate (Company-wide) base salary increase budget of 2.9%. In establishing this budget and approving the increases, the Compensation Committee reviewed market data on projected base salary increases published by numerous sources including Hay Group and Equilar. These increases were based upon a variety of factors, discussed above, and were primarily driven by each of the NEO’s performance ratings and market comparisons. The NEOs other than the CEO received the following base salary increases during Fiscal 2013:

NEO	Base Salary Before Increase	Base Salary After Increase	% Change	Effective Date
Jonathan E. Ramsden	$770,000	$785,000	1.9%	3/24/2013
Diane Chang	$995,000	$995,000	0%	N/A
Leslee K. Herro	$995,000	$995,000	0%	N/A
Amy L. Zehrer	$545,000	$565,000	3.7%	3/24/2013

Annual Cash Incentive Plan

The annual cash Incentive Plan is designed to focus on and reward short-term operating performance. It is the broadest of the Company’s management incentive programs with eligibility approaching 1,000 participants, including the CEO and the other NEOs.

The Incentive Plan has target incentive levels, expressed as a percentage of base salary, for each level of eligible associate. Awards under the Incentive Plan vary based upon the performance of the Company relative to the goals set by the Compensation Committee at the beginning of each fiscal year. The maximum incentive opportunity that can be earned under the Incentive Plan is two times the target award, and designed for the achievement of outstanding performance. For performance falling in between the “threshold,” “target” and “maximum” performance levels, the Company awards incentive payout amounts which are determined on an interpolated basis. For performance falling below the “threshold” performance level, no incentive payouts are made.

The table below shows the potential payouts for Fiscal 2013 to the NEOs under the Incentive Plan, as a percentage of base salary:

NEO	Minimum Annual Incentive Payout as a % of Base Salary	Payout at Threshold Performance Level as a % of Base Salary	Payout at Target Performance Level as a % of Base Salary	Payout at Maximum Performance Level as a % of Base Salary
Michael S. Jeffries	0%	30.00%	120%	240%
Jonathan E. Ramsden	0%	21.25%	85%	170%
Diane Chang	0%	23.75%	95%	190%
Leslee K. Herro	0%	23.75%	95%	190%
Amy L. Zehrer	0%	16.25%	65%	130%

For Fiscal 2013, the Company’s Incentive Plan was based upon a single, twelve-month period, rather than being divided into two six-month periods as in prior years. The Company believes that a single, twelve-month performance period for annual cash incentive compensation is consistent with best practices and reduces the volatility of potential payouts.

The Compensation Committee intends that payments under the Incentive Plan qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, although there can be no guarantee that any individual payment under the Incentive Plan will so qualify.

Consistent with prior years, the Company performance measure for Fiscal 2013 was operating income. For Fiscal 2013, there were no payouts under the Incentive Plan because the minimum financial performance goals were not met. The metrics and actual results for the twelve-month performance period were as follows:

	Fiscal 2013 Metric ($000s)
	Threshold	Target	Maximum	Actual ($000s)*
% Payout	25%	100%	200%	0%
Operating Income	$400,000	$437,294	$487,019	$222,877

*	Actual operating income is adjusted to add back $81.5 million in pre-tax charges related to the restructuring of the Gilly Hicks brand, $46.7 million in pre-tax charges related to other store-related asset impairments, and $13.8 million in pre-tax charges related to the Company’s profit improvement initiative, consistent with the Incentive Plan provisions and the basis on which the performance goals were set.

The Incentive Plan gives the Compensation Committee members discretion to adjust cash incentive payouts downward based on their business judgment. However, the Compensation Committee may not adjust cash incentive payouts upward under the terms of the Incentive Plan. No discretionary adjustments were made for Fiscal 2013.

Long-Term Equity Incentives

No Long-Term Equity Incentives Granted in Fiscal 2013 to the CEO

Under the Jeffries 2008 Agreement, as discussed above, the CEO’s compensation program was structured so that a large majority of his compensation depended on the Company’s ability to grow and sustain total stockholder return. The CEO earned no semi-annual grants for Fiscal 2012 or Fiscal 2013 because the total stockholder return for each of the two semi-annual measurement periods in each fiscal year did not increase above the previous “high-water mark” achieved during the term of the Jeffries 2008 Agreement.

The CEO was also subject to mandatory holding periods beyond the completion of the Jeffries 2008 Agreement for a significant portion of the equity awards he has received under the Jeffries 2008 Agreement. The material terms of the Jeffries 2008 Agreement are provided in the section captioned “Employment Agreement with Mr. Jeffries — Jeffries 2008 Agreement — In Effect Throughout Fiscal 2013”, beginning on page 73. In addition, see the discussion above regarding the CEO’s long-term equity incentive awards for Fiscal 2014.

Long-Term Equity Incentives Granted during Fiscal 2013 to NEOs other than the CEO

Long-term incentives are used to balance the annual focus of the Incentive Plan by tying a significant portion of total compensation to performance achieved over multi-year periods. Under the 2005 LTIP, which was approved by stockholders at the 2005 Annual Meeting of Stockholders, and the 2007 LTIP, which was approved by stockholders at the 2007 Annual Meeting of Stockholders and was both amended and restated with the approval of stockholders at the 2011 Annual Meeting of Stockholders, the Compensation Committee may grant a variety of long-term incentive vehicles, including stock options, SARs, RSUs, and PSAs. For the other NEOs, in Fiscal 2013, the Company granted a combination of performance-based RSUs, SARs and PSAs, increasing the portion delivered in PSAs compared to Fiscal 2012.

Mr. Ramsden received an additional grant in May 2013 to reflect his increase in responsibilities and bring his long-term incentive award in line with that of Ms. Chang and Ms. Herro. Ms. Zehrer also received an additional equity grant in May 2013, secured with her execution of a protective covenants agreement, to recognize her promotion and increased responsibilities and an equity grant in September 2013 to recognize her integral role in the profit improvement initiative.

The mix of long-term incentives granted to the Executive Vice Presidents in Fiscal 2013 is shown below. In Fiscal 2013, the mix of awards was adjusted so that a higher proportion of the grant (as compared to Fiscal 2012) is in the form of PSAs. Over time, the Compensation Committee expects that performance-based awards, in the form of PSAs and SARs, will continue to increase as a percentage of the total value of the long-term incentives granted to the NEOs. In Fiscal 2014, 75% of the equity awards granted to the COO consisted of PSAs and 25% consisted of SARs. Between 40% and 50% of the equity awards granted to the other NEOs consisted of PSAs and the remainder consisted of SARs and RSUs.

Grant Date Value of Individual Types of Long-Term Incentives as a % of Total

Granted to NEOs other than the CEO

Named Executive Officer	PSAs	RSUs	SARs
Jonathan E. Ramsden	29%	28%	43%
Diane Chang	29%	28%	43%
Leslee K. Herro	29%	28%	43%
Amy L. Zehrer	56%	24%	20%

Target long-term incentive award levels are set by position level based on the Company’s assessment of what is required to attract and retain critical talent as well as information on compensation levels paid for comparable positions within the compensation peer group identified on page 67 and industry survey data. The target long-term incentive award levels are expressed in terms of fixed numbers of shares. The advantage of fixed share guidelines is that it allows the Company to control share usage and dilution more closely than target grant value guidelines, particularly given the volatility of the price of the Company’s Common Stock. Fixing the number of shares has meant that the grant value of these long-term incentive awards has changed significantly from year to year and automatically aligns with changes in total stockholder value — being relatively higher when the price of the Company’s Common Stock is higher at the time of grant and lower when the Common Stock price is relatively lower.

Performance Share Awards. In Fiscal 2013, the Company also granted PSAs to the NEOs other than the CEO. The number of PSAs earned would vary from 0% to 200% of target, depending on the level of growth of Fiscal 2013 adjusted diluted EPS over Fiscal 2012 adjusted diluted EPS and the achievement of positive adjusted non-GAAP net income in Fiscal 2014 and Fiscal 2015. The NEOs other than the CEO did not earn any of the target PSAs granted in Fiscal 2013 based on the level of our performance with respect to the adjusted diluted EPS performance goal. If any of the PSAs had been earned, they would have converted to RSUs, of which the first 33 1/3% would have vested in March 2014 with the remainder to vest in equal installments in Fiscal 2015 and Fiscal 2016, subject to continued employment with the Company and to the Company achieving positive adjusted non-GAAP net income in Fiscal 2014 and Fiscal 2015.

For Fiscal 2013, the metrics and actual results were as follows:

	Fiscal 2013 Metrics
	Threshold	Target	Maximum	Actual
% Payout	50%	100%	200%	N/A
Adjusted Diluted EPS	$3.20	$3.40	$3.80	$1.91
% Growth Over Prior Year Adjusted Diluted EPS	5%	12.5%	20%	N/A

Restricted Stock Units. The Company includes a performance component to the vesting schedule for RSUs for the NEOs other than the CEO. Subject to continued employment with the Company, performance-based RSUs granted in Fiscal 2013 to the NEOs other than the CEO will vest 25% a year, provided the Company’s adjusted non-GAAP net income is positive for the fiscal year ended immediately preceding the date the installment is to vest. If this performance hurdle is not met, the RSUs will not vest in accordance with the vesting schedule for that year. The NEOs other than the CEO would have the opportunity to earn back this unvested portion of the award if the cumulative performance criteria are met in a subsequent year, subject to continued employment with the Company. The Compensation Committee retains the right to adjust equity vesting schedules for specific circumstances.

Stock Appreciation Rights. The SARs granted to our NEOs other than the CEO in Fiscal 2013 vest 25% a year over four years beginning on the one-year anniversary of the grant date, subject to continued employment with the Company.

Long-Term Equity Incentives Earned for Fiscal 2012 Performance and Received in Fiscal 2013 by NEOs other than the CEO

During Fiscal 2012, the Compensation Committee approved and implemented a “scorecard” approach which combined both objective criteria and subjective assessment to determine the actual number of SARs and RSUs to be granted to the Executive Vice Presidents under our fixed share guidelines. These criteria were intended to provide greater transparency to the Compensation Committee’s decision-making process for determining the size of equity grants. A range of 80% to 120% of the target number of SARs and RSUs was eligible to be awarded by the Committee depending on Company and individual performance criteria. These criteria included an assessment by the Compensation Committee of the Company’s prior year’s performance based on adjusted diluted EPS growth and total sales growth against long-term targets and against the performance of peer retail companies. In addition, the CEO’s assessment of the individual performance of each Executive Vice President was considered by the Compensation Committee. No weightings applied to the factors considered in setting the target long-term incentive award level for each associate, and thus the process relied on the subjective exercise of the Compensation Committee’s judgment.

For the equity grants to be earned for Fiscal 2012 performance, the objective criteria, which were established in March 2012, were considered by the Compensation Committee following the end of Fiscal 2012, in connection with determining the Fiscal 2013 equity grants. The objective criteria and the Company’s actual performance against the criteria for Fiscal 2012 are described in the table below:

Performance Metric	Fiscal 2012 Target	Fiscal 2012 Results
Adjusted Diluted EPS Growth*	12.5%	39%
Net Sales Growth	10.0%	8%
Relative Financial Performance (Adjusted Diluted EPS Growth)*	50th — 75th Percentile of comparator companies	90th Percentile of comparator companies
Relative Financial Performance (Net Sales Growth)	50th — 75th Percentile of comparator companies	62nd Percentile of comparator companies
Individual Performance Assessment	Excellent	Outstanding
Overall Score:		Above Target

*	Adjusted diluted EPS excludes charges for impairments of store-related long-lived assets with respect to Fiscal 2012, and charges for impairments and write-downs of store-related long-lived assets, charges related to store closures and leases exits, charges associated with legal settlements and auction rate securities charges for Fiscal 2011. As previously disclosed, the Company changed its method of accounting for inventory from the lower of cost or market utilizing the retail method to the cost method effective in the fourth quarter of Fiscal 2012. The values above have not been adjusted for this change and reflect the retail method of accounting for inventory.

After considering the performance against the pre-set objective criteria, as well as subjective criteria, overall compensation and historic practice, the Compensation Committee determined to grant (in March 2013) 100% of the target number of shares indicated under our fixed share guidelines, even though the “scorecard” rating indicated an “above-target” award, utilizing the Compensation Committee’s negative discretion

Equity Grant Policy

The Compensation Committee follows an Equity Grant Policy pursuant to which it reviews and approves individual grants for the NEOs, as well as the total number of shares covered by PSAs, RSUs and SARs granted to all associates. The annual equity grants typically are reviewed and approved at the Compensation Committee’s regular March meeting. The grant date for these annual grants is the date of the Compensation Committee meeting at which they are approved. Administration of PSA, RSU and SAR awards is managed by the Company’s human resources department with specific instructions related to timing of grants given by the Compensation Committee. The Company has no intention, plan or practice to select annual grant dates for NEOs in coordination with the release of material, non-public information, or to time the release of such information because of award dates.

Benefits

As associates of the Company, the NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

In addition to the qualified Abercrombie & Fitch Co. Savings and Retirement Plan (the “401(k) Plan”), the Company has a nonqualified deferred compensation plan, the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan (the “Nonqualified Savings and Supplemental Retirement Plan”), that allows members of senior management to defer a portion of their compensation over and above the Internal Revenue Service (“IRS”) limits imposed on the Company’s 401(k) Plan. The Company also makes matching and retirement contributions to the Nonqualified Savings and Supplemental Retirement Plan on behalf of the participants. Company contributions have a five-year vesting schedule from the date of employment by the Company. The Nonqualified Savings and Supplemental Retirement Plan allows participants the opportunity to save and invest their own money on a similar basis (as a percentage of their compensation) as other associates under the 401(k) Plan. Furthermore, the Nonqualified Savings and Supplemental Retirement Plan is competitive, and the Company’s contribution element provides retention value. The Company’s Nonqualified Savings and Supplemental Retirement Plan is further described and Company contributions and the individual account balances for the NEOs are disclosed under the section captioned “EXECUTIVE OFFICER

COMPENSATION — Nonqualified Deferred Compensation” beginning on page 78. The Company provides a separate Supplemental Executive Retirement Plan to the Company’s CEO, the material provisions of which are described under the section captioned “EXECUTIVE OFFICER COMPENSATION — Pension Benefits” beginning on page 78. The decrease for Fiscal 2013 in the actuarial present value in respect of Mr. Jeffries’ accumulated benefit under his Supplemental Executive Retirement Plan was due to a decrease in Mr. Jeffries’ preceding 36-month average compensation (base salary and actual annual incentive as averaged over the last 36 consecutive full months ending prior to his retirement and not including any “stay bonus” paid pursuant to one of Mr. Jeffries’ prior employment agreements), and an increase in Mr. Jeffries’ age, resulting in a lower future life expectancy.

The Company offers a life insurance benefit for all full-time associates equal to two times base salary. For Vice Presidents and above, the death benefit is set at four times base salary, up to a maximum of $2,000,000.

The Company offers a long-term disability benefit to all full-time associates which covers 60% of base salary for the disability period. In addition, the Company offers an Executive Long-Term Disability Plan for all associates earning over $200,000 in base salary which covers an additional 15% of base salary and 75% of target annual cash incentive compensation for the disability period.

The Company does not offer perquisites to its executive officers that are not widely available to all full-time associates, with the exception of the CEO, who is currently provided certain perquisites, including supplemental life insurance, personal security, and limited personal use of Company aircraft, as more fully described in the footnotes to the “Fiscal 2013 Summary Compensation Table” beginning on page 70. At the time the Jeffries 2008 Agreement was entered into or amended, as applicable, the Compensation Committee carefully considered the provision of these benefits, including personal aircraft use limited to $200,000 per year and personal security, and approved those benefits out of concern for the CEO’s safety and his extensive travel schedule, which provisions continue in the Jeffries 2013 Agreement.

Role of the Compensation Committee

In Fiscal 2013, Compensation Advisory Partners LLC (“CAP”) served as the Committee’s compensation consultant and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) served as the Committee’s independent outside counsel. The only services that CAP and Gibson Dunn perform for the Company are at the direction of the Compensation Committee. Neither CAP nor Gibson Dunn provided any services to the Company in Fiscal 2013 other than executive and director compensation consulting and advisory services. In this regard, the Compensation Committee has adopted a policy regarding the use of outside compensation consultants that provides as follows:

If the Committee retains a compensation consultant to provide advice, information and other services to the Committee relating to the compensation of the Company’s Chief Executive Officer, its officers identified in Rule 16a-1(f) under the Exchange Act or its non-associate directors or other matters within the responsibility of the Committee, such consultant may only provide services to, or under the direction of, the Committee and is prohibited from providing any other services to the Company.

The Compensation Committee has the right to terminate the services of the outside counsel and the compensation consultant at any time. While the Compensation Committee retains Gibson Dunn and CAP directly, Gibson Dunn and CAP interact with the Company’s Executive Vice President of Human Resources, the Company’s General Counsel and the Company’s COO and their respective staffs in carrying out assignments in order to obtain compensation and performance data for the executive officers and the Company. In addition, the Compensation Committee’s advisors may, at their discretion, seek input and feedback from management of the Company regarding their work product prior to presentation to the Compensation Committee in order to confirm information is accurate or address other similar issues. Representatives from Gibson Dunn and CAP are present at all Compensation Committee meetings, and generally attend executive sessions of the Committee. Both firms provide independent perspectives on any management proposals. In Fiscal 2013, the Compensation Committee reviewed the factors specified in the NYSE listing standards and determined that each of CAP and Gibson Dunn was independent and their respective work did not raise any conflict of interest.

Decisions regarding the compensation of the CEO and the other NEOs are made solely by the Compensation Committee, although it does receive input from its independent advisors and management of the Company. The CEO provides recommendations for the compensation of the other NEOs. The CEO also provides input regarding his own goals, targets and performance. The Compensation Committee often requests certain Company executive officers to be present at Compensation Committee meetings where executive compensation and Company and individual performance are discussed and evaluated so they can provide input into the decision-making process. Executive officers may provide insight, suggestions or recommendations regarding executive compensation during periods of general discussion, but do not have a vote in any decision-making.

Compensation and Benefits Structure

Pay Level  —  Determination of the appropriate pay opportunity

Pay levels for all associates of the Company, including the NEOs listed in the “Fiscal 2013 Summary Compensation Table” beginning on page 70, are based on a number of factors, including each individual’s role and responsibilities within the Company, current compensation, experience and expertise, pay levels in the competitive market for similar positions, internal pay equity relationships including those between the executive officers and the CEO and the performance of the individual, his/her area of responsibility and the Company as a whole. The Compensation Committee approves the pay levels for all the executive officers. In determining the pay levels, the Compensation Committee considers all elements of compensation and benefits.

The primary data source used in setting competitive market levels for the NEOs is information publicly disclosed by the peer retail companies listed below, based on a comparison prepared annually by the independent compensation consultant to the Committee. The Compensation Committee does not precisely benchmark each NEO’s compensation to defined market level, but it does review market information as a general reference. In a given year, the Committee may engage in a more detailed review which may result in significant adjustments to a given executive officer’s compensation. Actual total compensation in a given year will vary above or below the individual’s target compensation levels based primarily on the attainment of overall Company financial goals and the creation of stockholder value.

The peer retail companies used by the Compensation Committee in determining the “competitive market” with respect to Fiscal 2013 compensation decisions are included in the table below. The peer group has not changed since Fiscal 2012 (Saks Incorporated is not included due to its being acquired in 2013). At the time the peer group was determined, the Company’s revenues approximated the peer group median and its market capitalization was positioned between median and the 75th percentile. At the end of Fiscal 2013, the Company was positioned at the 49th percentile in terms of revenues and the 34th percentile in terms of market capitalization.

Aéropostale, Inc.	American Eagle Outfitters, Inc.	Ann Inc.
Coach, Inc.	Dick’s Sporting Goods, Inc.	Express, Inc.
Foot Locker, Inc.	Guess?, Inc.	Kate Spade & Company (f/k/a Fifth & Pacific Companies, Inc.)
L Brands, Inc. (f/k/a Limited Brands, Inc.)	Nine West Holdings, Inc. (f/k/a The Jones Group Inc.)	Nordstrom, Inc.
PVH Corp.	Quiksilver, Inc.	Ralph Lauren Corporation
Ross Stores, Inc.	Tiffany & Co.	Urban Outfitters, Inc.
V.F. Corporation	Williams-Sonoma, Inc.

Employment Agreements, Severance and Change-in-Control Benefits

The Compensation Committee carefully considers the use and conditions of employment agreements. The Compensation Committee recognizes that, in certain circumstances, formal written employment contracts are necessary in order to successfully recruit and retain senior executive officers. Currently, only Mr. Jeffries, the CEO, has such an employment contract, the material provisions of which are described in the section captioned “EXECUTIVE OFFICER COMPENSATION — Employment Agreement with Mr. Jeffries — Jeffries 2013 Agreement — In Effect Beginning February 2, 2014” beginning on page 75. The Compensation

Committee believes it is in the best interest of the Company to ensure that Mr. Jeffries’ employment is secured through the use of a contract.

All associates who participate in the Company’s stock-based compensation plans, including the CEO and the other NEOs (other than awards that were granted to the CEO pursuant to the Jeffries 2008 Agreement and the Jeffries 2013 Agreement), are entitled to certain benefits in the event of termination due to death or disability or a change in control as set forth in the plan documents for the Company’s stock-based compensation plans. The Compensation Committee and the CEO agreed (effective January 28, 2011) that, for no compensation, the CEO will not be entitled to any gross-up payments in the event that any payments or benefits provided to him by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code. The foregoing arrangements are discussed in further detail in the section captioned “EXECUTIVE OFFICER COMPENSATION — Potential Payments Upon Termination or Change of Control” beginning on page 81.

Clawback Policy

As discussed above under the caption “Executive Summary — Best Practices” beginning on page 59, each of the plans pursuant to which annual and long-term incentive compensation is paid to the Company’s executive officers (i.e., the Incentive Plan, the 2005 LTIP and the 2007 LTIP) includes a stringent “clawback” provision, which allows the Company to seek repayment of any incentive amounts that were erroneously paid. Each of the plans provides that if (i) a participant (including one or more NEOs) has received payments under the plan pursuant to the achievement of a performance goal and (ii) the Compensation Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of such payment would not have been paid given the correct data, then such portion of any such payment made to the participant must be repaid by such participant to the Company, without any requirement of misconduct on the part of the participant.

Stock Ownership Guidelines

As discussed above under the caption “Executive Summary — Best Practices” beginning on page 59, the Board believes it is important that the executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of the Company’s stockholders. Accordingly, the Board adopted stock ownership guidelines for all directors and executive officers effective as of November 12, 2009, and updated as of June 19, 2013.

The guidelines for the executive officers are five times annual base salary for the CEO and one times annual base salary for the other executive officers. The guidelines are initially calculated using the executive officer’s base salary as of the later of the date the guidelines were adopted and the date the individual was first designated as an executive officer by the Board. The guidelines may be modified, at the discretion of the Nominating and Board Governance Committee, when an executive officer changes pay grade and otherwise from time to time. Until the amount contemplated by the guidelines is achieved, the executive officer is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or stock-settled SARs or the vesting of restricted stock or RSUs, in each case netted to pay any exercise price or withholding taxes; provided, that for the three-year transition period which ended November 12, 2012, executive officers were required to retain 33 1/3% of the net shares received if they were not above the applicable guidelines. All of the executive officers have complied with their obligations under the guidelines.

The guideline for the directors is five times the amount of the annual retainer paid to directors, calculated using the annual retainer as of the later of the date the guidelines were adopted and the date the director is elected to the Board. It is anticipated that directors should be able to achieve the guideline within three years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. All of the directors are currently in compliance with the guidelines.

Compensation Considerations Related to Tax Deductibility under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to the CEO and to each of the other three most highly compensated executive officers (excluding the CFO) whose compensation is required to be disclosed pursuant to Item 402 of SEC Regulation S-K. Section 162(m) exempts qualified performance-based compensation, among other things, from this deductibility limitation. However, the Compensation Committee’s policy is to maximize the deductibility of executive compensation, to the extent compatible with the needs of the business, as the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make pay decisions (such as the determination of the base salary of the CEO) that result in compensation expense that is not fully deductible under Section 162(m). Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect).

Compensation Considerations Related to Accounting

When determining amounts of long-term incentive grants to executive officers and associates, the Compensation Committee examines the accounting cost associated with the grants. Under U.S. generally accepted accounting principles, grants of options, SARs, RSUs, PSAs and other share-based payments result in an accounting charge for the Company. The Committee considers the accounting implications of the executive compensation program, including the estimated cost for financial reporting purposes of equity compensation as well as the aggregate grant date fair value of equity compensation computed in accordance with FASB ASC Topic 718.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board reviewed the “COMPENSATION DISCUSSION AND ANALYSIS” and discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board:

Michael E. Greenlees (Chair)	Terry L. Burman*	Kevin S. Huvane	Charles R. Perrin	Craig R. Stapleton

*	Became member of Compensation Committee on February 20, 2014.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to or earned by the NEOs for Fiscal 2013, Fiscal 2012 and Fiscal 2011.

Fiscal 2013 Summary Compensation Table

Name and Principal Position During Fiscal 2013	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option/SAR Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Michael S. Jeffries	2013	$1,500,000	$—	$—	$—	$—	$48,445	$696,321	$2,244,766
Chairman and Chief	2012	$1,528,846	$—	$—	$—	$1,731,600	$4,099,389	$800,538	$8,160,373
Executive Officer(7)	2011	$1,500,000	$—	$—	$43,201,893	$1,188,000	$1,460,398	$719,182	$48,069,473
Jonathan E. Ramsden	2013	$782,693	$—	$1,574,179	$1,176,360	$—	$4,937	$132,582	$3,670,751
Executive Vice President,	2012	$781,346	$—	$1,615,095	$1,588,275	$588,816	$20,047	$152,708	$4,746,287
Chief Operating Officer and Chief Financial Officer(8)	2011	$745,192	$—	$1,224,833	$1,560,300	$382,800	$10,616	$119,426	$4,043,167
Diane Chang	2013	$995,000	$—	$1,492,709	$1,117,760	$—	$14,461	$158,155	$3,778,085
Executive Vice	2012	$1,011,539	$—	$1,615,095	$1,588,275	$858,285	$61,476	$217,805	$5,352,475
President — Sourcing	2011	$977,116	$—	$1,224,833	$1,560,300	$573,210	$38,751	$167,827	$4,542,037
Leslee K. Herro	2013	$995,000	$—	$1,492,709	$1,117,760	$—	$19,911	$136,456	$3,761,836
Executive Vice President —	2012	$1,011,539	$—	$1,615,095	$1,588,275	$858,285	$87,871	$212,682	$5,373,747
Merchandise Planning, Inventory Management and Brand Senses	2011	$977,116	$—	$1,224,833	$1,560,300	$573,210	$57,166	$162,965	$4,555,590
Amy L. Zehrer.	2013	$561,923	$—	$1,364,210	$343,785	$—	$5,043	$75,776	$2,350,737
Executive Vice President —Stores(9)

(1)

The amounts included in the “Salary” column for each of Fiscal 2013 and Fiscal 2011 reflect a 52-week fiscal year. The amounts included in the “Salary” column for Fiscal 2012 reflect a 53-week fiscal year.

(2)

The amounts included in the “Stock Awards” column represent the grant date fair value related to PSAs and RSUs granted to the NEOs, computed in accordance with U.S. generally accepted accounting principles. The PSAs and RSUs that were granted to the NEOs will only deliver monetary value if the performance-based criteria to which they are subject are achieved. For a discussion of valuation assumptions, see “Note 4. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2013 Form 10-K. The actual number of PSAs and RSUs granted in Fiscal 2013 is shown in the “Fiscal 2013 Grants of Plan-Based Awards” table beginning on page 72. The maximum grant date fair value related to the PSAs was as follows: Jonathan E. Ramsden — $1,580,796; Diane Chang — $1,499,318; Leslee K. Herro — $1,499,318; and Amy L. Zehrer — $1,788,771. The amounts shown do not necessarily reflect the actual value received or to be received by the NEOs.

(3)

The amounts included in the “Option/SAR Awards” column represent the grant date fair value related to SARs granted to the NEOs, computed in accordance with U.S. generally accepted accounting principles. The SARs that were granted to the NEOs will only deliver monetary value if the price of the Company’s Common Stock increases beyond the grant price after the awards vest. For a discussion of valuation assumptions, see “Note 4. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2013 Form 10-K. The actual number of SARs granted in Fiscal 2013 is shown in the “Fiscal 2013 Grants of Plan-Based Awards” table beginning on page 72. The amounts shown do not necessarily reflect the actual value received or to be received by the NEOs.

(4)

Represents the aggregate of the performance-based incentive cash compensation for Spring and Fall selling seasons for each individual in each of Fiscal 2012 and Fiscal 2011. None of the NEOs earned performance-based incentive cash compensation for Fiscal 2013.

(5)

For all NEOs other than Mr. Jeffries, the amounts shown in this column for Fiscal 2013, Fiscal 2012 and Fiscal 2011 represent the above-market earnings on their respective Nonqualified Savings and Supplemental Retirement Plan balances. Above market-earnings is defined as earnings in excess of 120% of the monthly applicable federal long-term rate (AFR). The 120% AFR for January 2014 was 4.11%.

For Mr. Jeffries, (i) the amount shown in this column for Fiscal 2013 represents above-market earnings of $48,445 on his Nonqualified Savings and Supplemental Retirement Plan balance but does not include the decrease in actuarial present value of $4,403,573 in respect of Mr. Jeffries’ accumulated benefit under the Chief Executive Officer Supplemental Executive Retirement Plan (which decrease was due to a decrease in Mr. Jeffries’ preceding 36-month average compensation, and an increase in Mr. Jeffries’ age, resulting in a lower future life expectancy); (ii) the amount shown in this column for Fiscal 2012 represents above-market earnings of $219,518 on his

Nonqualified Savings and Supplemental Retirement Plan balance plus the increase in actuarial present value of $3,879,871 in respect of Mr. Jeffries’ accumulated benefit under the Chief Executive Officer Supplemental Executive Retirement Plan; and (iii) the amount shown in this column for Fiscal 2011 represents above-market earnings of $147,088 on his Nonqualified Savings and Supplemental Retirement Plan balance plus the increase in actuarial present value of $1,313,310, in respect of his accumulated benefit under the Chief Executive Officer Supplemental Executive Retirement Plan.

(6)	The amounts shown in this column reflect All Other Compensation which included the following for Fiscal 2013:

All Other Compensation Table

Name	Company Contributions to 401(k) Plan(a)	Company Contributions to Nonqualified Savings and Supplemental Retirement Plan(b)	Life and Long-Term Disability Insurance Premiums Paid(c)	Personal Security	Personal Use of Company-Owned Aircraft		Total ($)
Michael S. Jeffries	$18,349	$223,626	$134,763	$119,583	$200,000	(d)	$696,321
Jonathan E. Ramsden	$18,416	$108,281	$5,885	$—	$—		$132,582
Diane Chang	$18,349	$127,159	$12,647	$—	$—		$158,155
Leslee K. Herro	$18,349	$110,481	$7,626	$—	$—		$136,456
Amy L. Zehrer	$21,379	$50,644	$3,753	$—	$—		$75,776

a.

For each NEO, the amount shown in this column represents the aggregate amount of Company matching and supplemental contributions to his or her accounts under the Company’s 401(k) Plan during Fiscal 2013.

b.

For each NEO, the amount shown in this column represents the aggregate amount of Company matching and supplemental contributions to his or her accounts under the Company’s Nonqualified Savings and Supplemental Retirement Plan during Fiscal 2013.

c.	For each NEO, the amount shown in this column represents life and long-term disability insurance premiums paid for by the Company during Fiscal 2013.

d.

For Mr. Jeffries, the amount shown in this column for Fiscal 2013 represents the aggregate incremental cost of personal use of the Company-owned aircraft calculated according to applicable SEC guidance (the reported aggregate incremental cost is based on the direct costs associated with operating a flight, including fuel, landing fees, pilot and flight attendant fees, on-board catering and trip-related hangar costs and excluding the value of the disallowed corporate income tax deductions associated with the personal use of the aircraft. Due to the fact that the Company-owned aircraft is used primarily for business travel, the reported aggregate incremental cost excludes fixed costs which do not change based on usage, including depreciation and monthly management fees).

(7)	Mr. Jeffries served as Chairman of the Company throughout Fiscal 2011 and Fiscal 2012 and during Fiscal 2013 until January 27, 2014.

(8)

Mr. Ramsden was promoted to the position of Chief Operating Officer of the Company on January 27, 2014 and until May 5, 2014, continued to hold the positions of Executive Vice President and Chief Financial Officer, positions he held throughout Fiscal 2011, Fiscal 2012 and Fiscal 2013.

(9)

Ms. Zehrer was promoted to the position of Executive Vice President — Stores of the Company on February 21, 2013 and became an executive officer of the Company on that date. For Ms. Zehrer, the table includes information for Fiscal 2013 only, as that is the only year during the applicable three-year period that she qualified as a named executive officer.

Grants of Plan-Based Awards

The following table sets forth information regarding cash and stock-based incentive awards granted to the NEOs during Fiscal 2013.

Fiscal 2013 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs(3) (#)		Exercise or Base Price of Option/ SAR Awards(4) ($/SH)	Grant Date Fair Value per Share of Stock and Option/ SAR Awards	Grant Date Fair Value of Stock and Option/ SAR Awards(5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Michael S. Jeffries	Fiscal 2013	$450,000	$1,800,000	$3,600,000
Jonathan E. Ramsden	Fiscal 2013	$166,813	$667,250	$1,334,500
	3/26/2013						11,000	(6)							$43.71	$480,797
	3/26/2013				5,500	(7)	11,000	(7)	22,000	(7)					$44.10	$485,074
	3/26/2013											36,000	(8)	$45.69	$19.96	$718,560
	5/8/2013						6,000	(6)							$50.50	$302,984
	5/8/2013				3,000	(7)	6,000	(7)	12,000	(7)					$50.89	$305,325
	5/8/2013											20,000	(8)	$52.48	$22.89	$457,800
Diane Chang	Fiscal 2013	$236,313	$945,250	$1,890,500
	3/26/2013						17,000	(6)							$43.71	$743,050
	3/26/2013				8,500	(7)	17,000	(7)	34,000	(7)					$44.10	$749,659
	3/26/2013											56,000	(8)	$45.69	$19.96	$1,117,760
Leslee K. Herro	Fiscal 2013	$236,313	$945,250	$1,890,500
	3/26/2013						17,000	(6)							$43.71	$743,050
	3/26/2013				8,500	(7)	17,000	(7)	34,000	(7)					$44.10	$749,659
	3/26/2013											56,000	(8)	$45.69	$19.96	$1,117,760
Amy L. Zehrer	Fiscal 2013	$91,813	$367,250	$734,500
	3/26/2013						7,800	(6)							$43.71	$340,929
	3.26/2013				2,700	(7)	5,400	(7)	10,800	(7)					$44.10	$238,127
	3/26/2013											12,000	(8)	$45.69	$19.96	$239,520
	5/8/2013						1,500	(9)							$49.72	$74,583
	5/8/2013				5,000	(10)	10,000	(10)	20,000	(10)					$49.33	$493,323
	5/8/2013											4,500	(8)	$52.48	$23.17	$104,265
	9/24/2013				3,000	(11)	6,000	(11)	9,000	(11)					$36.21	$217,247

(1)

These columns show the potential cash payouts under the Company’s Incentive Plan for Fiscal 2013. Refer to page 62 for the performance metrics related to the Incentive Plan. If threshold performance criteria are not satisfied, then the payouts for all associates, including the NEOs, would be zero. There were no amounts paid to the NEOs under the Incentive Plan for Fiscal 2013 as shown in the column captioned “Non-Equity Incentive Plan Compensation” in the “Fiscal 2013 Summary Compensation Table” on page 70.

(2)	This column shows the number of RSUs granted in Fiscal 2013 under the Company’s 2005 LTIP.

(3)	This column shows the number of SARs granted in Fiscal 2013 under the Company’s 2005 LTIP.

(4)	This column shows the exercise price of the SARs granted to NEOs, which was the closing price of the Company’s Common Stock on the date of grant.

(5)

Represents the grant date fair value of the RSU award or SAR award, as appropriate, determined in accordance with U.S. generally accepted accounting principles. The grant date fair values for RSU awards are calculated using the closing price of the Common Stock on the grant date adjusted for anticipated dividend payments during the vesting period. The grant date fair values for SARs are calculated using the Black-Scholes value on the grant date.

(6)

Represents RSUs granted in Fiscal 2013 under the Company’s 2005 LTIP that will vest in four equal installments beginning in March 2014, contingent upon the Company reporting a positive adjusted non-GAAP net income at the end of the fiscal year immediately preceding the date the tranche is to vest. Each NEO has the opportunity to earn back one or more installments of the award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

(7)

Represents the threshold, target and maximum number of PSAs granted under the 2005 LTIP, which could be earned depending on whether the Company achieved growth of Fiscal 2013 adjusted diluted EPS over Fiscal 2012 adjusted diluted EPS of 107% (threshold), 117% (target) and 131% (maximum). None of the NEOs who had been granted these PSAs in Fiscal 2013 earned any of the target PSAs granted based on the Company’s performance with respect to the adjusted diluted EPS performance goal for the Fiscal 2013 performance period.

(8)	The SARs vest in four equal installments beginning on March 15, 2014, subject to the NEO’s continued employment with the Company.

(9)

Represents RSUs granted in Fiscal 2013 under the Company’s 2005 LTIP that will vest in four equal annual installments beginning in March 2015, contingent upon the Company reporting a positive adjusted non-GAAP net income at the end of the fiscal year immediately preceding the date the tranche is to vest. Each NEO has the opportunity to earn back one or more installments of the award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

(10)

Represents the threshold, target and maximum number of PSAs granted under the 2005 LTIP, which could be earned depending on whether the Company achieves cumulative EPS growth goals for the Fiscal 2013 through Fiscal 2015 three-fiscal-year performance period.

(11)

Represents the threshold, target and maximum number of PSAs granted under the 2005 LTIP, which could be earned depending (a) with respect to 50% of the award, on whether the Company achieves cumulative cost savings in Fiscal 2014 and (b) with respect to 50% of the award, on whether the Company (i) achieves cumulative cost savings in Fiscal 2014 and (ii) achieves Fiscal 2014 EPS goals.

Employment Agreement with Mr. Jeffries

Jeffries 2008 Agreement  —  In Effect Throughout Fiscal 2013

On December 19, 2008, the Company and Mr. Jeffries entered into the Jeffries 2008 Agreement under which Mr. Jeffries served as CEO of the Company throughout Fiscal 2013 and as Chairman of the Company until January 27, 2014. The Jeffries 2008 Agreement remained in effect throughout Fiscal 2013 and expired by its terms on February 1, 2014. The Jeffries 2008 Agreement was replaced by the Jeffries 2013 Agreement which was entered into on December 9, 2013 and became effective on February 2, 2014. The Jeffries 2013 Agreement is discussed below in the section captioned “Jeffries 2013 Agreement”  —  In Effect Beginning February 2, 2014” beginning on page 75.

The Jeffries 2008 Agreement provided for a base salary of $1,500,000 per year, which amount remained the same throughout the term of the Jeffries 2008 Agreement. The Jeffries 2008 Agreement also provided for participation in the Company’s Incentive Plan as determined by the Compensation Committee. Mr. Jeffries’ annual target bonus opportunity was to be at least 120% of his base salary upon attainment of target, subject to a maximum bonus opportunity of 240% of base salary. These percentages also did not change during the term of the Jeffries 2008 Agreement.

In consideration for entering into the Jeffries 2008 Agreement, Mr. Jeffries received a Retention Grant of SARs covering 4,000,000 shares of the Company’s Common Stock awarded as follows: 40% of the total Retention Grant on December 19, 2008, 30% on March 2, 2009 and the remaining 30% on September 1, 2009. With respect to 50% of the SARs awarded on each grant date, the exercise price (base price) is equal to the fair market value of the Company’s Common Stock on the grant date, and with respect to the remaining SARs, the number of SARs was divided into four equal tranches of 12.5% each, and the exercise price (base price) for these tranches is equal to 120%, 140%, 160% and 180%, respectively, of the fair market value of the Company’s Common Stock on the grant date. The Retention Grant vested in full on January 31, 2014 since Mr. Jeffries remained continuously employed by the Company through that date. The Retention Grant expires on December 19, 2015, unless Mr. Jeffries is earlier terminated by the Company for cause. The Retention Grant is also subject to a clawback should Mr. Jeffries breach certain sections of the Jeffries 2008 Agreement. Shares of Common Stock acquired pursuant to the Retention Grant (not including any shares of Common Stock sold or retained by the Company to fund the payment of the exercise price and/or any tax withholding obligation payable in connection with the exercise of all or any portion of the Retention Grant) are generally subject to transfer restrictions such that Mr. Jeffries must retain 50% of such shares until at least July 31, 2014 (six months following the end of the term of the Jeffries 2008 Agreement) and the remaining 50% until January 31, 2015 (twelve months following the end of the term of the Jeffries 2008 Agreement).

In addition to the Retention Grant, Mr. Jeffries was also eligible to receive two equity grants in respect of each fiscal year of the term of the Jeffries 2008 Agreement starting with Fiscal 2009 (the “Semi-Annual Grants”). Each Semi-Annual Grant was to be awarded, if at all, within 75 days following the end of the Company’s second quarter or the Company’s fiscal year, as applicable, subject to Mr. Jeffries’ continuous employment by the Company (and, with respect to the final Semi-Annual Grant, continued service on the Board) through the applicable grant date. Semi-Annual Grants for periods ending on or prior to July 31, 2011 were in the form of SARs with an exercise price equal to the fair market value of the Company’s Common Stock on the grant date. Semi-Annual Grants for periods ending after July 31, 2011 were to be in the form of SARs, stock options, restricted stock, RSUs or a combination thereof, at Mr. Jeffries’ election. However, on May 7, 2012, the Jeffries 2008 Agreement was amended (Amendment No. 3 thereto) so that 80% of the total fair value of any Semi-Annual Grants earned during the remaining term of the Jeffries 2008 Agreement was to be awarded in the form of SARs and 20% was to be awarded in the form of RSUs. In addition, the RSUs were to be subject to the same target and threshold adjusted diluted EPS performance levels that apply to PSAs granted to the Executive Vice Presidents, as well as the time-based vesting requirements specified in the Jeffries 2008 Agreement. Under Amendment No. 3 to the Jeffries 2008 Agreement, 100% of the RSUs would be eligible to vest if the target adjusted diluted EPS performance level were achieved or exceeded. Only 50% of the RSUs would be eligible to vest if only the threshold adjusted diluted EPS performance level were achieved and 50% of the RSUs would be forfeited. Interpolation was to be used to determine the percentage of the RSUs that were eligible to vest if adjusted diluted EPS was between the threshold and target levels. If actual adjusted diluted EPS was less than the threshold adjusted diluted EPS performance level, Mr. Jeffries was to forfeit 100% of the RSUs. Mr. Jeffries did not receive any remuneration from the Company in exchange for agreeing to Amendment No. 3 to the Jeffries Agreement.

The value of each Semi-Annual Grant was to be equal to 2.5% of the total stockholder return over the applicable semi-annual measurement period (“Semi-Annual TSR”) (as defined in the Jeffries 2008 Agreement), less any cash compensation payable to or earned by Mr. Jeffries and any increase in Mr. Jeffries’ pension benefits accrued with respect to the semi-annual period to which the Semi-Annual Grant related. In no event was the Semi-Annual TSR to exceed 25% of the Company’s Adjusted Operating Income (as defined in the Jeffries 2008 Agreement). If the grant value of a Semi-Annual Grant was less than or equal to zero for any semi-annual period, no Semi-Annual Grant was made and the amount by which the value was less than zero was carried forward to the next semi-annual period. Mr. Jeffries earned no Semi-Annual Grants for Fiscal 2012 or Fiscal 2013 because the Semi-Annual TSR for each of the two semi-annual measurement periods in each fiscal year did not increase above the previous “high-water mark” achieved during the term of the Jeffries 2008 Agreement. All unvested Semi-Annual Grants which had been awarded became fully vested on February 1, 2014 since Mr. Jeffries remained continuously employed by the Company through that date, subject to the “end-of-term vest test” (as described in the Jeffries 2008 Agreement). SARs awarded pursuant to the Semi-Annual Grants expire on December 19, 2015, unless Mr. Jeffries is earlier terminated by the Company for cause, and all Semi-Annual Grants are subject to a clawback should Mr. Jeffries breach certain sections of the Jeffries 2008 Agreement.

The Jeffries 2008 Agreement provided for term life insurance coverage in the amount of $10,000,000 and for Mr. Jeffries to be entitled to the same perquisites afforded to other senior executive officers.

Under the Jeffries 2008 Agreement, the Company provided Mr. Jeffries, for security purposes, with the use of Company aircraft for business and personal travel both within and outside North America. Pursuant to Amendment No. 1 to the Jeffries 2008 Agreement (entered into on April 12, 2010), commencing with Fiscal 2010, to the extent the aggregate incremental cost to the Company of Mr. Jeffries’ personal use of Company aircraft in any fiscal year exceeded $200,000, Mr. Jeffries reimbursed the Company for the amount by which his personal use exceeded $200,000. In addition, beginning with Fiscal 2010, Mr. Jeffries’ right to a tax gross-up in connection with his personal use of Company aircraft was eliminated. In consideration for these modifications of the Jeffries Agreement, the Company paid Mr. Jeffries a lump-sum cash payment of $4,000,000. This payment had been subject to a clawback of a pro-rated portion thereof if Mr. Jeffries had voluntarily terminated his employment without good reason (as defined in the Jeffries 2008 Agreement) prior to February 1, 2014.

Beginning in Fiscal 2010, the Compensation Committee and Mr. Jeffries agreed to eliminate the tax gross-up in connection with personal security provided by the Company. In addition, on January 28, 2011, Mr. Jeffries and the Company entered into Amendment No. 2 to the Jeffries 2008 Agreement whereby Mr. Jeffries agreed that he would no longer be entitled to any gross-up payments in the event that any payments or benefits provided to him by the Company were subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code. Mr. Jeffries did not receive any remuneration from the Company in exchange for agreeing to Amendment No. 2 to the Jeffries 2008 Agreement.

The terms of the Jeffries 2008 Agreement relating to the termination of Mr. Jeffries’ employment are further discussed below under the section captioned “Potential Payments Upon Termination or Change of Control  —  Jeffries 2008 Agreement  —  Termination Provisions” beginning on page 81.

Under the Jeffries 2008 Agreement, Mr. Jeffries agreed not to compete, directly or indirectly, with the Company or any affiliate of the Company or solicit any associates, customers or suppliers of the Company, its subsidiaries and/or affiliates during the employment term and for one year thereafter.

Under the Jeffries Agreement, Mr. Jeffries also remained eligible to receive benefits under the Chief Executive Officer Supplemental Executive Retirement Plan as described under the section captioned “Pension Benefits” beginning on page 78.

Jeffries 2013 Agreement  —  In Effect Beginning February 2, 2014

Under the Jeffries 2013 Agreement, Mr. Jeffries will continue to serve as the CEO of the Company, responsible for developing and executing the Company’s strategy and long-term business plans. The Jeffries 2013 Agreement commenced on February 2, 2014 and may be terminated by either party at any time after February 1, 2015 upon 12 months’ written notice or as described below in the section captioned “Potential Payments Upon Termination or Change of Control  —  Jeffries 2013 Agreement  —  Termination Provisions” beginning on page 82.

As had been the case under the Jeffries 2008 Agreement, under the Jeffries 2013 Agreement, the Company is obligated to cause Mr. Jeffries to be nominated as a director of the Company.

Under the Jeffries 2013 Agreement, Mr. Jeffries will continue to receive his current annual base salary of $1,500,000, which will be reviewed annually by the Compensation Committee. Mr. Jeffries will continue to participate in the Company’s Incentive Plan as determined by the Compensation Committee. His annual target bonus opportunity is to be at least 150% of his base salary upon attainment of target, subject to a maximum bonus opportunity of 300% of base salary.

The Jeffries 2013 Agreement structures Mr. Jeffries’ long-term incentive opportunity differently from the structure incorporated in the Jeffries 2008 Agreement. There is no retention or sign-on grant, and the formula for semi-annual equity grants contained in the Jeffries 2008 Agreement has been eliminated. Instead, the Jeffries 2013 Agreement provides that Mr. Jeffries is eligible to receive long-term incentive awards each year with a target value of $6,000,000. This target value will be reviewed annually and may be increased at the sole discretion of the Compensation Committee if Company performance warrants such an adjustment. The vesting of at least 60% of each annual long-term inventive award (based on the target value of the total award) will be subject to performance criteria as determined by the Compensation Committee.

Consistent with the Jeffries 2008 Agreement, Mr. Jeffries will continue to be entitled to term life insurance coverage in the amount of $10,000,000, as well as participation in the Company’s employee benefit plans and arrangements generally made available to the Company’s other senior executive officers. Mr. Jeffries also will be entitled to use, for security purposes, the Company’s aircraft for up to $200,000 of personal travel, as had been the case under the Jeffries 2008 Agreement. In addition, Mr. Jeffries remains eligible to receive benefits under the Chief Executive Officer Supplemental Executive Retirement Plan.

Consistent with the Jeffries 2008 Agreement, Mr. Jeffries agrees not to compete, directly or indirectly, with the Company or any affiliate of the Company or solicit any associates, customers or suppliers of the Company, its subsidiaries and/or affiliates during the employment term and for one year thereafter.

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by the NEOs at the end of Fiscal 2013.

Outstanding Equity Awards at Fiscal 2013 Year-End

	Option/SAR Awards						Stock Awards
Name	Option/ SAR Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(12)
Michael S. Jeffries	12/19/2008	800,000	0		$22.840	12/19/2015
	12/19/2008	200,000	0		$27.408	12/19/2015
	12/19/2008	200,000	0		$31.976	12/19/2015
	12/19/2008	200,000	0		$36.544	12/19/2015
	12/19/2008	200,000	0		$41.112	12/19/2015
	3/2/2009	600,000	0		$20.750	12/19/2015
	3/2/2009	150,000	0		$24.900	12/19/2015
	3/2/2009	150,000	0		$29.050	12/19/2015
	3/2/2009	150,000	0		$33.200	12/19/2015
	3/2/2009	150,000	0		$37.350	12/19/2015
	9/1/2009	600,000	0		$31.660	12/19/2015
	9/1/2009	150,000	0		$37.992	12/19/2015
	9/1/2009	150,000	0		$44.324	12/19/2015
	9/1/2009	150,000	0		$50.656	12/19/2015
	9/1/2009	150,000	0		$56.988	12/19/2015
	9/22/2009	668,367	0		$33.530	9/22/2016
	3/23/2010	826,412	0		$44.860	3/23/2017
	3/23/2010	3,285	0		$44.860	3/23/2017
	3/22/2011	1,590,908	0		$54.870	3/22/2018
	9/20/2011	288,287	0		$67.830	9/20/2018
Jonathan E. Ramsden	12/8/2008	10,000	0		$20.440	12/8/2018
	12/8/2008	50,000	0		$20.440	12/8/2018
	3/23/2010	105,000	35,000	(1)	$44.860	3/23/2020
	3/22/2011	35,000	35,000	(1)	$54.870	3/22/2021
							3/22/2011			11,500	(5)	$406,870
	3/20/2012	16,875	50,625	(1)	$52.890	3/20/2022
							3/20/2012			6,668	(6)	$235,914
							3/20/2012			16,125	(5)	$570,503
	3/26/2013	0	36,000	(2)	$45.690	3/26/2023
							3/26/2013			11,000	(7)	$389,180
							3/26/2013			11,000	(8)	$389,180
	5/8/2013	0	20,000	(2)	$52.480	5/8/2023
							5/8/2013			6,000	(7)	$212,280
							5/8/2013			6,000	(8)	$212,280
Diane Chang	3/5/2007	50,000	0		$73.420	3/5/2017
	3/4/2008	50,000	0		$78.650	3/4/2018
	3/23/2010	70,000	35,000	(1)	$44.860	3/23/2020
	3/22/2011	35,000	35,000	(1)	$54.870	3/22/2021
							3/22/2011			11,500	(5)	$406,870
	3/20/2012	16,875	50,625	(1)	$52.890	3/20/2022
							3/20/2012			6,668	(6)	$235,914
							3/20/2012			16,125	(5)	$570,503
	3/26/2013	0	56,000	(2)	$45.690	3/26/2023
							3/26/2013			17,000	(7)	$601,460
							3/26/2013			17,000	(8)	$601,460
Leslee K. Herro	3/11/2005	13,875	0		$57.500	3/11/2015
	3/6/2006	50,000	0		$57.260	3/6/2016
	3/5/2007	50,000	0		$73.420	3/5/2017
	3/4/2008	50,000	0		$78.650	3/4/2018
	3/26/2009	70,000	0		$25.770	3/26/2019
	3/23/2010	70,000	35,000	(1)	$44.860	3/23/2020
	3/22/2011	35,000	35,000	(1)	$54.870	3/22/2021
							3/22/2011			11,500	(5)	$406,870
	3/20/2012	16,875	50,625	(1)	$52.890	3/20/2022
							3/20/2012			6,668	(6)	$235,914
							3/20/2012			16,125	(5)	$570,503
	3/26/2013	0	56,000	(2)	$45.690	3/26/2023
							3/26/2013			17,000	(7)	$601,460
							3/26/2013			17,000	(8)	$601,460

	Option/SAR Awards						Stock Awards
Name	Option/ SAR Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(12)
Amy L. Zehrer	3/5/2007	1,600	0		$73.420	3/5/2017
	3/4/2008	10,000	0		$78.650	3/4/2018
	3/26/2009	7,500	0		$25.770	3/26/2019
	3/23/2010	7,500	3,750	(1)	$44.860	3/23/2020
							3/23/2010	1,320	(4)	$46,464
	3/22/2011	3,500	3,500	(1)	$54.870	3/22/2021
							3/22/2011	4,200	(4)	$147,840
	3/20/2012	1,750	5,250	(1)	$52.890	3/20/2022
							3/20/2012	5,400	(4)	$190,080
	3/26/2013	0	12,000	(2)	$45.690	3/26/2023
							3/26/2013				7,800	(7)	$275,964
							3/26/2013				5,400	(8)	$191,052
	5/8/2013	0	4,500	(3)	$52.480	5/8/2023
							5/8/2013				1,500	(9)	$53,070
							5/8/2013				10,000	(10)	$353,800
							9/24/2013				6,000	(11)	$212,280

(1)	Each of these SAR awards vests in four equal installments beginning on the first anniversary of the grant date, subject to the NEO’s continued employment with the Company.

(2)	Each of these SAR awards vests in four equal installments beginning on March 15, 2014, subject to the NEO’s continued employment with the Company.

(3)	Each of these SAR awards vests in four equal installments beginning on March 15, 2015, subject to the NEO’s continued employment with the Company.

(4)

This RSU award vests 10% on the one-year anniversary of the grant date, an additional 20% on the two-year anniversary of the grant date, an additional 30% on the three-year anniversary of the grant date and an additional 40% on the four-year anniversary of the grant date, subject to the NEO’s continued employment with the Company.

(5)

Each of these RSU awards vests in four equal installments beginning on the first anniversary of the grant date, contingent upon the Company’s achievement of positive adjusted non-GAAP net income at the end of the fiscal year immediately preceding the date that the tranche is to vest. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

(6)

Each of these RSU awards will vest in two equal installments in Fiscal 2014 and Fiscal 2015 so long as the Company achieves positive adjusted non-GAAP net income in Fiscal 2013 and Fiscal 2014, respectively, subject to the NEO’s continued employment with the Company.

(7)

Each of these RSU awards vests in four equal installments beginning on March 15, 2014, contingent upon the Company’s achievement of positive adjusted non-GAAP net income at the end of the fiscal year immediately preceding the date that the tranche is to vest. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

(8)

The number shown is based on the Company achieving the target growth goal with respect to Fiscal 2013 adjusted diluted EPS over Fiscal 2012 adjusted diluted EPS. See the “Estimated Future Payouts under Equity Incentive Plan Awards” columns of the “Fiscal 2013 Grants of Plan-Based Awards” table beginning on page 72 of this Proxy Statement for the threshold, target and maximum number of PSAs that could have been received for the Fiscal 2013 performance period. None of the NEOs earned any of the target PSAs granted based on the Company’s performance with respect to the adjusted diluted EPS performance goal for the Fiscal 2013 performance period. Since the determination as to the level of adjusted diluted EPS growth achieved in Fiscal 2013 was made after the end of Fiscal 2013, the PSAs are reported as unearned.

(9)

Each of these RSU awards vests in four equal installments beginning on March 15, 2015, contingent upon the Company’s achievement of positive adjusted non-GAAP net income at the end of the fiscal year immediately preceding the date that the tranche is to vest. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to the NEO’s continued employment with the Company.

(10)

The number shown is based on the Company achieving the target cumulative EPS growth goal for the Fiscal 2013 through Fiscal 2015 three-fiscal-year performance period. See the “Estimated Future Payouts under Equity Incentive Plan Awards” columns of the “Fiscal 2013 Grants of Plan-Based Awards” table beginning on page 72 of this Proxy Statement for the threshold, target and maximum number of PSAs that can be earned.

(11)

The number shown is based on the Company achieving the target cumulative cost savings in Fiscal 2014 and the target Fiscal 2014 EPS goal. See the “Estimated Future Payouts under Equity Incentive Plan Awards” columns of the “Fiscal 2013 Grants of Plan-Based Awards” table on page 72 of this Proxy Statement for the threshold, target and maximum number of PSAs that can be earned.

(12)	Market value represents the product of the closing price of Common Stock as of January 31, 2014, which was $35.38, multiplied by the number of RSUs or PSAs.

Stock Options and Stock Appreciation Rights Exercised and Restricted Stock Units Vested

The following table provides information regarding the aggregate dollar value realized by the NEOs in connection with the exercise of SARs and the vesting of RSUs during Fiscal 2013. No stock options were exercised by any of the NEOs during Fiscal 2013.

Fiscal 2013 Stock Appreciation Right Exercises and Restricted Stock Units Vested

	SAR Awards		Stock Awards (RSUs)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Michael S. Jeffries	375,000	$5,415,000	—	$—
Jonathan E. Ramsden	—	$—	21,957	$1,044,525
Diane Chang	70,000	$1,839,950	14,457	$678,375
Leslee K. Herro	—	$—	14,457	$678,375
Amy L. Zehrer	—	$—	4,110	$189,915

(1)

Value realized upon SAR exercises is calculated by multiplying (a) the difference between the closing price of a share of Common Stock on the date of exercise and the exercise price of each SAR exercised by (b) the number of shares of Common Stock covered by the portion of each SAR exercised.

(2)

Value realized upon the vesting of RSU awards is calculated by multiplying the number of shares of Common Stock underlying the vested portion of each RSU award by the closing price of a share of Common Stock on the vesting date.

Pension Benefits

In conjunction with the employment agreement entered into by the Company and Mr. Jeffries as of January 30, 2003, the Company established the Chief Executive Officer Supplemental Executive Retirement Plan effective February 2, 2003 (as amended, the “SERP”). Under the terms of the 2013 Jeffries Agreement discussed above, Mr. Jeffries remains eligible to receive benefits under the SERP. Subject to the conditions described in the SERP, upon his retirement, Mr. Jeffries will receive a monthly benefit for life equal to 50% of his final average compensation (base salary and actual annual incentive as averaged over the last 36 consecutive full months ending prior to his retirement, as described in the SERP and not including any “stay bonus” paid pursuant to Mr. Jeffries’ employment agreement dated as of January 30, 2003). If Mr. Jeffries had retired on February 1, 2014, the estimated annual benefit payable to him would have been $1,236,600, based on his average compensation for the 36 consecutive months ended February 1, 2014. Due to the structure of the SERP, years of service credited are not applicable. Further, Mr. Jeffries received no payments from the SERP during Fiscal 2013. As a result, columns for years of service credited and payments in Fiscal 2013 are not included in the following table.

Pension Benefits at End of Fiscal 2013

Name	Plan Name	Present Value of Accumulated Benefit(1)
Michael S. Jeffries	Supplemental Executive Retirement Plan	$14,059,917

(1)

The present value of Mr. Jeffries’ accumulated benefit under the SERP as of the end of Fiscal 2013 was $14,059,917. The present value of this accumulated benefit was determined based upon benefits earned as of February 1, 2014, using a discount rate of 3.74% and the 2000 Group Annuity Mortality Table for males. In Fiscal 2013, the Company recorded net income of $4.4 million in conjunction with the SERP due to a decrease in Mr. Jeffries’ preceding 36-month average compensation and an increase in Mr. Jeffries’ age, resulting in a lower future life expectancy. More information on the SERP can be found in “Note 20. Retirement Benefits” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2013 Form 10-K.

Nonqualified Deferred Compensation

The Company maintains the Nonqualified Savings and Supplemental Retirement Plan for associates, with participants generally at management levels and above, including the NEOs. The Nonqualified Savings and

Supplemental Retirement Plan allows a participant to defer up to 75% of base salary each year and up to 100% of cash payouts to be received by the participant under the Company’s Incentive Plan. The Company will match the first 3% that the participant defers on a dollar-for-dollar basis plus make an additional matching contribution equal to 3% of the amount by which the participant’s base salary and cash payouts to be received under the Company’s Incentive Plan (after reduction by the participant’s deferral) exceed the annual maximum compensation limits imposed on the Company’s 401(k) Plan (the “IRS Compensation Limit”), which was $255,000 in calendar 2013. The Nonqualified Savings and Supplemental Retirement Plan allows for a variable earnings rate on participant account balances as determined by the committee which administers the Nonqualified Savings and Supplemental Retirement Plan. The earnings rate for all account balances was fixed at 4.5% per annum for Fiscal 2013. Participants are 100% vested in their deferred contributions, and earnings on those contributions at all times. Participants become vested in Company bi-weekly matching contributions and earnings on those matching contributions ratably over a five-year period from date of hire.

The following table provides information regarding the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for participant deferral contributions and Company matching contributions, for Fiscal 2013.

Nonqualified Deferred Compensation for Fiscal 2013 — Executive Contributions and

Company Matching Contributions

Name	Executive Contributions in Fiscal 2013 ($)(1)	Company Contributions in Fiscal 2013 ($)(2)	Aggregate Earnings in Fiscal 2013 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of February 1, 2014(4)
Michael S. Jeffries	$45,000	$121,554	$329,664	$—	$7,575,413
Jonathan E. Ramsden	$32,425	$52,676	$52,163	$—	$1,221,537
Diane Chang	$145,009	$71,554	$108,482	$—	$2,554,322
Leslee K. Herro	$99,500	$71,554	$164,167	$—	$3,818,269
Amy L. Zehrer	$29,321	$31,338	$52,520	$—	$1,218,815

(1)

The amounts shown in this column reflect the base salary payments for Fiscal 2013 which were deferred by each NEO, as shown below. No Incentive Plan cash payouts were made to any of the NEOs for Fiscal 2013 and, thus, none could be subject to deferral.

Name	Executive Deferral — Base Salary — Fiscal 2013
Michael S. Jeffries	$45,000
Jonathan E. Ramsden	$32,425
Diane Chang	$145,009
Leslee K. Herro	$99,500
Amy L. Zehrer	$29,321

The “Executive Deferral — Base Salary — Fiscal 2013” amounts are included in the “Salary” column totals for 2013 reported in the “Fiscal 2013 Summary Compensation Table” on page 70.

(2)

The amounts shown in this column reflect the aggregate Company contributions which accrued during Fiscal 2013 and were credited to the NEOs’ respective accounts in Fiscal 2013 and Fiscal 2014. The total is comprised of the following: (a) matching contributions with respect to each NEO’s deferrals of base salary compensation for Fiscal 2013; (b) a make-up match that is equal to the match that would have been made to the 401(k) Plan had the dollars deferred to the Nonqualified Savings and Supplemental Retirement Plan not directly reduced the NEO’s eligible 401(k) compensation; and (c) if the NEO maximized the deferral to the 401(k) Plan and deferred at least 3% of base salary to the Nonqualified Savings and Supplemental Retirement Plan, at the end of the year, the Company made an additional Company contribution equal to 3% on any eligible compensation above the IRS Compensation Limit. These amounts are included in the “All Other Compensation” column totals for 2013 reported in the “Fiscal 2013 Summary Compensation Table” on page 70.

(3)

Nonqualified deferred compensation balances earn fixed rates of interest. The rate for all account balances was fixed at 4.0% per annum for Fiscal 2013. The portion of the Fiscal 2013 earnings with respect to amounts credited to the NEOs’ accounts under the Nonqualified Savings and Supplemental Retirement Plan as a result of their deferral contributions and Company matching contributions (which were made in Fiscal 2013 and prior fiscal years) which are above-market for purposes of the applicable SEC Rules are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for 2013 reported in the “Fiscal 2013 Summary Compensation Table” on page 70. These amounts are included as part of the aggregate earnings reported in this “Aggregate

Earnings in Fiscal 2013” column for: (a) Mr. Jeffries — $28,571; (b) Mr. Ramsden — $4,521; (c) Ms. Chang — $9,402; (d) Ms. Herro — $14,228; and (e) Ms. Zehrer — $4,552.

(4)

These amounts are as of February 1, 2014 and do not take into account the amounts in the “Company Contributions in Fiscal 2013” column in the table above that were accrued during Fiscal 2013 but were credited to the NEOs’ respective accounts in Fiscal 2014. The following amounts are included in the balance as of February 1, 2014 and previously were reported as compensation to the listed officers in the Summary Compensation Tables for Fiscal 2006 through Fiscal 2013 (except for Mr. Ramsden, who was not a listed officer until Fiscal 2008, and Ms. Zehrer, who was not a listed officer until Fiscal 2013): (a) Mr. Jeffries — $1,832,418; (b) Mr. Ramsden — $253,900; (c) Ms. Chang — $777,131; (d) Ms. Herro — $875,578; and (e) Ms. Zehrer — $35,889.

Under the Nonqualified Savings and Supplemental Retirement Plan, the Company also made an annual retirement contribution in respect of Fiscal 2013 equal to 4% of the amount by which the associate’s base salary and cash payouts to be received under the Company’s Incentive Plan exceed the IRS Compensation Limit, which was $255,000 for calendar 2013. There is a one-year wait period following commencement of employment before these Company retirement contributions begin, with the first retirement contribution then made by the Company at the end of the second year of employment. Participants become vested in Company retirement contributions and earnings on those retirement contributions ratably over a five-year period.

The following table provides information concerning the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for Company retirement contributions, for Fiscal 2013.

Nonqualified Deferred Compensation for Fiscal 2013 — Company Supplemental

Annual Retirement Contribution

Name	Executive Contributions in Fiscal 2013 ($)	Company Contributions in Fiscal 2013 ($)(1)	Aggregate Earnings in Fiscal 2013 ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of February 1, 2014 ($)(3)
Michael S. Jeffries	$—	$102,072	$229,322	$—	$5,241,035
Jonathan E. Ramsden	$—	$55,605	$4,800	$—	$116,960
Diane Chang	$—	$55,605	$58,370	$—	$1,340,132
Leslee K. Herro	$—	$38,927	$65,568	$—	$1,504,023
Amy L. Zehrer	$—	$19,307	$5,668	$—	$133,083

(1)

The amounts shown in this column reflect the Company’s retirement contributions which accrued during Fiscal 2013 and were credited to the NEOs’ respective accounts in Fiscal 2013 and Fiscal 2014. These retirement contributions are included in the “All Other Compensation” column totals for 2013 reported in the “Fiscal 2013 Summary Compensation Table” on page 70.

(2)

The amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for 2013 reported in the “Fiscal 2013 Summary Compensation Table” on page 70 represent earnings in Fiscal 2013 with respect to amounts credited to the NEOs’ accounts under the Nonqualified Savings and Supplemental Retirement Plan as a result of retirement contributions (which were made in Fiscal 2013 and prior fiscal years) which are above-market for purposes of the applicable SEC Rules. These amounts are included as part of the aggregate earnings reported in the “Aggregate Earnings in Fiscal 2013” column for: (a) Mr. Jeffries — $19,875; (b) Mr. Ramsden — $416; (c) Ms. Chang — $5,059; (d) Ms. Herro — $5,683; and (e) Ms. Zehrer — $491.

(3)

These amounts are as of February 1, 2014 and do not take into account the amounts in the “Company Contributions in Fiscal 2013” column in the table above that were accrued in Fiscal 2013 but were credited to the NEOs’ respective accounts in Fiscal 2014. The following amounts are included in the balance as of February 1, 2014 and previously were reported as compensation to the listed officers in the Summary Compensation Tables for Fiscal 2006 through Fiscal 2013 (except for Mr. Ramsden, who was not a listed officer until Fiscal 2008, and Ms. Zehrer, who was not a listed officer until Fiscal 2013): (a) Mr. Jeffries — $1,911,931; (b) Mr. Ramsden — $139,470; (c) Ms. Chang — $756,497; (d) Ms. Herro — $759,634; and (e) Ms. Zehrer — $19,798.

Payouts under the Nonqualified Savings and Supplemental Retirement Plan are based on the participant’s election at the time of deferral and may be made in a single lump sum or in annual installments over a five-year or ten-year period. The annual installment election will only apply if at the time of the separation from service, the participant is retirement eligible — that is, age 55 or older with at least five years of service. If there is no distribution election on file, the payment will be made in ten annual installments. Regardless of the election on file, if the participant terminates before retirement, dies or becomes disabled, the benefit will be paid in a single lump sum. However, if the participant dies while receiving annual installments, the beneficiary will continue to receive the remaining installment payments. The committee which administers the Nonqualified Savings and Supplemental Retirement Plan may permit hardship withdrawals from a participant’s account under the

Nonqualified Savings and Supplemental Retirement Plan in accordance with defined guidelines including the IRS definition of a financial hardship.

Participants’ rights to receive their account balances from the Company are not secured or guaranteed. However, during the third quarter of Fiscal 2006, the Company established an irrevocable rabbi trust, the purpose of which is to be a source of funds to match respective funding obligations to participants in the Nonqualified Savings and Supplemental Retirement Plan and the SERP.

In the event of a change in control of the Company, the payment of the aggregate balance of each participant’s account will be accelerated and such balance will be paid out as of the date of the change in control unless otherwise determined by the Board.

The Nonqualified Savings and Supplemental Retirement Plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code and is being administered in compliance with the applicable regulations under Section 409A.

Potential Payments Upon Termination or Change of Control

The following tables describe the approximate payments that would be made to the NEOs pursuant to an employment agreement (in the case of Mr. Jeffries) or other plans or individual award agreements in the event of the NEOs’ termination of employment under the circumstances described below, assuming such termination took place on February 1, 2014, the last day of Fiscal 2013. The table captioned “Outstanding Equity Awards at Fiscal 2013 Year-End” beginning on page 76 contains more information regarding the vested options and SARs held by the NEOs as of the end of Fiscal 2013.

Jeffries 2008 Agreement — Termination Provisions

Under the Jeffries 2008 Agreement, described above under the section captioned “Employment Agreement with Mr. Jeffries — Jeffries 2008 Agreement — In Effect Throughout Fiscal 2013” beginning on page 73, if Mr. Jeffries’ employment had been terminated by the Company for “Cause” (as defined in the Jeffries 2008 Agreement) or by Mr. Jeffries other than for “Good Reason” (as defined in the Jeffries 2008 Agreement) prior to a “Change of Control” (as defined in the Jeffries 2008 Agreement) of the Company, Mr. Jeffries would have been entitled to the following: (i) any compensation earned but not yet paid; (ii) any amounts which had been previously deferred (including any interest earned or credited thereon); (iii) reimbursement of any and all reasonable expenses incurred in connection with Mr. Jeffries’ duties and responsibilities under the Jeffries 2008 Agreement; and (iv) other or additional benefits and entitlements in accordance with the applicable plans, programs and arrangements of the Company (collectively, the “2008 Agreement Accrued Compensation”). In addition, pursuant to the Jeffries 2008 Agreement’s clawback features, the Retention Grant and any unvested Semi-Annual Grants would have been immediately forfeited.

Under the Jeffries 2008 Agreement, if Mr. Jeffries’ employment had been terminated by the Company without Cause and other than due to death or disability or Mr. Jeffries left for Good Reason prior to a Change of Control of the Company, he would have received his 2008 Agreement Accrued Compensation and continued to receive his then current base salary and medical, dental and other associate welfare benefits for two years after the termination date. Mr. Jeffries would have also received an additional payment (the “pro-rata bonus”) equal to 120% of his base salary prorated for the portion of the fiscal year in which such termination occurred that he was employed by the Company to the extent that such pro-rata bonus was not payable as a part of the 2008 Agreement Accrued Compensation. The Retention Grant would have been subject to pro-rata vesting acceleration (based on the portion of the term that he was employed by the Company — i.e., fully vested at February 1, 2014) and each outstanding Semi-Annual Grant would have immediately become fully vested. The Company would have also continued to pay the premiums on Mr. Jeffries’ term life insurance policy until the later of February 1, 2014 or the last day of his welfare benefits coverage.

If Mr. Jeffries’ employment had been terminated by the Company without Cause or he left for Good Reason within two years after a Change of Control, he would have been entitled to the same severance benefits as those payable prior to a Change of Control, except that (i) his two years of base salary would have been paid in a lump sum rather than ratably over the two years after the termination date and (ii) the Retention Grant would have immediately become fully vested.

If Mr. Jeffries’ employment had been terminated due to his death, his estate or his beneficiaries would have been entitled to receive the 2008 Agreement Accrued Compensation and the pro-rata bonus with respect to the fiscal year in which the termination occurred to the extent such pro-rata bonus was not payable as part of the 2008 Agreement Accrued Compensation. The Retention Grant would have been subject to pro-rata vesting acceleration (based on the portion of the term that he was employed by the Company — i.e., fully vested at February 1, 2014) and each outstanding Semi-Annual Grant would have immediately become fully vested.

If Mr. Jeffries’ employment had been terminated due to his “Disability,” as defined in the Jeffries 2008 Agreement, he would have been entitled to receive the 2008 Agreement Accrued Compensation and to continue to receive 100% of his then current base salary for 24 months and 80% of his base salary for the third 12 months following the termination date (reduced by any long-term disability insurance payments he received) and medical, dental and other associated welfare benefits during that time period. The Retention Grant would have been subject to pro-rata vesting acceleration (based on the portion of the term that he was employed by the Company — i.e., fully vested at February 1, 2014) and each outstanding Semi-Annual Grant would have immediately become fully vested. The Company would have also continued to pay the premiums on Mr. Jeffries’ term life insurance policy until the later of February 1, 2014 or the last day of his welfare benefits coverage.

Jeffries 2013 Agreement — Termination Provisions

The Jeffries 2013 Agreement provides that if Mr. Jeffries’ employment is terminated following expiration of the term (as a result of delivery of notice to terminate the term by either party), by the Company for “Cause” (as defined below), by Mr. Jeffries other than for “Good Reason” (as defined below) or due to his Retirement (as defined in the Jeffries 2013 Agreement), Mr. Jeffries will only be entitled to: his then current accrued and unpaid base salary through the date of termination, any earned or accrued and unpaid bonus or other incentive compensation for any completed fiscal years preceding the year of termination, any previously deferred compensation, reimbursement of reasonable expenses; and any other benefits and payments to which he is then entitled under the Company’s employee benefit plans (collectively, the “2013 Agreement Accrued Compensation”).

In contrast to the Jeffries 2008 Agreement, the termination benefits for Mr. Jeffries under the Jeffries 2013 Agreement provide for accelerated vesting of long-term incentives only in limited circumstances. Under the Jeffries 2013 Agreement, unvested long-term incentive awards that were granted to Mr. Jeffries within two years prior to the date of Mr. Jeffries’ termination due to Retirement or resignation other than for Good Reason or following the expiration of the term will be forfeited unless the Compensation Committee determines otherwise. Unvested long-term incentive awards held by Mr. Jeffries that were granted at least two years prior to such a termination will become fully vested as of the termination date, except that to the extent such awards contain performance-based vesting criteria, vesting will occur at the end of the applicable performance period and vesting will be based on actual performance over the entire performance period.

As under the Jeffries 2008 Agreement, upon termination of Mr. Jeffries’ employment either by the Company without Cause or by Mr. Jeffries for Good Reason prior to a “Change of Control” (as defined in the Jeffries 2013 Agreement), and subject to his execution of a general release of claims, Mr. Jeffries will be entitled to the 2013 Agreement Accrued Compensation and will continue to receive his then current base salary and medical, dental and other associated welfare benefits for two years after his termination date. Mr. Jeffries will also receive an additional payment equal to 150% of his salary pro-rated for the portion of the fiscal year of termination that he was employed by the Company. The Company will also continue to pay the premiums on Mr. Jeffries’ term life insurance policy until the later of the last day of the term of the Jeffries 2013 Agreement or the last day of his welfare benefits coverage.

Upon a termination of Mr. Jeffries’ employment either by the Company without Cause or by Mr. Jeffries for Good Reason prior to a Change of Control, unvested long-term incentive awards granted to Mr. Jeffries within two years prior to the date of termination will be forfeited, unless the Compensation Committee decides otherwise. Unvested long-term incentive awards held by Mr. Jeffries that were granted at least two years prior to such termination will become fully vested, except that to the extent such awards granted at least two years prior to such termination contain performance-based vesting criteria, vesting will occur at the end of the applicable performance period and vesting will be based on actual performance over the entire performance period.

Consistent with the Jeffries 2008 Agreement, upon a termination of Mr. Jeffries’ employment either by the Company without Cause or by Mr. Jeffries for Good Reason within two years after a Change of Control, and subject to his execution of a general release of claims, Mr. Jeffries will be entitled to the same severance benefits as those payable prior to a Change of Control, except that his two years of base salary will be paid in a lump sum rather than ratably over the term of the two years.

Consistent with the Jeffries 2008 Agreement, upon a termination of Mr. Jeffries’ employment as a result of his Disability, he will be entitled to receive the 2013 Agreement Accrued Compensation and will continue to receive his then current base salary for 24 months following the termination date and 80% of his base salary for the third 12 months following the termination date (reduced by any long-term disability insurance payments he may receive) and medical, dental and other associated welfare benefits during that time period. In addition, each outstanding long-term incentive award held by Mr. Jeffries will become fully vested either as of the termination date or, with respect to awards with performance-based vesting criteria, at the end of the applicable performance period and vesting will be based on actual performance over the entire performance period. The Company will also continue to pay the premiums on Mr. Jeffries’ term life insurance policy until the later of the last day of the term of the Jeffries 2013 Agreement or the last day of his welfare benefits coverage.

Consistent with the Jeffries 2008 Agreement, upon Mr. Jeffries’ death while employed under the Jeffries 2013 Agreement, his estate or his beneficiaries will be entitled to receive the 2013 Agreement Accrued Compensation and pro-rated target bonus for the year of termination. In addition, each outstanding long-term incentive award held by Mr. Jeffries will become fully vested either as of the termination date or, with respect to awards with performance-based vesting criteria, at the end of the applicable performance period and vesting will be based on actual performance over the entire performance period.

For purposes of the Jeffries 2013 Agreement:

“Cause” means that Mr. Jeffries (i) has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law, or (ii) has engaged in willful misconduct that could reasonably be expected to harm the Company’s business or its reputation.

“Change of Control” means an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company will be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (i) any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities and such person would have been deemed an “Acquiring Person” for purposes of the Rights Agreement dated as of July 16, 1998, as amended, between the Company and American Stock Transfer & Trust Company, LLC, as successor Rights Agent (the “Rights Agreement”) if the Rights Agreement had remained in effect or (ii) any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined in this paragraph; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

“Good Reason” means the occurrence of any of the following without Mr. Jeffries’ prior written consent: (i) the failure to continue him as CEO of the Company; (ii) the failure of the Board to nominate him for election to the Board at the Company’s annual meeting of stockholders; (iii) a material diminution in his duties; (iv) a reduction in or a material delay in payment of his total cash compensation and benefits including the SERP; (v) the Company, the Board or any person controlling the Company requires him to be based outside of the United States; and (vi) the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform the Jeffries 2013 Agreement by any successor.

Michael S. Jeffries

The information disclosed in the following tables reflect the terms of the Jeffries 2008 Agreement which was in effect as of February 1, 2014, the last day of Fiscal 2013.

Normal Course of Business	Cash Severance		Benefits Continuation		Equity Value(1)	Retirement Plan Value(2)	Total
Severance For Cause	$—		$—		$—	$13,549,566	$13,549,566
Voluntary	$—		$—		$—	$27,609,483	$27,609,483
Retirement	$—		$—		$—	$27,609,483	$27,609,483
Death	$11,800,000	(3)	$—		$—	$13,549,566	$25,349,566
Not for Cause	$4,800,000	(4)	$320,382	(5)	$—	$27,609,483	$32,729,865
Good Reason	$4,800,000	(4)	$320,382	(5)	$—	$27,609,483	$32,729,865
Disability	$4,200,000	(6)	$480,572	(7)	$—	$27,609,483	$32,290,055

Change of Control	Cash Severance		Benefits Continuation		Equity Value(1)	Retirement Plan Value(2)	Total
Severance For Cause	$—		$—		$—	$13,549,566	$13,549,566
Voluntary	$—		$—		$—	$27,609,483	$27,609,483
Retirement	$—		$—		$—	$27,609,483	$27,609,483
Death	$11,800,000	(3)	$—		$—	$13,549,566	$25,349,566
Not for Cause	$4,800,000	(4)	$320,382	(5)	$—	$27,609,483	$32,729,865
Good Reason	$4,800,000	(4)	$320,382	(5)	$—	$27,609,483	$32,729,865
Disability	$4,200,000	(6)	$480,572	(7)	$—	$27,609,483	$32,290,055

(1)

Equity value is calculated using the fiscal year end closing price of $35.38 per share of Common Stock. As of February 1, 2014, Mr. Jeffries’s total outstanding value for all equity awards was equal to $27,402,179. This amount includes $27,402,179 of value in equity awards which were vested by their terms on February 1, 2014, including $26,165,700 of value related to the Retention Grant (which vested in full on January 31, 2014) and $1,236,479 of value related to the Semi-Annual Grants (which vested in full on February 1, 2014). The vested values described in this footnote are not included in the table above as they could be realized independently from each of the events described in the table.

(2)

Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan of $13,549,566 and, with the exception of “Severance For Cause” or “Death”, the present value of the vested accumulated retirement benefit under the SERP of $14,059,917.

(3)

Under the Jeffries 2008 Agreement, the Company was required to maintain term life insurance coverage on the life of Mr. Jeffries in the amount of $10,000,000, the proceeds of which would have been payable to the beneficiary or beneficiaries designated by Mr. Jeffries.

Although not shown in the above table, Mr. Jeffries also participates in the Company’s life insurance plan which is generally available to all salaried associates. The life insurance plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Jeffries passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Mr. Jeffries’ death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

The Jeffries 2008 Agreement required the Company to pay a pro-rata bonus for the respective fiscal year equal to 120% of base salary pro-rated for the number of days in the fiscal year worked, to the extent such pro-rata bonus was not payable as part of the 2008 Agreement Accrued Compensation.

(4)

The Jeffries 2008 Agreement called for the payment of Mr. Jeffries’ base salary ($1,500,000 as of February 1, 2014 and currently $1,500,000) for two years after his termination and payment of incentive compensation accrued for the period; provided that in the case of the termination of Mr. Jeffries’ employment by the Company without Cause or by Mr. Jeffries for Good Reason within two years after a Change of Control, the two years of base salary would be paid in a lump sum. The Jeffries 2008 Agreement required that the Company pay a “pro-rata bonus” for the respective fiscal year equal to 120% of Mr. Jeffries’ base salary pro-rated for the number of days in the fiscal year worked.

(5)

The Jeffries 2008 Agreement called for the continuation of Mr. Jeffries’ medical, dental and other associate welfare benefits for two years after his termination. This included the continuation of the $10,000,000 life insurance coverage until the later of February 1, 2014 or the last day of Mr. Jeffries’ welfare benefits coverage.

(6)

The Jeffries 2008 Agreement called for the payment of Mr. Jeffries’ base salary ($1,500,000 as of February 1, 2014 and currently $1,500,000) for the first two years and 80% of his base salary (80% of $1,500,000 or $1,200,000 as of February 1, 2014 and currently) for the next year.

(7)

The Jeffries 2008 Agreement called for the continuation of 100% of Mr. Jeffries’ medical, dental and other associate welfare benefits for three years after his termination due to disability. This includes the continuation of the $10,000,000 life insurance coverage until the later of February 1, 2014 or the last day of Mr. Jeffries’ welfare benefits coverage.

The information disclosed in the following tables reflect the terms of the Jeffries 2013 Agreement as if such Agreement had been in effect as of February 1, 2014, the last day of Fiscal 2013.

Normal Course of Business	Cash Severance		Benefits Continuation		Equity Value(1)	Retirement Plan Value(2)	Total
Severance For Cause	$—		$—		$—	$13,549,566	$13,549,566
Expiration of Term w/o Renewal	$—		$—		$—	$27,609,483	$27,609,483
Voluntary	$—		$—		$—	$27,609,483	$27,609,483
Retirement	$—		$—		$—	$27,609,483	$27,609,483
Death	$12,250,000	(3)	$—		$—	$13,549,566	$25,799,566
Not for Cause	$5,250,000	(4)	$320,382	(5)	$—	$27,609,483	$33,179,865
Good Reason	$5,250,000	(4)	$320,382	(5)	$—	$27,609,483	$33,179,865
Disability	$4,200,000	(6)	$480,572	(7)	$—	$27,609,483	$32,290,055

Change of Control	Cash Severance		Benefits Continuation		Equity Value(1)	Retirement Plan Value(2)	Total
Severance For Cause	$—		$—		$—	$13,549,566	$13,549,566
Expiration of Term w/o Renewal	$—		$—		$—	$27,609,483	$27,609,483
Voluntary	$—		$—		$—	$27,609,483	$27,609,483
Retirement	$—		$—		$—	$27,609,483	$27,609,483
Death	$12,250,000	(3)	$—		$—	$13,549,566	$25,799,566
Not for Cause	$5,250,000	(4)	$320,382	(5)	$—	$27,609,483	$33,179,865
Good Reason	$5,250,000	(4)	$320,382	(5)	$—	$27,609,483	$33,179,865
Disability	$4,200,000	(6)	$480,572	(7)	$—	$27,609,483	$32,290,055

(1)

Equity value is calculated using the fiscal year end closing price of $35.38 per share of Common Stock. As of February 1, 2014, Mr. Jeffries’s total outstanding value for all equity awards was equal to $27,402,179. This amount includes $27,402,179 of value in equity awards which were vested by their terms on February 1, 2014, including $26,165,700 of value related to the Retention Grant (which vested in full on January 31, 2014) and $1,236,479 of value related to the Semi-Annual Grants (which vested in full on February 1, 2014). The vested values described in this footnote are not included in the table above as they could be realized independently from each of the events described in the table.

(2)

Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan of $13,549,566 and, with the exception of “Severance For Cause” or “Death”, the present value of the vested accumulated retirement benefit under the SERP of $14,059,917.

(3)

Under the Jeffries 2013 Agreement, the Company is required to maintain term life insurance coverage on the life of Mr. Jeffries in the amount of $10,000,000, the proceeds of which will be payable to the beneficiary or beneficiaries designated by Mr. Jeffries.

Although not shown in the above table, Mr. Jeffries also participates in the Company’s life insurance plan which is generally available to all salaried associates. The life insurance plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Jeffries passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Mr. Jeffries’ death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

The Jeffries 2013 Agreement requires the Company to pay a pro-rata lump-sum cash payment for the respective fiscal year equal to 150% of base salary pro-rated for the number of days in the fiscal year worked.

(4)

The Jeffries 2013 Agreement calls for the payment of Mr. Jeffries’ base salary ($1,500,000 as of February 1, 2014 and currently $1,500,000) for two years after his termination; provided that in the case of the termination of Mr. Jeffries’ employment by the Company without Cause or by Mr. Jeffries for Good Reason within two years after a Change of Control, the two years of base salary would be paid in a lump sum. The Jeffries 2013 Agreement also requires that the Company pay a lump-sum cash payment for the respective fiscal year equal to 150% of Mr. Jeffries’ base salary pro-rated for the number of days in the fiscal year worked.

(5)

The Jeffries 2013 Agreement calls for the continuation of Mr. Jeffries’ medical, dental and other associate welfare benefits for two years after his termination. This includes the continuation of the $10,000,000 life insurance coverage until the later of last day of the terms of the Jeffries 2013 Agreement or the last day of Mr. Jeffries’ welfare benefits coverage.

(6)

The Jeffries 2013 Agreement calls for the payment of Mr. Jeffries’ base salary ($1,500,000 as of February 1, 2014 and currently $1,500,000) for the first two years and 80% of his base salary (80% of $1,500,000 or $1,200,000 as of February 1, 2014 and currently) for the next year.

(7)

The Jeffries 2013 Agreement calls for the continuation of 100% of Mr. Jeffries’ medical, dental and other associate welfare benefits for three years after his termination due to disability. This includes the continuation of the $10,000,000 life insurance coverage until the later of last day of the terms of the Jeffries 2013 Agreement or the last day of Mr. Jeffries’ welfare benefits coverage.

Other NEOs

For the other NEOs, there are no employment contracts that provide severance either in the usual course of business or upon a change of control. Each NEO would receive the value of his or her accrued benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan in the event of any termination of employment (e.g., death, disability, termination by the Company with or without cause or voluntary termination by the NEO). However, the Company may choose to enter into a severance agreement with an NEO as consideration for entering into restrictive covenants related to prospective employers.

In the case of severance after a change of control or termination due to death or disability, in addition to the benefits under the plans mentioned in the preceding paragraph, the vesting of all outstanding SARs, stock options and RSUs held by the NEO would accelerate. In addition, outstanding PSAs would be deemed earned at the target level of performance and the adjusted net income goals for future vesting would be deemed to have been achieved in full as of the date of the change of control. These provisions apply to all associates participating in the Company’s equity compensation plans.

Jonathan E. Ramsden

Normal Course of Business	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
Severance	$—	$—	$—	$1,500,436	$1,500,436
Death(3)	$—	$—	$2,416,206	$1,500,436	$3,916,642
Disability	$—	$—	$2,416,206	$1,500,436	$3,916,642

Change of Control	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
	$—	$—	$2,416,206	$1,500,436	$3,916,642

(1)

The value of Mr. Ramsden’s equity holdings is calculated as $2,416,206 and relates to unvested RSUs, unearned PSAs and unvested SARs at February 1, 2014. This $2,416,206 is the sum of: (a) the number of unvested RSUs multiplied by $35.38 (the market price of the Company’s Common Stock as of January 31, 2014 (the last business day of Fiscal 2013)) plus (b) the number of unearned target PSAs multiplied by $35.38 (the market price of the Company’s Common Stock as of January 31, 2014 (the last business day of Fiscal 2013)) plus (c) the in-the-money value of the unvested SARs on the same date. This total does not include $896,400 of value in equity awards which were vested at fiscal year end. This vested value is not included in the table above as it could be realized independently from each of the events described in the table.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

(3)

Although not shown in the above table, Mr. Ramsden also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Ramsden passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Mr. Ramsden’s death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

Diane Chang

Normal Course of Business	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
Severance	$—	$—	$—	$4,489,371	$4,489,371
Death(3)	$—	$—	$2,416,206	$4,489,371	$6,905,577
Disability	$—	$—	$2,416,206	$4,489,371	$6,905,577

Change of Control	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
	$—	$—	$2,416,206	$4,489,371	$6,905,577

(1)

The value of Ms. Chang’s equity holdings is calculated as $2,416,206 and relates to unvested RSUs, unearned PSAs and unvested SARs at February 1, 2014. This $2,416,206 is the sum of: (a) the number of unvested RSUs multiplied by $35.38 (the market price of the Company’s Common Stock as of January 31, 2014 (the last business day of Fiscal 2013)) plus (b) the number of unearned target PSAs multiplied by $35.38 (the market price of the Company’s Common Stock as of January 31, 2014 (the last business day of Fiscal 2013)) plus (c) the in-the-money value of the unvested SARs on the same date.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

(3)

Although not shown in the above table, Ms. Chang also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Chang passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Ms. Chang’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

Leslee K. Herro

Normal Course of Business	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
Severance	$—	$—	$—	$6,354,965	$6,354,965
Death(3)	$—	$—	$2,416,206	$6,354,965	$8,771,171
Disability	$—	$—	$2,416,206	$6,354,965	$8,771,171

Change of Control	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
	$—	$—	$2,416,206	$6,354,965	$8,771,171

(1)

The value of Ms. Herro’s equity holdings is calculated as $2,416,206 and relates to unvested RSUs, unearned PSAs and unvested SARs at February 1, 2014. This $2,416,206 is the sum of: (a) the number of unvested RSUs multiplied by $35.38 (the market price of the Company’s Common Stock as of January 31, 2014 (the last business day of Fiscal 2013)) plus (b) the number of unearned target PSAs multiplied by $35.38 (the market price of the Company’s Common Stock as of January 31, 2014 (the last business day of Fiscal 2013)) plus (c) the in-the-money value of the unvested SARs on the same date. This total does not include $672,700 of value in equity awards which were vested at fiscal year end. This vested value is not included in the table above as it could be realized independently from each of the events described in the table.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

(3)

Although not shown in the above table, Ms. Herro also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Herro passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Ms. Herro’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

Amy L. Zehrer

Normal Course of Business	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
Severance	$—	$—	$—	$2,081,021	$2,081,021
Death(3)	$—	$—	$1,472,516	$2,081,021	$3,553,537
Disability	$—	$—	$1,472,516	$2,081,021	$3,553,537

Change of Control	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
	$—	$—	$1,472,516	$2,081,021	$3,553,537

(1)

The value of Ms. Zehrer’s equity holdings is calculated as $1,472,516 and relates to unvested RSUs, unearned PSAs and unvested SARs at February 1, 2014. This $1,472,516 is the sum of: (a) the number of unvested RSUs multiplied by $35.38 (the market price of the Company’s Common Stock January 31, 2014 (the last business day of Fiscal 2013)) plus (b) the number of unearned target PSAs multiplied by $35.38 (the market price of the Company’s Common Stock as of January 31, 2014 (the last business day of Fiscal 2013)) plus (c) the in-the-money value of the unvested SARs on the same date. This total does not include $72,075 of value in equity awards which were vested at fiscal year end. This vested value is not included in the table above as it could be realized independently from each of the events described in the table.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

(3)

Although not shown in the above table, Ms. Zehrer also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Zehrer passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Ms. Zehrer’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

EQUITY COMPENSATION PLANS

The Company has five equity compensation plans under which shares of Common Stock are authorized for issuance to eligible directors, officers and associates: (i) the 1996 Stock Plan for Non-Associate Directors (1998 Restatement) (the “1998 Director Stock Plan”); (ii) the 2002 Stock Plan for Associates (the “2002 Associates Stock Plan”); (iii) the 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); (iv) the 2005 LTIP; and (v) the 2007 LTIP. Since June 13, 2007, the Company has issued awards under two of the six equity compensation plans under which shares of Common Stock are authorized for issuance: the 2005 LTIP and the 2007 LTIP.

Any shares of Common Stock distributable in respect of amounts deferred by non-associate directors under the Directors’ Deferred Compensation Plan will be distributed: (i) under the 2005 LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after August 1, 2005; (ii) under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005; and (iii) under the 1998 Director Stock Plan in respect of deferred compensation allocated to the non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes equity compensation plan information for the 1998 Associates Stock Plan, the 1998 Director Stock Plan, the 2005 LTIP and the 2007 LTIP, all stockholder approved, as a group and for the 2002 Associates Stock Plan and the 2003 Director Stock Plan, both non-stockholder approved, as a group, in each case as of February 1, 2014:

	Equity Compensation Plan Information
Plan category	Number of shares underlying outstanding options, restricted stock units and rights(a)		Weighted-average exercise price of shares underlying outstanding options and rights(b)		Notional deficit under equity compensation plans (excluding shares reflected in column(a))(c)
Equity compensation plans approved by stockholders(1)	10,817,638	(3)	$41.55	(4)	(2,268,232	)(5)
Equity compensation plans not approved by stockholders(2)	119,300	(6)	$64.31	(7)	—	(8)

Total	10,936,938		$41.84		(2,268,232)

(1)

The 1998 Director Stock Plan was terminated as of May 22, 2003 in respect of future grants of options and issuances and distributions of shares of Common Stock other than issuances of Common Stock upon the exercise of options granted under the 1998 Director Stock Plan which remained outstanding as of May 21, 2003 and issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan as of May 21, 2003.

(2)

The 2002 Associates Stock Plan and the 2003 Director Stock Plan were terminated as of June 13, 2007 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than: (a) issuances of shares of Common Stock upon the exercise of options or the vesting of restricted shares granted under the 2002 Associates Stock Plan; (b) issuances of shares of Common Stock upon the exercise of options or the vesting of stock units granted under the 2003 Director Stock Plan; and (c) issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan as of July 31, 2005.

(3)

Represents the number of underlying shares of Common Stock associated with outstanding options, SARs, RSUs, PSAs and share equivalents under stockholder approved plans and includes 7,709 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 1998 Director Stock Plan, 320,000 options granted under the 2005 LTIP, 168,495 RSUs granted under the 2005 LTIP, 92,404 PSAs (assuming the target number of PSAs will be earned although a maximum of 181,808 PSAs could be earned) granted under the 2005 LTIP, 1,038,000 SARs granted under the 2005 LTIP, 58,201 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 2005 LTIP, 88,400 options granted under the 2007 LTIP, 994,030 RSUs granted under the 2007 LTIP, 171,350 PSAs (assuming target PSAs will be earned although a maximum of 278,200 PSAs could be earned) granted under the 2007 LTIP and 7,944,959 SARs granted under the 2007 LTIP.

(4)

Represents weighted-average exercise price of options and SARs outstanding under the 2005 LTIP and the 2007 LTIP and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 1998 Director Plan or the 2005 LTIP. See note (3) above with respect to RSUs and PSAs granted under the 2005 LTIP and the 2007 LTIP. The weighted-average exercise price does not take these awards into account.

(5)

Represents the notional deficit under stockholder approved equity compensation plans and is comprised of a notional deficit of (200,295) shares under the 2005 LTIP and a notional deficit of (2,067,937) shares under the 2007 LTIP.

Based on the net share counting methodology adopted by the Company in accordance with the terms of the 2005 LTIP and the 2007 LTIP, SARs are measured on an intrinsic value basis, which means that a SAR does not have any value and does not reduce the number of shares available on a net basis unless the stock price increases above the initial grant price and then only reduces the number of shares available on a net basis to the extent of the intrinsic value above the initial grant price. In addition, under the 2005 LTIP and the 2007 LTIP, shares available for future issuance are measured net of shares expected to be retained by the Company to cover tax withholdings upon vesting or exercise.

On a net basis, as of February 1, 2014, there were 933,161 shares available for future issuance under the 2005 LTIP and 5,827,459 shares available for future issuance under the 2007 LTIP.

(6)

Represents the gross number of underlying shares of Common Stock associated with outstanding options, restricted shares and share equivalents under plans not approved by stockholders and includes 106,500 options granted under the 2002 Associates Stock Plan, 300 restricted shares granted under the 2002 Associates Stock Plan, 12,500 options granted under the 2003 Director Stock Plan and 2,012 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to pervious deferrals) and distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(7)

Represents weighted-average exercise price of options outstanding under the 2002 Associates Stock Plan and the 2003 Director Stock Plan and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(8)	Except as described in footnote (6) to this table, no further shares of Common Stock may be issued or distributed under the 2002 Associates Stock Plan or the 2003 Director Stock Plan.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee for the Fiscal Year Ended February 1, 2014

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and issuing an audit report on the effectiveness of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements included in the Quarterly Reports on Form 10-Q. The Audit Committee’s responsibility is to provide independent, objective oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met with management, the Company’s internal auditors and PwC throughout the year. Since the beginning of Fiscal 2013, the Audit Committee met with the Company’s internal auditors and PwC, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and PwC’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with PwC all matters required by auditing standards generally accepted in the United States, including the standards adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company and its subsidiaries is compatible with PwC’s independence.

Management and PwC have represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended February 1, 2014 were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and PwC.

Based on the Audit Committee’s discussions with management and PwC and its review of the report of PwC to the Audit Committee, the Audit Committee unanimously recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, filed with the SEC on March 31, 2014.

Submitted by the Audit Committee of the Board:

James B. Bachmann (Chair)	Lauren J. Brisky	Michael E. Greenlees	Charles R. Perrin*	Craig R. Stapleton

*	Became member of Audit Committee on February 20, 2014.

Pre-Approval Policy

Under applicable SEC Rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to ensure that the provision of these services does not impair the independence of the independent registered public accounting firm from the Company and its subsidiaries. The SEC Rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Annually, the Company’s management and the independent registered public accounting firm jointly submit to the Audit Committee an Audit and Non-Audit Services Matrix (the “Matrix”) specifying the categories of audit services and permitted non-audit services of which management may wish to avail itself. The Audit Committee reviews the Matrix and either approves or rejects specific categories of services. Management and the independent registered public accounting firm then revise the Matrix to include only those categories of services approved by the Audit Committee. The specific services within those categories must be pre-approved as described below.

Annually, the Company’s management and the independent registered public accounting firm jointly submit to the Audit Committee an Annual Pre-Approval Request (the “Pre-Approval Request”) listing all known and/or anticipated audit services and permitted non-audit services for the upcoming fiscal year. The Pre-Approval Request lists these specific services by category in accordance with the Matrix, describes them in reasonable detail and includes an estimated budget (or budgeted range) of fees.

The Audit Committee reviews the Pre-Approval Request with both the Company’s management and the independent registered public accounting firm. A final list of annual pre-approved services and budgeted fees is then prepared and distributed by management to appropriate Company personnel and by the independent registered public accounting firm to the partners who provide services to the Company and its subsidiaries. The pre-approval of non-audit services contained in the Pre-Approval Request is merely an authorization for management potentially to use the independent registered public accounting firm for the approved services and allowable services. Management has the discretion to engage either the independent registered public accounting firm or another provider for each listed non-audit service. The Audit Committee, in concert with management, has the responsibility to set the terms of the engagement, negotiate the fees (within the approved budget range) and execute the letters of engagement.

During the course of each fiscal year, there may be additional non-audit services that are identified by the Company’s management as desired but which were not included in the annual Pre-Approval Request. The Audit Committee designates two members with the authority to pre-approve interim requests for additional non-audit services. Prior to engaging the independent registered public accounting firm for such additional non-audit services, the Company’s management submits a request for approval of the non-audit services to the designated Audit Committee members who will approve or deny the request and so notify management. These interim pre-approval procedures may be used only for non-audit services that are less than $100,000. Requests for additional non-audit services greater than $100,000 must be approved by the full Audit Committee. At each subsequent Audit Committee meeting, the designated Audit Committee members are to report any interim non-audit service pre-approvals since the last Audit Committee meeting.

Fees of Independent Registered Public Accounting Firm

Fees billed for services rendered by PwC for each of Fiscal 2013 and Fiscal 2012 were as follows:

	2013	2012
Audit Fees	$2,653,847	$2,587,177
Audit-Related Fees	1,800	—
Tax Fees	6,064	5,651
All Other Fees	—	—

Total	$2,661,711	$2,592,828

Audit Fees represent fees for professional services rendered by PwC in connection with the integrated audit of the Company’s annual consolidated financial statements, statutory audits, reviews of the unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and other services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees for Fiscal 2013 represent fees relating to accounting research performed. There were no Audit-Related Fees for Fiscal 2012.

Tax Fees for Fiscal 2013 and Fiscal 2012 represent fees relating to customs and tax compliance matters.

All of the services rendered by PwC to the Company and its subsidiaries during Fiscal 2013 and Fiscal 2012 were pre-approved by the Audit Committee.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As noted above, PwC served as the Company’s independent registered public accounting firm during Fiscal 2013 and, in that capacity, rendered a report on the Company’s consolidated financial statements as of and for the fiscal year ended February 1, 2014 and internal control over financial reporting as of February 1, 2014. Subject to ratification by the stockholders, the Audit Committee of the Board has unanimously reappointed PwC as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the current fiscal year. Although the Company’s governing documents do not require the submission of PwC’s appointment to stockholders for ratification, the Company believes it is desirable to do so. If the appointment of PwC is not ratified, the Audit Committee of the Board will reconsider the appointment.

Representatives of PwC are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

THE AUDIT COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC.

Required Vote

The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015 requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions will not be treated as votes cast.

PROPOSAL 4 — STOCKHOLDER PROPOSAL ON A POLICY REGARDING ACCELERATED VESTING OF EQUITY AWARDS OF NAMED EXECUTIVE OFFICERS UPON A CHANGE OF CONTROL

The Company expects the following stockholder proposal to be presented for consideration at the Annual Meeting. The proposal and Supporting Statement quoted below were submitted by The Teamster Affiliates Pension Plan (the “Teamsters”), which was reported to have held 3,000 shares of our Common Stock as of January 14, 2014.

The proposal is set forth below. The Company accepts no responsibility for the accuracy of the proposal or the proponent’s Supporting Statement.

RESOLVED: The shareholders ask the board of directors of Abercrombie & Fitch Co., to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan) there shall be no acceleration of vesting of any equity award granted to any named executive officer. However, the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purpose of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2014 annual meeting.

Supporting Statement

Abercrombie & Fitch Co., (“Company”) allows executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a change in control with termination not for cause or for good reason at the end of the 2012 fiscal year could have accelerated the vesting of $88 million worth of long-term equity to the Company’s CEO Michael Jeffries. In addition, the other named executive officers are entitled to an additional $11.5 million under the same conditions.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one-third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

The Company’s Response

The Board has carefully considered the proposal submitted by the proponent and believes that its adoption is not in the best interests of the Company and its stockholders. The Board believes our current treatment of accelerating outstanding and unvested stock-based awards in the event of a qualifying termination of employment following a change of control of the Company, which reflects recent changes made under our CEO’s new 2013 employment agreement, serves the best interests of our stockholders, advances the objectives of our compensation program by creating retention incentives and strengthening the alignment between the interests of our NEOs and those of our stockholders, and is consistent with best practices and the practices of our peer companies. The Board believes that the implementation of the proposal would frustrate these objectives and make it harder to attract and retain key executives.

Accelerated vesting strengthens alignment between interests of our NEOs and stockholders.

A significant portion of each of our NEOs’ compensation opportunity is provided in the form of stock-based awards that only have value if vesting occurs, and that vesting is dependent, in large measure, upon the achievement of rigorous performance metrics. The implementation of the proposal would result in forfeiture of a significant portion of our NEOs’ compensation merely by reason of losing their jobs after pursuing and executing a transaction that is in the best interests of the Company and its stockholders. Appropriate acceleration of the vesting of stock-based awards in the event a NEO’s employment is terminated in connection with a change of control serves to align the interests of our NEOs with those of our stockholders and properly incentivizes the NEOs to remain objective, avoid conflicts of interest and stay focused on executing a strategic change that maximizes stockholder value in a change of control situation.

The proposal could adversely affect the Company’s performance in connection with a change of control.

Implementation of the proposal would also make it more difficult for the Company to retain our NEOs during a potential change of control, which could make it difficult for the potential transaction to progress in a manner that would serve the best interests of the Company’s stockholders. The risk of job loss, coupled with a loss of significant stock-based awards, in connection with a change of control, could lead NEOs or other key executives whose positions might be eliminated after the consummation of the transaction to begin seeking new employment. The search for new employment while the Board is negotiating a change of control transaction, or during the critical post-announcement or post-closing integration periods, could be distracting to management and the Board and potentially conflict with the Company’s goal of protecting its stockholders’ interests and maximizing stockholder value. In this respect, the proposal is particularly perplexing given that it would place no restriction on accelerations upon terminations of employment prior to a change of control, but potentially would eliminate accelerations altogether in situations where the likelihood of, and anxiety surrounding, terminations are highest and therefore termination protections are most critical and beneficial to stockholder value.

The proposal could harm the Company’s competitive position.

Implementation of the proposal also could place the Company at a competitive disadvantage in attracting talent in comparison to its peer retail companies. The Company believes that accelerated vesting, in many cases without the use of a double trigger (which we have), remains the policy of the vast majority of peer retail companies, and is market practice. Indeed, among the seven companies that the proponent cites as examples for the proposal, none are in the apparel industry, let alone the specialty apparel industry (four are in the computer/software industry and three are in the petrochemical industry); and all have market capitalizations in excess of $70 billion (more than 20X the Company’s current market capitalization) and are highly unlikely to experience a change of control. The Board believes that implementing the proposal could adversely affect our ability to attract and retain highly qualified executive management personnel to our specialty apparel company and could place us at a disadvantage in a competitive market, which, in turn, could hinder our ability to deliver high performance and create long-term stockholder value.

The concerns underlying the proposal have been substantially addressed.

The Company has already taken steps to address the underlying concerns raised by the proposal. Under Mr. Jeffries’ 2013 employment agreement (the “2013 Agreement”), described above under the sections captioned “EXECUTIVE OFFICER COMPENSATION — Employment Agreement with Mr. Jeffries — Jeffries 2013 Agreement—In Effect Beginning February 2, 2014” and “— Potential Payments Upon Termination or Change of Control — Jeffries 2013 Agreement — Termination Provisions” beginning on pages 75 and 82, respectively, all of the grants to Mr. Jeffries under his employment agreement (and all stock-based awards to NEOs in connection with a change of control) require a double trigger for vesting in connection with a change of control. Double-trigger vesting requires both a change of control and an involuntary termination of the award holder’s employment in connection with that change of control for the vesting of unvested equity awards to accelerate. In addition, if Mr. Jeffries is terminated without cause within two years of a change of control, any unvested and/or unearned long-term incentive awards held by Mr. Jeffries that were granted less than two years prior to his termination will be forfeited, unless the Compensation Committee determines otherwise. All other performance-contingent awards granted to Mr. Jeffries at least two years prior to his termination will vest only at the end of the respective performance period based on actual performance over the entire performance period. As a result, we believe that the concerns underlying the proposal have been substantially addressed at least with respect to Mr. Jeffries, who the proponents note would have accounted for approximately 88% of all accelerated long-term equity incentives if the Company had experienced a change of control in 2012.

For the foregoing reasons, we believe that the proponent’s “one size fits all” approach to executive compensation is inappropriate when viewed in the context of the Company’s existing equity award program, would not serve the best interests of our stockholders and would place the Company at a competitive disadvantage to its peers.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, IF IT IS PROPERLY PRESENTED FOR CONSIDERATION AT THE ANNUAL MEETING.

Required Vote

The approval of this proposal requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING ADOPTION OF A “SPECIFIC PERFORMANCE POLICY”

The Company expects the following stockholder proposal to be presented for consideration at the Annual Meeting. The proposal and Supporting Statement quoted below were submitted by the New York State Common Retirement Fund, which was reported to have held 226,700 shares of Common Stock as of January 15, 2014. The Company accepts no responsibility for the accuracy of the proposal or of the proponent’s supporting statement.

RESOLVED: Shareholders of Abercrombie & Fitch Co. (the “Company”) urge the Compensation Committee (“Committee”) to adopt a policy that all equity compensation plans submitted to shareholders for approval under Section 162(m) of the Internal Revenue Code will specify the awards that will result from performance. This policy shall require shareholder approval of quantifiable performance metrics, numerical formulas and payout schedules (“performance standards”) for at least a majority of awards to the named executive officers. If changing conditions make previously approved performance standards inappropriate, the Committee may adjust the performance standards and resubmit them for shareholder ratification. This policy should be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

The Company’s 2013 advisory vote on executive compensation received support from only 20 percent of its shareholders, a decrease from the low vote of 25 percent in 2012. In our opinion, this shows a disconnect between executive pay and long term Company performance, which warrants dramatic change.

We believe a major contributing factor to this pay for performance misalignment is that the recent plans submitted by the Company for shareholder approval cite general criteria too vague or multitudinous for shareholders to know what criteria would be used to assess performance and in what way. We are also concerned that the Committee is free to pick performance standards each year to maximize awards.

The Company’s current Long Term Incentive Plan provides awards may be subject to a potpourri of 11 metrics including but not limited to: Gross sales, net sales or comparable store sales; Gross margin, cost of goods sold, mark-ups or mark-downs; Selling, general and administrative expenses; Operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; Net income or net income per share of Common Stock (basic or diluted); Inventory turnover or inventory shrinkage; Return on assets, return on investment, return on capital or return on equity; Cash flow, free cash flow, cash flow return on investment or net cash provided by operations.

We do not believe such complete discretion for the Committee gives shareholders confidence executive pay will be properly aligned with Company performance. Under this proposal, the Committee continues to have complete discretion in selecting any number of metrics and to structure them as it feels appropriate. But under this proposal, the Company must, when submitting a plan for shareholder approval, specify for shareholders the performance standards establishing the link between Company performance and specific awards — a common practice in the United Kingdom. By way of illustration, not intended to limit the Company’s discretion, examples satisfying this proposal are:

•	if the Company’s share price increases 10 percent over its Peer Group for a 36-month period, the CEO shall receive a grant of 100,000 Company shares.

•	if the Company’s operating income increases 10 percent over five years, the CEO shall receive a grant of 100,000 Company shares.

The Company’s Response

The Board has carefully considered the proposal submitted by the proponent and believes that its adoption is not in the best interests of the Company and its stockholders.

In response to recent advisory votes on executive compensation, we engaged in further substantive discussions with the Company’s largest stockholders and other key stakeholders to address the underlying concerns regarding the Company’s executive compensation program. Following these discussions, the Compensation Committee made a number of significant changes in our executive compensation programs, which are discussed in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 53. First, on December 9, 2013, the Company entered into a new employment agreement (the “Agreement”) with our CEO Michael Jeffries which requires, among other things, that the vesting of at least 60% of his annual long-term incentive awards (based on the target value of the total award) be performance-based. And, in fact, for 2014, 100% of the vesting of his long-term incentive award is performance-based. Moreover, under the new Agreement, there is also no retention or sign-on grant and the semi-annual equity grants contained in the 2008 Agreement have been eliminated entirely. For further discussion of Mr. Jeffries’ 2013 Agreement, see the section captioned “EXECUTIVE OFFICER COMPENSATION — Employment Agreement with Mr. Jeffries — Jeffries 2013 Agreement — In Effect Beginning February 2, 2014” beginning on page 75. Second, the Compensation Committee made significant changes to the equity compensation for other senior executives, including increasing the performance-based compensation for the other NEOs. In 2014, performance share awards to all the NEOs will provide for vesting based on three rigorous performance metrics: relative total shareholder return versus the S&P Retail Select Industry Index; return on invested capital; and EBIT margin improvement.

In conjunction with the increase in performance-based compensation for our senior executives, the Company is providing greater transparency by including additional information about the performance metrics and the criteria used to determine the size of certain equity awards to NEOs, as discussed in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 53. While we support greater transparency, we do not believe it is in the best interests of the Company or our stockholders to impose rigid requirements that would restrict our flexibility to adapt performance metrics and performance targets to changing market conditions and, in turn, hinder our ability to retain, attract and motivate talented executives. We believe that the changes we have made to the Company’s long-term incentive program for the CEO and other senior executives are responsive to both evolving best practices and the concerns expressed by the Company’s stockholders.

The proposal could place the Company at a disadvantage when competing for executive talent.

The proposal could place the Company at a competitive disadvantage with respect to most peer retail companies and other companies with which the Company competes for executive talent. These other companies have not adopted the rigid policy advocated by the proponent. To stay competitive with these companies and recruit the best talent, we must have flexibility to continually provide compensation opportunities that reflect our executives’ individual skills and experience and that are commensurate with the management of an organization of our size, scope and complexity. In that regard, subject to the criteria set forth in our stockholder-approved plans, our Compensation Committee must be able to determine the performance metrics and performance targets that are appropriate at particular points in time. Further, our Compensation Committee must have the flexibility to design, and revise over time, an effective and competitive equity compensation program that takes into account and addresses factors and circumstances particular to our strategy in order to advance the objective of our executive compensation program of driving performance to create long-term stockholder value.

The proposal restricts the Compensation Committee’s ability to exercise its fiduciary duties and business judgment in the best interests of the Company and its stockholders.

A core responsibility of our Compensation Committee, which is composed entirely of independent directors, is to consider and determine the compensation of our executives. Implementation of the proposal would significantly restrict the ability of the Compensation Committee to perform this function in the manner it believes serves the best interests of our stockholders and advances the objectives of our executive compensation program.

The Board believes that the Compensation Committee must have the flexibility to respond to changing conditions in the Company’s competitive market and in the Company itself, including the authority to use different performance metrics and set performance targets applicable to performance-based equity awards in order to align the incentives of our NEOs with the specific strategic goals of the Company at any given time. Congress and the IRS, in adopting Section 162(m) and its related rules, recognized the traditional role of the board of directors in taking specific actions under more general guidelines from a company’s stockholders.

The proposal is impractical and would be unduly burdensome on the Company.

Setting performance metrics too far in advance, as would be required under the proposal, would remove the Compensation Committee’s ability to closely tie our performance-vested equity grants to the Company’s strategic goals. Consequently, performance objectives could become less narrowly tailored in order to account for future uncertainty, or the Company might be tied to outdated performance metrics that are no longer aligned with its current objectives. Similarly, annual approval would require the dedication of significant and unnecessary time and expense for the Company. Moreover, because the timing of stockholder meetings does not generally coincide with the Company’s decisions regarding equity awards to its employees (made in the first quarter of the year, as required for performance-based awards), obtaining stockholder approval would be difficult and costly, if not impossible. Deferring those decisions until after the annual meeting or making them contingent on stockholder approval would put the Company at a competitive disadvantage for recruiting and retaining talent. The proposal would also restrict the Compensation Committee’s ability to tie equity grants to metrics that contain confidential or proprietary information, even if such metrics are the most appropriate measures to properly incentivize employee performance.

For the reasons stated above, the Board believes that our current processes and procedures for establishing the performance standards applicable to equity awards made to our NEOs serve the best interests of our stockholders, advance the objectives of our executive compensation program and are consistent with peer company practices. Implementation of the proposal would interfere with the legitimate objectives of our executive compensation program to attract, retain and motivate highly qualified executive officers in order to enhance long-term stockholder value.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, IF IT IS PROPERLY PRESENTED FOR CONSIDERATION AT THE ANNUAL MEETING.

Required Vote

The approval of this proposal requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal.

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING “PROXY ACCESS”

The Company expects the following stockholder proposal to be presented for consideration at the Annual Meeting. The proposal quoted below and the Supporting Statement quoted below were submitted by: (1) the Comptroller of the City of New York in its capacity as the custodian and a trustee of (a) the New York City Employees’ Retirement System, which was reported to have held 50,502 shares of Common Stock as of January 8, 2014, (b) the New York City Fire Department Pension Fund, which was reported to have held 4,893 shares of Common Stock as of January 8, 2014, (c) the New York City Teachers’ Retirement System, which was reported to have held 75,139 shares of Common Stock as of January 8, 2014 and (d) the New York City Police Pension Fund, which was reported to have held 19,382 shares of Common Stock as of January 8, 2014; (2) the Comptroller of the City of New York in its capacity as the custodian of the New York City Board of Education Retirement System, which was reported to have held 8,239 shares of Common Stock as of January 8, 2014; (3) The City of Philadelphia Public Employees Retirement System, which was reported to have held 1,140 shares of Common Stock as of January 15, 2014; and (4) the Connecticut Retirement Plans and Trust Funds, which was reported to have held 17,500 shares of Common Stock as of January 16, 2014.

The proposal is set forth below. The Company accepts no responsibility for the accuracy of the proposal or the supporting statement of the proponents.

RESOLVED: Shareholders of Abercrombie & Fitch Co. (“Abercrombie”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require Abercrombie to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. Abercrombie shall allow shareholders to vote on such nominee on Abercrombie’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This bylaw, which shall supplement existing rights under Abercrombie’s bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of Abercrombie’s outstanding common stock continuously for at least three years before the nomination is submitted;

b)	give Abercrombie written notice within the time period identified in its bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including consent to being named in the proxy materials and to serving as a director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with Abercrombie shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than Abercrombie’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Abercrombie.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe long-term shareholders should have a meaningful voice in electing directors. The case for Abercrombie is compelling:

•	Total shareholder returns have substantially underperformed the S&P 500 and industry peers over the past one, three and five years.

•

The board has repeatedly granted excessive CEO compensation despite the company’s poor operating and share price performance, leading shareowners to reject management’s say-on-pay proposal in both 2012 and 2013.

•	Average tenure of Abercrombie’s eight non-executive directors will exceed eight years in 2014, including four directors with at least 11 years’ tenure.

•	Succession planning has been inadequate.

The proposed bylaw is designed to make it easier for substantial, long-term shareholders to nominate and help elect genuinely independent directors without the risk of facilitating a disruptive change in control.

We urge shareholders to vote FOR this proposal.

The Company’s Response

The Board has carefully considered the proposal submitted by the proponents and believes that its adoption is not in the best interests of the Company and its stockholders. The Board recommends that you vote against this proposal because it ignores the effective voice stockholders already have, undercuts the critical role of the independent Nominating and Board Governance Committee, and would introduce an unnecessary and potentially destabilizing, Company-financed dynamic into the Board election process. In short, the proposal advances a solution for a problem that does not exist at our Company, and does so at the risk of considerable harm to our Company.

The proposal advances a solution for a problem that does not exist at our Company.

Our corporate governance policies and practices ensure that the Board is accountable to stockholders. For example:

•	Beginning at the 2014 annual meeting, all directors will be elected annually;

•	Directors are elected by a majority vote standard with a requirement that any director who fails to receive the requisite number of votes to be elected must offer to resign; and

•	We have an independent, non-executive Chairman of the Board and ten of our 12 Board members are independent, three of whom have been added this year.

In addition to accountability, our governance policies and practices provide stockholders with the ability to effectively voice their opinions to the Board. Our stockholders are able to:

•	Propose director nominees to the Nominating and Board Governance Committee;

•	Communicate directly with any director (including our independent Chairman), Board committee or the full Board; and

•	Submit proposals for consideration at an annual meeting and for inclusion in the Company’s proxy statement for that meeting, subject to certain conditions and the rules and regulations of the SEC.

We are committed to fostering open and honest dialogue with our stockholders and to continually improving our corporate governance practices. As part of these efforts, in the past year alone, the Company has added three new independent directors, split the Chairman of the Board and CEO roles and accelerated the expiration of the Company’s stockholder rights plan. The Board believes that the Company’s existing corporate governance policies provide the appropriate balance between ensuring Board accountability to stockholders and enabling the Board to effectively oversee the Company’s business and affairs for the long-term benefit of stockholders.

The proposal would undermine the important role of the independent Nominating and Board Governance Committee.

Allowing stockholders to nominate competing candidates for director in our proxy statement would seriously undercut the role of the independent Nominating and Board Governance Committee and our Board in one of the most crucial elements of corporate governance, the election of directors. An effective board of directors is composed of individuals with a diverse and complementary blend of experiences, skills and perspectives. Our independent Nominating and Board Governance Committee and our Board are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board of Directors that operates openly and collaboratively and represents the interests of all stockholders, not just those with special interests.

•

The Nominating and Board Governance Committee, which is comprised entirely of independent, non-management directors who owe fiduciary duties to act in the best interests of all stockholders, has developed criteria and a process for identifying and recommending director candidates for election by our stockholders, which are described in our Corporate Governance Guidelines and discussed above under “Director Nominations” beginning on page 41.

•

As part of this process, stockholders can recommend prospective director candidates for the Nominating and Board Governance Committee’s consideration as discussed above under “Director Nominations” beginning on page 41 and “Director Qualifications and Consideration of Director Candidates” beginning on page 40. Nominees proposed by stockholders for the Nominating and Board Governance

Committee’s consideration are evaluated and considered in the same manner as a nominee recommended by a Board member, management, search firm or other source.

This process is carefully designed to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board of Directors. The Nominating and Board Governance Committee also carefully reviews and considers the independence of potential nominees. Stockholders already have a voice in this process and the ability to nominate potential directors for consideration by the Nominating and Board Governance Committee. Through this process, we believe that our Nominating and Board Governance Committee and Board achieve the optimal balance of directors and best serve the Company and all of our stockholders.

This proxy access proposal would enable a holder or groups of holders of as little as 3% of our outstanding shares to completely bypass this process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by the Board, fail to contribute to the desired mix of perspectives, or fail to represent the interests of stockholders as a whole.

The proposal could have a number of other significant adverse consequences.

The Board believes that proxy access may have a number of significant adverse consequences and could harm our Company, Board and stockholders by:

•

Lowering the Commitment Necessary of Stockholders Seeking to Influence Corporate Control. In the absence of proxy access, the playing field is level, in that a stockholder seeking to elect its own nominee to the Board of Directors would, like the Company, need to undertake the expense of soliciting proxies on its nominee’s behalf. This additional cost is beneficial to other stockholders and the Company because it guarantees that the nominating stockholder will have “skin in the game” and be serious about its intentions with respect to the Company. For a stockholder owning 3% of the outstanding shares of the Company (which at the price of our shares on April 30, 2014, would have represented approximately $80,256,000 worth of shares), the cost of undertaking its own proxy solicitation likely would not be prohibitive, but it also would not be an undertaking taken lightly. This balance is important to the corporate electoral process because it increases the likelihood that those stockholders who are seeking to influence decision-making at the Board level are serious about their involvement in the future of the Company and are willing to “put their money where their mouth is” when asking the Company and other stockholders to give them a significant role in the oversight and direction of the business.

•

Encouraging Short-Termism. The Board believes that dealing with contested elections every year would not only be highly distracting to the Board and management, but could also encourage a short-term focus to the management of the business that would not be in the interests of our stockholders. Encouraging short-termism and distracting the Board and management from their responsibilities are very high costs to pay for a regime for which there is not a demonstrated need.

•

Increasing the Influence of Special Interest Groups. Proxy access allows a stockholder with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all stockholders, creating the risk of politicizing the Board election process at virtually no cost to the proponent. The election of a stockholder-nominated director via the proposed proxy access process, particularly one representing a narrow interest, risks disrupting the Board of Directors and preventing the Board from effectively promoting the long-term interests of all stockholders.

•

Significantly Disrupting Company and Board Operations. With proxy access, contested director elections could become routine. Divisive proxy contests could occur every year and substantially disrupt Company affairs and the effective functioning of our Board without adding significant value to the current process. This could harm us in various ways, including the potential for high annual turnover leading to an inexperienced board that lacks sufficient knowledge and understanding of our current and past business to provide meaningful and effective oversight of our operations and long-term strategies, as well as the potential “balkanization” of the board through the creation of board factions that could lead to dissension and delay. Abrupt changes in the composition of our Board could impair our ability to develop, refine, monitor and execute our long-term plans. In addition, our management and directors would be required to divert their time from managing and overseeing Company business to focusing on proxy contests in the election of directors. Indeed, in 2011, the SEC tried to implement proxy access, only to have the U.S. federal court of appeals overturn it precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail (and the SEC still has not done so).

•

Discouraging Highly Qualified Director Candidates from Serving. The prospect of routinely standing for election in a contested situation may deter highly qualified individuals from Board service. The prospect of a perennial campaign also may cause incumbent directors to become excessively risk averse, thereby impairing their ability to provide sound and prudent guidance with respect to our operations and interests. Under the process overseen by the Nominating and Board Governance Committee, we currently have a well-functioning team of directors with a diverse range of expertise and experience.

The Board believes that the current measures the Company employs for the nomination and election of members of the Board of Directors have led to a Board that is responsive to stockholder input and promotes a strategy of long-term value creation. Disruption of the Board’s functioning could adversely affect the pursuit of our long-term strategy and put stockholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary, involves the risk of considerable harm to our Company and is not in the best interests of our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST”

THIS STOCKHOLDER PROPOSAL, IF IT IS PROPERLY PRESENTED FOR

CONSIDERATION AT THE ANNUAL MEETING.

Required Vote

The approval of this proposal requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder of the Company seeking to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be considered for inclusion in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders, must submit the proposal in accordance with Rule 14a-8 and deliver it to the Company at the address set forth below no later than the close of business on January 13, 2015. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in the Company’s proxy statement for the 2015 Annual Meeting.

Stockholders of the Company seeking to bring business before the 2015 Annual Meeting of Stockholders outside of Rule 14a-8 under the Exchange Act, or to nominate candidates for election as directors at the 2015 Annual Meeting, must provide timely written notice to the Company and comply with certain other requirements specified in the Company’s Amended and Restated Bylaws. The notice of a proposing stockholder must be in writing and delivered in person or by United States certified mail, postage prepaid, and received by the Secretary of the Company, at the address set forth below, not less than 120 days nor more than 150 days prior to the June 19, 2015 anniversary date of this year’s Annual Meeting. As a result, notices with respect to proposed business outside of Rule 14a-8 under the Exchange Act, or nominations for director, for the 2015 Annual Meeting of Stockholders must be received no earlier than the close of business on January 20, 2015 and not later than the close of business on February 19, 2015. The notice requirements applicable to nominations are described above in the section captioned “PROPOSAL 1 — ELECTION OF DIRECTORS — Director Nominations” beginning on page 41.

Under Section 1.09 of the Company’s Amended and Restated Bylaws, a stockholder wishing to bring business (other than nominations for election to the Board of Directors) before the 2015 Annual Meeting of Stockholders must be a stockholder of record on both the date of the giving of the required notice of proposed business and the record date for determining the stockholders entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders.

The notice to be submitted by a proposing stockholder must include the following information:

•

as to each matter the stockholder proposes to bring before the 2015 Annual Meeting of Stockholders (other than nominations for election to the Board of Directors), a brief description of the business desired to be brought before the 2015 Annual Meeting of Stockholders, including the complete text of any resolutions to be presented and the reason for conducting such business at the 2015 Annual Meeting of Stockholders

•	as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made:

•	the name and address of each such person

•

(A) the class and number of all shares of the Company owned beneficially or of record by such person and any affiliates or associates of such person; (B) the name of each nominee holder of shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of the Company held by each such nominee holder; (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to the stock of the Company; and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company

•

a description of all agreements, arrangements or understandings (written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person

•	a representation that the stockholder giving notice intends to appear in person or by proxy at the 2015 Annual Meeting of Stockholders to bring the business described in its notice

•

any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person pursuant to the SEC’s proxy rules

Proposals by stockholders intended to be presented at the 2015 Annual Meeting of Stockholders and/or considered for inclusion in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders should be delivered or mailed to Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Corporate Secretary.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of this Proxy Statement and one copy of our Annual Report on Form 10-K for Fiscal 2013 are being delivered to multiple registered stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate copy of our Annual Report on Form 10-K for Fiscal 2013 and/or a separate copy of this Proxy Statement, or have questions regarding the householding process, may contact the Company’s transfer agent: American Stock Transfer & Trust Company, LLC, by calling 1-800-937-5449, or by forwarding a written request addressed to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Promptly upon request, a separate copy of our Annual Report on Form 10-K for Fiscal 2013 and/or a separate copy of this Proxy Statement will be sent. By contacting American Stock Transfer & Trust Company, LLC, registered stockholders sharing an address can also (i) notify the Company that the registered stockholders wish to receive separate annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokers, brokerage firms, broker/dealers, banks and other holders of record have also instituted “householding” (delivery of one copy of materials to multiple stockholders who share an address). If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, you may have received householding information from your broker, brokerage firm, broker/dealer, bank or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report on Form 10-K for Fiscal 2013 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

FORWARD-LOOKING STATEMENTS

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Proxy Statement or made by us, our management or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which may be beyond our control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements.

The following factors could affect our financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements:

•

changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity;

•	changing fashion trends and consumer preferences, and the ability to manage our inventory commensurate with customer demand, could adversely impact our sales levels and profitability;

•	fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs;

•

a significant component of our growth strategy is international expansion, which requires significant capital investment, adds complexity to our operations and may strain our resources and adversely impact current store performance;

•

our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations;

•

we have increased the focus of our growth strategy on direct-to-consumer sales channels, the failure to successfully develop our position in these channels could have an adverse impact on our results of operations;

•	our direct-to-consumer operations are subject to numerous risks that could adversely impact sales;

•	failure to successfully implement certain growth initiatives may have a material adverse effect on our financial condition or results of operations;

•	fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations;

•	our business could suffer if our information technology systems are disrupted or cease to operate effectively;

•	comparable sales, including direct-to-consumer, may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock;

•	extreme weather condition may negatively impact our results of operations;

•	our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours;

•	our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located;

•	our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns;

•	our failure to protect our reputation could have a material adverse effect on our brands;

•	we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business;

•	interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and could increase our costs;

•	in a number of our European stores, associates are represented by workers’ councils and unions, whose demands could adversely affect our profitability or operating standards for our brands;

•	we depend upon independent third parties for the manufacture and delivery of all our merchandise;

•

our reliance on two distribution centers domestically and three third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers;

•

we rely on third-party vendors as well as other third-party arrangements for many aspects of our business, failure to successfully manage these relationships could negatively impact our results of operations or expose us to liability for the actions of third-party vendors acting on our behalf;

•	we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues;

•

our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results;

•	our litigation exposure could have a material adverse effect on our financial condition and results of operations;

•	our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets;

•	a currently threatened proxy fight and any other actions of activist stockholders could have a negative effect on our business;

•	fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results;

•	the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition;

•

our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results;

•	operating results and cash flows at the store level may cause us to incur impairment charges;

•

we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply;

•	changes in the regulatory or compliance landscape could adversely affect our business and results of operations;

•	our unsecured Amended and Restated Credit Agreement and our Term Loan Agreement include financial and other covenants that impose restrictions on our financial and business operations;

•	compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results;

•	our inability to implement our long-term strategic plan could have a negative impact on our growth and profitability; and

•	our estimates of the expenses that we may incur in connection with the closures of the Gilly Hicks stores could prove to be inaccurate.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action by the stockholders at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter requiring a vote of the stockholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment, to the extent permitted under applicable law.

It is important that your form of proxy be submitted promptly. If you do not expect to attend the Annual Meeting in person, please complete, date, sign and return the accompanying form of proxy in the self-addressed envelope furnished herewith or vote through the Internet or by telephone in accordance with the instructions on the accompanying form of proxy.

If you have any questions or require any assistance with voting your shares, please contact Innisfree M&A Incorporated, toll-free, at (877) 750-9499.

May 13, 2014	By Order of the Board of Directors,

Robert E. Bostrom

Senior Vice President, General Counsel and Corporate Secretary

ABERCROMBIE & FITCH CO. P.O. BOX 182168 COLUMBUS, OH 43218

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, on June 18, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Abercrombie & Fitch Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and Notices of Internet Availability of Proxy Materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically for future meetings.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, on June 18, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M75152-P50034 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABERCROMBIE & FITCH CO.

A. Election of Directors
The Board of Directors recommends you vote “FOR” the election of each of the following nominees:
	For	Against	Abstain

1a. James B. Bachmann	☐	☐	☐
1b. Bonnie R. Brooks	☐	☐	☐	B.	Proposals
1c. Terry L. Burman	☐	☐	☐	The Board of Directors recommends you vote “FOR” the advisory resolution to approve executive compensation under Item2, and “FOR” the proposal in Item 3:		For	Against	Abstain
1d. Sarah M. Gallagher	☐	☐	☐
1e. Michael E. Greenlees	☐	☐	☐	2.	Advisory resolution to approve executive compensation.	☐	☐	☐
1f. Archie M. Griffin	☐	☐	☐	3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2015.	☐	☐	☐
1g. Michael S. Jeffries	☐	☐	☐
1h. Arthur C. Martinez	☐	☐	☐	C.	Stockholder Proposals
1i. Diane L. Neal	☐	☐	☐	The Board of Directors recommends you vote “AGAINST” each of the following proposals:		For	Against	Abstain
1j. Charles R. Perrin	☐	☐	☐	4.

Stockholder proposal on adoption of a policy regarding accelerated vesting of equity awards of named executive officers upon a change of control, if the stockholder proposal is properly presented at the Annual Meeting.

						☐	☐	☐
1k. Stephanie M. Shern	☐	☐	☐
1l. Craig R. Stapleton	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.			☐	5.	Stockholder proposal regarding adoption of a “Specific Performance Policy”, if the stockholder proposal is properly presented at the Annual Meeting.	☐	☐	☐
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No		6.	Stockholder proposal regarding “Proxy Access”, if the stockholder proposal is properly presented at the Annual Meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation, partnership or other entity, please sign in full entity name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Abercrombie & Fitch Co. to be Held on June 19, 2014: Abercrombie & Fitch Co.’s Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 1, 2014 are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

M75153-P50034

ABERCROMBIE & FITCH CO.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 19, 2014

The undersigned holder(s) of shares of Class A Common Stock of Abercrombie & Fitch Co. (the “Company”) hereby constitute(s) and appoint(s) Michael S. Jeffries and Robert E. Bostrom, or either of them, the proxy or proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Stockholders of the Company to be held on Thursday, June 19, 2014, at the Company’s home office located at 6301 Fitch Path, New Albany, Ohio 43054, at 10:00 a.m., Eastern Daylight Saving Time, and to vote all of the shares which the undersigned is entitled to vote at such Annual Meeting as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such shares with discretionary authority on all other business that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner you specify. If no specification is made, except in the case of broker non-votes, the proxies will vote “FOR” the election of each of the director nominees listed in Item 1, “FOR” the advisory resolution to approve executive compensation under Item 2, “FOR” the proposal in Item 3 and “AGAINST” the proposals in Items 4, 5 and 6 and in accordance with the recommendations of the Company’s Board of Directors. All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 19, 2014 meeting and the Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed and dated on reverse side